                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-108632

[NARROWSTEP LOGO]
PROSPECTUS

                                 Narrowstep Inc.
                                14,171,884 Shares
                   Common Stock, par value $0.000001 per share

This prospectus relates to 14,171,884 shares of our common stock being sold by existing selling stockholders. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. We will pay the expenses of registering the shares sold by the selling stockholders, which we estimate to be approximately $1,800,000.

Our common stock became eligible for quotation on the OTC Bulletin Board on August 4, 2005. The ticker symbol for our common stock is "NRWS". On October 31, 2005, the last quoted per share bid price of our common stock on the OTC Bulletin Board was $1.10. The selling stockholders may be deemed to be underwriters of the shares which they are offering.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD NOT PURCHASE SHARES OF OUR COMMON STOCK UNLESS YOU UNDERSTAND THE RISKS INVOLVED AND CAN AFFORD THE LOSS OF YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is November 18, 2005.

                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----

Prospectus Summary .......................................................     1
Risk Factors..............................................................     3
Special Note Regarding Forward-Looking Statements.........................    10
Use of Proceeds ..........................................................    11
Dividend Policy ..........................................................    11
Selected Consolidated Financial Data......................................    12
Management's Discussion and Analysis of Financial Condition and
  Results of Operation....................................................    15
Changes in Certifying Accountants.........................................    30
Corporate History ........................................................    31
Our Business..............................................................    32
Selling Stockholders .....................................................    44
Management................................................................    48
Related Party Transactions................................................    57
Principal Stockholders....................................................    59
Description of Capital Stock..............................................    61
Trading Market for Our Shares ............................................    65
Outstanding Shares and Shares that may be Sold in the Future..............    66
Where You Can Find More Information.......................................    67
Plan of Distribution......................................................    68
Legal Matters.............................................................    69
Experts...................................................................    69
Index to Financial Statements.............................................   F-1
Consolidated Financial Statements of Narrowstep Inc.......................   F-2

================================================================================

"Narrowstep," "narrowstep.com," "TV Station in a Box", "High.TV", "Vlipsync Encoder," "Mediaserver," "Channelserver," "Adserver," "Narrowstep Player," "Paygate," "Mobileplayer," "Storeserver," "Statserver," "DownloadServer," "UploadServer," "TelVOS," and the Narrowstep logo are trademarks of Narrowstep. All other trade names and trademarks referred to in this prospectus are the property of their respective owners.

================================================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS KEY INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER IN MAKING YOUR INVESTMENT DECISION. YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS DISCUSSED IN "RISK FACTORS."

OUR BUSINESS

Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace where we, for our customers, distribute channels of video-based content and provide related services, over the internet. Our system, which we have termed the Television Operating System - TelVOS (formerly "TV Station in a Box"), enables comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach new and untapped audiences by "narrowcasting" - targeting delivery of specific content to interested groups. We believe narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, microcharging and/or ecommerce.

THE OFFERING

Common stock being offered by existing selling stockholders     14,171,884

Common stock outstanding as of October 17, 2005                 32,718,137

Our common stock became eligible for quotation on the OTC Bulletin Board on August 4, 2005. The ticker symbol for our common stock is "NRWS". On October 31, 2005, the last quoted per share bid price of our common stock on the OTC Bulletin Board was $1.10. The selling stockholders may be deemed to be underwriters of the shares which they are offering.

Principal Executive Offices and Corporate Structure

Narrowstep Inc. is a Delaware corporation whose principal executive offices are located at 60 Parsons Green Lane, London SW6 4HU, United Kingdom and our telephone number is 011.44.20.7731.4242. Narrowstep Inc. was incorporated on May 9, 2002 and is the parent corporation of three wholly-owned subsidiaries:

        o NARROWSTEP LTD., the operating company for the provision of narrowcasting, which was incorporated on April 9, 2002 under the laws of England and Wales;

        o SPORTSHOWS TELEVISION LTD., which produces video programs and other video based content, was incorporated on March 1, 1994 under the laws of England and Wales; and

        o HIGH TELEVISION LTD., a corporation incorporated under the laws of England and Wales on July 18, 2002, to protect certain intellectual property rights to our internet channel High.TV.

Unless the context otherwise requires, the terms "we," "our" or "us" as used herein refer to Narrowstep Inc. and its subsidiaries.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial data should be read in conjunction with our Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The summary consolidated financial data for the six months ended August 31, 2005 and 2004 and at August 31, 2005 are derived from our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. The summary consolidated financial data for the years ended February 28, 2005 and February 29, 2004 and at February 28, 2005 are derived from our audited Consolidated Financial Statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, our independent registered public accounting firm, and whose opinion thereon contains an explanatory paragraph which expresses substantial doubt about our ability to continue as a going concern.

------------------------------------------ ------------------- ------------------- ------------------- ------------------
                                            SIX MONTHS ENDED    SIX MONTHS ENDED       YEAR ENDED         YEAR ENDED
                                            AUGUST 31, 2005     AUGUST 31, 2004     FEBRUARY 28, 2005   FEBRUARY 29, 2004
                                                   $                   $                   $                   $
========================================== =================== =================== =================== ===================
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Total revenue                                       1,110,236             788,591           1,375,613            520,760
Total costs of revenue                                527,893             383,242             794,683            324,601
Gross profit                                          582,343             405,349             580,930            196,159
Loss from operations                               (1,954,772)         (1,958,892)         (4,596,347)        (3,216,978)
Net loss                                           (1,977,312)         (1,960,039)         (4,605,056)        (3,231,796)
Net loss per share - basic and diluted                 $(0.06)             $(0.07)             $(0.16)            $(0.17)
Weighted-average number of shares                  30,878,929          27,329,750          28,124,781         19,131,154
outstanding, basic and diluted
------------------------------------------ ------------------- ------------------- ------------------- ------------------

--------------------------------------------------------------------------------
                                         AUGUST 31, 2005     FEBRUARY 28, 2005
                                                $                    $
================================================================================
CONSOLIDATED BALANCE SHEET DATA:
          Cash and cash equivalents               561,837                58,791
          Net current liabilities                (131,831)             (877,883)
          Total assets                          2,919,404             2,576,673
          Total stockholders' equity            1,691,635             1,133,734
--------------------------------------------------------------------------------

                                  RISK FACTORS

The shares offered hereby are speculative and involve a high degree of risk. The following is a description of what we consider our key challenges and risks. If any of the risks or uncertainties described below actually occurs, our business, financial condition or operating results could be materially harmed. You should carefully consider the following risk factors, the discussion under the caption "Special Note Regarding Forward-Looking Statements," on page 10 and the other information in this prospectus before buying or selling any of our shares.

RISK RELATED TO OUR BUSINESS

WE HAVE A BRIEF OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND PREDICT OUR SUCCESS.

Narrowstep was incorporated as a start-up business on May 9, 2002. As a result, we have a brief operating history upon which you can evaluate our business and prospects. Our historical results of operations are limited, so they may not give you an accurate indication of our future results of operations or prospects. We are in an early stage of operations and we face risks and uncertainties relating to our ability to successfully implement our business strategy. Our prospects must be considered in light of these risks and the expenses and difficulties frequently encountered in new and rapidly evolving businesses, such as internet-based video content. These difficulties can include:

        o       commercializing new technology;

        o       educating the market;

        o       finding early adopters;

        o       getting large customers to try the product;

        o developing and enhancing software products with limited resources;

        o       hiring and maintaining key employees with the correct skills;

        o       the time and effort needed to market the company and products;

        o       integrating systems and infrastructure;

        o       setting up and working effective channels of distribution; and

        o       capital raising to fund operations through to breakeven.

We may not be successful in meeting the challenges we face. If we are unable to do so, our business will not be successful and the value of your investment in Narrowstep will decline.

WE HAVE A HISTORY OF LOSSES, ARE NOT CURRENTLY PROFITABLE AND ANTICIPATE FUTURE LOSSES.

Our operating losses have exceeded our revenue in each quarter since inception. We had an accumulated deficit of approximately $10.18 million as of August 31, 2005 and a net loss of approximately $1.98 million (which includes a $403,000 stock compensation charge) for the six months ended August 31, 2005 and $4.61 million (which includes a $790,000 stock compensation charge and a $740,000 goodwill impairment charge) for the year ended February 28, 2005. Although our revenues have grown significantly since 2002, this growth may not be sustainable or indicative of future results of operations. We intend to continue to invest in internal expansion, infrastructure, strategic acquisitions, integration of any acquired companies into our existing operations, and our sales and marketing efforts. We cannot be certain when we will operate profitably, if ever. Ernst & Young LLP, our independent registered public accounting firm, have included an explanatory paragraph in their audit opinion on our consolidated financial statements in which they express substantial doubt about our ability to continue as a going concern.

IF WE FAIL TO ESTABLISH AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH WOULD HARM OUR BUSINESS AND THE PRICE OF OUR STOCK.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. On June 30, 2005, in connection with its audit of our financial statements for the year ended February 28, 2005, Ernst & Young LLP, our independent registered public accounting firm, informed us and our Audit Committee of certain deficiencies in our internal controls over financial reporting that they considered to be material weaknesses and significant deficiencies. The material weaknesses are as follows:

        o No control is in place to ensure that revenue is recognized only when there is evidence of a contract or arrangement and proof of service delivery.

        o No control is in place to ensure adequate accrual is made for all goods and services received in a period but not invoiced.

        o No control is in place to reconcile on a monthly basis all control accounts and to correct errors as they are detected.

        o No control is in place to ensure that time spent to support the capitalization of software development costs is recorded and that projects are segregated into major enhancements and improvements.

        o There are not adequate resources to ensure a timely and accurate financial statement closing, preparation and reporting process.

Inferior internal controls could harm our operating results or cause us to fail to meet our reporting obligations and could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the price of our stock.

IF THE INTERNET-BASED VIDEO CONTENT MARKET DOES NOT GROW, WE WILL NOT BE SUCCESSFUL.

The market for our products and services is new and rapidly evolving. As a company in the internet-based video content delivery field, our business model is based on an expectation that demand for internet-based video content will increase significantly and compete with more traditional methods of television broadcasting. There can be no assurance that there is a substantial market for the services we offer. If this market does not grow, we will not be able to achieve meaningful revenues and our business will fail.

IF HIGH-SPEED INTERNET ACCESS WITH VIDEO VIEWING CAPABILITY IS NOT SUCCESSFULLY ADOPTED GLOBALLY, THERE WILL BE LITTLE DEMAND FOR OUR PRODUCTS AND SERVICES.

The success of our business is dependent upon extensive use of the internet. The video content we deliver is best viewed over a high-speed internet connection. We believe increased internet use may depend on the availability of greater bandwidth or data transmission speeds or on other technological improvements, and we are largely dependent on third party companies to provide or facilitate these improvements. If networks cannot offer high-speed services because of congestion or other reasons, or if high-speed internet access fails to gain wide market acceptance, we believe there will be little demand for our products and services and our revenues may be insufficient to achieve and maintain profitability. The deployment of corporate firewalls may also restrict the growth and availability of streaming media services and adversely affect our business model by limiting access to the content broadcast through our service. Changes in content delivery methods and emergence of new internet access devices such as TV set-top boxes could dramatically change the market for streaming media products and services if new delivery methods or devices do not use streaming media or if they provide a more efficient method for transferring data than streaming media.

WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL IN THE FUTURE AND IF WE ARE UNABLE TO DO SO ON ACCEPTABLE TERMS, OR AT THE APPROPRIATE TIME, WE MAY NOT BE ABLE TO CONTINUE TO DEVELOP AND MARKET OUR PRODUCTS AND SERVICES, OR EVEN TO CONTINUE AS A GOING CONCERN.

We do not currently generate revenues sufficient to operate our business and do not believe we will do so in the foreseeable future. As a result, we must rely on our ability to raise capital from outside sources in order to continue operations in the long term. We will seek to raise additional capital through various financing alternatives, including equity or possibly debt financings or corporate partnering arrangements. However, we may not be able to raise additional needed capital on terms that are acceptable to us, or at all. If we do not receive an adequate amount of additional financing in the future, we may not have sufficient funds to further develop and market our products and services, or even to continue as a going concern. Ernst & Young LLP, our independent registered public accounting firm, have included an explanatory paragraph in their audit opinion on our consolidated financial statements in which they express substantial doubt about our ability to continue as a going concern.

IF WE ARE UNABLE TO CONTINUE DEVELOPMENT OF ONE OR MORE OF OUR PRODUCTS, OUR ENTIRE BUSINESS STRATEGY MAY BE UNSUCCESSFUL.

Our overall business strategy is dependent upon providing a complete solution structured around six separate core products: (i) Vlipsync Encoder, (ii) Mediaserver, (iii) Channelserver, (iv) Adserver, (v) Narrowstep Player and (vi) Paygate. Although these products are fully developed and deployed, we are continuing the development and improvement of these and other products and services necessary for our future growth. For example, we are developing DownloadServer to support file downloads, UploadServer to support content uploads and are continuing to enhance MobilePlayer, which supports video playout on mobile phones. We anticipate that the planned enhancements will take approximately 75% of the time of our Chief Technology Officer and support from three developers, at an approximate cost of $150,000, and will be completed in approximately six months. Development of any product, however, can be more expensive and time-consuming than originally planned, and face unexpected delays or problems. Any delays in development could cause significant additional expense, result in operating losses and lost corporate opportunities, and create significant marketing opportunities for competition. Because we are continuing to develop and improve at least six products, all of which are integral to our complete solution, the possibility of a problem is much greater than if we were developing only one product. Problems or delays in the continued development and deployment of any of our products could defeat our business strategy and substantially harm our prospects for future revenues.

IF AUDIO-VIDEO PLAYER SOFTWARE IS NOT READILY AVAILABLE, OUR PRODUCTS WILL NOT GAIN ACCEPTANCE.

To view our products, a viewer must have an audio-video player such as Microsoft Media Player. If free distribution of player software does not continue or player software becomes less accessible, the potential market for our products and services will not grow, which in turn would have an adverse effect on our revenues and ability to achieve and maintain profitability.

WE FACE SUBSTANTIAL COMPETITION AND IF WE ARE UNABLE TO COMPETE EFFECTIVELY, THE DEMAND FOR, OR THE PRICES OF, OUR PRODUCTS AND SERVICES MAY DECLINE.

We face numerous competitors both in the internet-based distribution market, and in the more traditional broadcasting arena. Many of these companies have substantially longer operating histories, significantly greater financial, marketing, manufacturing and technical expertise, and greater resources and name recognition than we do. If we fail to attain commercial acceptance of our products and services and to be competitive with these companies, we may not ever generate meaningful revenues. In addition, new companies may emerge at any time with products or services that are superior, or that the marketplace perceives are superior, to ours. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. We may not be able to compete effectively with any potential future competitors and the demand for, and prices of, our products and services may decline.

IF WE LOSE ONE OR MORE OF OUR MAJOR CLIENTS, ONE OR MORE OF OUR MAJOR PRODUCTION CONTRACTS, OR OUR ACCESS TO MAJOR SPORTING EVENTS, OUR REVENUES WILL DECLINE SUBSTANTIALLY.

For the six months ended August 31, 2005, our five largest clients accounted for approximately 54% of our revenue. The Swedish Match Tour is our largest client on an annual basis. Revenue from this client is seasonal in nature and varies from quarter to quarter. Revenue from The Swedish Match Tour accounted for 18% of our total revenue for the six months ended August 31, 2005, 18% of our total revenue for the fiscal year ended February 28, 2005 and approximately 30% of our total revenue for the fiscal year ended February 29, 2004. Our contract with The Swedish Match Tour will expire by its terms on December 31, 2005. We also currently have a contract to cover the Professional Windsurfers Association World Tour, which expires on December 31, 2005. The Professional Windsurfers Association World Tour accounted for approximately 12% of our total revenues for the six months ended August 31, 2005, approximately 10% of our total revenues for the fiscal year ended February 28, 2005 and less than 10% of our total revenues for the fiscal year ended February 28, 2004. There is no guarantee that either of these contracts will be renewed at the end of this period or what the terms of any such renewals will be. Glasgow City Council also accounted for approximately 13% of our total revenues for the six months ended August 31, 2005. In addition, continued access to sporting events for video recording and inclusion in television programs is not guaranteed and this may compromise our ability to provide production services successfully in the future. Production services accounted for approximately 62% of our total revenues for the fiscal year ended February 28, 2005 and 56% of our total revenues for the six months ended August 31, 2005. The loss of any of our major clients, a significant reduction in the scope of work provided for these clients, or loss of any of our major production services contracts or our event access would dramatically decrease our revenues.

IF WE ARE UNABLE TO OBTAIN AND MAINTAIN SUCCESSFUL RELATIONSHIPS WITH NETWORK OPERATORS, WE MAY NOT BE ABLE TO OBTAIN ADEQUATE DISTRIBUTION FOR THE INTERNET CHANNELS WE DELIVER.

We depend on network operators such as Teleglobe and Rackspace to distribute video over the internet and are currently negotiating partnerships with several leading network providers to provide additional hosting facilities and bandwidth. We may be unable to reach new agreements or extend existing agreements with these or other major network operators, and we may fail to establish new agreements with operators when necessary. These network operators may choose to compete with us, to enter into relationships with competitors, to change the terms on which they distribute our channels, including to increase their prices, or not to do business with us because of our size and lack of operating history. If we are unable to enter into ongoing agreements with major network operators on terms acceptable to us, we may not have adequate distribution for the internet channels we deliver.

IF CONTENT OWNERS DO NOT ADOPT INTERNET-BASED DELIVERY AS A MEANS FOR DISTRIBUTING THEIR CONTENT, WE MAY NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

The success of our business model is highly dependent on video content being available for distribution over the internet. Content owners may choose not to encode video libraries. If sufficient content is not available we may not generate sufficient revenues and our business may fail.

IF WE LOSE THE SERVICES OF OUR CHIEF EXECUTIVE OFFICER, CHIEF TECHNOLOGY OFFICER, CHIEF OPERATING OFFICER OR CHIEF FINANCIAL OFFICER, OUR BUSINESS MAY SUFFER.

We are heavily dependent upon the continued services of Iolo Jones, Chief Executive Officer, Jason Jack, Chief Technology Officer, Clifford Webb, Chief Operating Officer, and Steven Crowther, Chief Financial Officer. The loss of any one or more of these officers could seriously impede our success. We do not carry life insurance on the lives of any of these persons. One or more of these officers might resign and, subject to the noncompete provisions of their employment agreements, join a competitor or form a competing company and we might lose existing or potential clients. In the event that any of these persons becomes unavailable for any reason, our business may suffer.

THE INEXPERIENCE OF OUR MANAGEMENT TEAM MAY LIMIT THEIR EFFECTIVENESS IN OPERATING OUR BUSINESS.

Our management team has had limited experience in management positions. Only our Chairman, Peter Siddall, and our Chief Financial Officer, Steven Crowther, have ever held a senior managerial role at a major corporation. In addition, none of our management has extensive experience in overseeing the development of products including, but not limited to, making arrangements with developers, monitoring the development process, ensuring a smooth, timely flow of completed products and implementing reliable quality control procedures. The relative inexperience of our management in this area may negatively impact our ability to meet objectives and to operate our business.

AS A START-UP BUSINESS, WE MAY BE UNABLE TO ATTRACT AND RETAIN THE QUALIFIED TECHNICAL, SALES AND SUPPORT STAFF NECESSARY FOR OUR GROWTH.

Our ability to continue to develop and market our products and services is dependent upon our ability to identify, recruit, retain and motivate qualified personnel. As a start-up business, salaries for our employees are significantly below those of competitors in our industry and most of our existing employees are stockholders or are otherwise incentivized with periodic option grants. The low salaries and lack of assurance of our ability to secure additional funding may affect our efforts to recruit and retain additional personnel necessary to meet our growth targets. In addition, if we continue to issue additional equity in order to finance the business, future stock option grants may be less attractive to potential new hires and may not provide adequate motivation for existing personnel. If we are unable to hire and retain sufficient additional in-house personnel, we will be unable to complete development of our products and services, and our business will suffer.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY OR IF OUR INTELLECTUAL PROPERTY IS FOUND TO INFRINGE ANOTHER'S INTELLECTUAL PROPERTY, WE MAY BE UNABLE TO GENERATE REVENUES BASED ON OUR PRODUCTS.

We have not filed for any patents or registered copyrights relating to any of our products or services and we do not have any current plans to do so. We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our confidential and proprietary information, but this may not be sufficient to prevent third parties from infringing upon or designing around our intellectual property to develop a competing product. We cannot be sure that our technology will not infringe any third party's intellectual property. In the event that a third party either infringes upon our intellectual property or makes a claim that our products infringe upon its proprietary rights, we may not have sufficient financial or other resources to enforce our rights or to successfully defend against any claim. Any infringement of or by our intellectual property could restrict our ability to generate revenues from our products.

SYSTEM FAILURES AND/OR SECURITY RISKS MAY IMPAIR OUR OPERATIONS.

The core of our network infrastructure could be vulnerable to unforeseen computer problems. We may experience interruptions in service in the future as a result of the accidental or intentional actions of internet users, current and former employees or others. Unknown security risks may result in liability to Narrowstep and also may deter new clients from using our products and services. The security measures we implement may still be circumvented in the future, which could impair our operations and have a material adverse effect on our business.

IF WE ARE UNSUCCESSFUL IN INCREASING OUR SIMULTANEOUS VIEWER CAPACITY, WE WILL BE UNABLE TO HOST MAJOR LIVE EVENTS.

Our ability to be an attractive platform for live events requires us to support a number of simultaneous viewers. Adding the necessary network capacity to do so will be expensive, and we may not be able to do so successfully. If we are unable to expand capacity successfully and on acceptable terms, we will be unable to host major live events which may limit our market opportunities.

AS A THIRD-PARTY DISTRIBUTOR OF PROPRIETARY VIDEO CONTENT, WE ARE VULNERABLE TO CLAIMS OF BREACH OF CONTENT RIGHTS WHICH MAY HARM OUR BUSINESS.

As a third-party deliverer of proprietary video content, we rely on our clients to have the appropriate rights to use and distribute this content. If the rights of the content owners are contravened, knowingly or otherwise, or if a content owner claims their rights are contravened, we could be subject to substantial lawsuits which could be time-consuming and costly to defend and our reputation may be harmed for having delivered the content.

IF OUR PRODUCTION EQUIPMENT IS LOST, DAMAGED OR BECOMES OBSOLETE, WE MAY NOT BE ABLE TO REPLACE IT IN A TIMELY AND AFFORDABLE MANNER.

We use expensive video production equipment in connection with our production services. If the existing equipment is lost or damaged due to accident, theft or tampering, we may not be able to replace it at rates that are commercially viable or in time to meet our production deadlines. This equipment requires regular maintenance and replacement. We may not be able to upgrade or maintain the equipment at rates that are commercially viable.

IF ONLINE COMMERCE IS NOT SECURE, THIS LINE OF OUR BUSINESS MAY NOT BE
PROFITABLE.

Our ability to successfully offer ecommerce services depends upon our ability to transmit confidential information securely over public networks. Any compromise, or perceived compromise, of our ability to transmit confidential information securely, and costs associated with the prevention or elimination of such problems, could decrease or eliminate any potential for profitability in this line of our business.

FAILURE OF OUR ACQUISITION STRATEGY COULD CAUSE US TO LOSE MONEY.

Part of our operating strategy is to make strategic acquisitions to grow our business. If we pay too much for these acquisitions, experience problems integrating them with our business, or their services prove to be unprofitable, our revenues and profitability will suffer.

RISKS RELATED TO CONDUCTING BUSINESS OUTSIDE OF THE UNITED STATES MAY ADVERSELY IMPACT OUR BUSINESS.

We market and sell our products and services in Europe, Asia, the United States and Canada. As a result, we are subject to the normal risks of doing business abroad. Risks include unexpected changes in regulatory requirements, export and import restrictions, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, potential adverse tax consequences, exchange rate fluctuations, increased risks of piracy, limits on our ability to enforce our intellectual property rights, discontinuity of our infrastructures, subsidized competition from local nationalized providers and other legal and political risks. Such limitations and interruptions could have a material adverse effect on our business.

RISKS RELATED TO INVESTING IN SHARES

BECAUSE NO ACTIVE TRADING MARKET CURRENTLY EXISTS FOR OUR STOCK, YOU MAY BE UNABLE TO SELL THE SHARES.

There is presently no active trading market for our common stock and there can be no assurance that any trading market will develop. Although our common stock became eligible for quotation on the OTC Bulletin Board on August 4, 2005, only sporadic trading in our common stock has been reported on the OTC Bulletin Board as of October 31, 2005. Unless an active trading market for our common stock develops, it will be extremely difficult for a stockholder to dispose of his, her or its shares. In the event an active trading market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale. In addition, without an active trading market for our stock, the value of the shares will not be readily ascertainable and will be uncertain.

IF WE DO ANY ADDITIONAL EQUITY FINANCING, THE OWNERSHIP INTEREST OF OUR EXISTING INVESTORS WILL BE DILUTED.

We will need to raise additional capital in the future to continue development and marketing of our products and services. We anticipate that we may raise capital in the future by selling additional equity or financial instruments which are exchangeable or convertible into equity. Any future equity or equity-related financings will dilute the ownership interest of our existing stockholders.

BECAUSE OUR ASSETS, OFFICES AND OFFICERS AND DIRECTORS ARE LOCATED IN THE UNITED KINGDOM, IT MAY BE DIFFICULT TO PROCEED WITH AN ACTION, OR TO ENFORCE A JUDGMENT, AGAINST US.

Our primary offices and assets, and the majority of our officers and directors, are located exclusively in the United Kingdom. As a result, it may be difficult for stockholders located in the United States to pursue an action, or enforce a judgment against us, in the event of any litigation.

BECAUSE WE ARE SEEKING A LIMITED OFFERING QUALIFICATION IN CALIFORNIA, SALES OF THE SHARES WILL BE LIMITED IN CALIFORNIA.

We are seeking a limited offering qualification of the shares in California. The offering will be approved in California on the basis of such limited offering qualification where offers/sales can only be made to proposed California issuees based on their meeting certain suitability standards. The California Department of Corporations refers to and specified this standard as a "super suitability" standard of not less than (i) $250,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile) plus $65,000 gross annual income, (ii) $500,000 liquid net worth, (iii) $1,000,000 net worth (inclusive), or (iv) $200,000 gross annual income.

Because the offering will be approved in California on the basis of a limited offering qualification, we did not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements including, without limitation, in the discussions under the captions "Our Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and resulting illiquidity, dependence upon significant customers, inability to expand our business, government regulations, increased competition, changing customer preferences, stock illiquidity, failure to implement our business plans or strategies, and ineffectiveness of our marketing program and our acquisition opportunities. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under the caption "Risk Factors" and elsewhere in this prospectus.

Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. We disclaim any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise unless required to do so under applicable federal securities laws.

Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption "Risk Factors" in this prospectus, our financial statements and the related notes thereto in this prospectus, and other documents filed from time to time by Narrowstep with the Commission.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

                                 DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the board may deem relevant.

                      SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The selected consolidated financial data for the six months ended August 31, 2005 and 2004 and at August 31, 2005 are derived from our unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus. The selected consolidated financial data for the years ended February 28, 2005 and February 29, 2004 and at February 28, 2005 are derived from our audited Consolidated Financial Statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, our independent registered public accounting firm, and whose opinion thereon contains an explanatory paragraph which expresses substantial doubt about our ability to continue as a going concern.

                                           CONSOLIDATED STATEMENT OF OPERATIONS DATA

---------------------------------------------- ------------------- ------------------- ------------------- -------------------
                                                SIX MONTHS ENDED    SIX MONTHS ENDED      YEAR ENDED            YEAR ENDED
                                                 AUGUST 31,2005      AUGUST 31,2004    FEBRUARY 28, 2005    FEBRUARY 29, 2004
                                                       $                   $                    $                    $
============================================== =================== =================== =================== ===================
Revenue:
     Production services                                  626,471             396,829             858,552             234,992
   Narrowcasting and other (including                     483,765             391,762             517,061             285,768
   related party transactions of $0 for the
   six months ended August 31, 2005,
   $166,355 for the six months ended August
   31, 2004, $262,373 for the year ended
   February 28, 2005 and $141,654 for the
   year ended February 29, 2004)
---------------------------------------------- ------------------- ------------------- ------------------- -------------------
     Total revenue                                      1,110,236             788,591           1,375,613             520,760
---------------------------------------------- ------------------- ------------------- ------------------- -------------------

Cost of revenue:
    Direct costs                                          463,163             335,643             697,925             275,261
    Software amortization                                  64,730              47,599              96,758              49,340
---------------------------------------------- ------------------- ------------------- ------------------- -------------------
    Total costs of revenue                                527,893             383,242             794,683             324,601
---------------------------------------------- ------------------- ------------------- ------------------- -------------------

Gross profit                                              582,343             405,349             580,930             196,159
---------------------------------------------- ------------------- ------------------- ------------------- -------------------

Operating expenses:
Selling, general and administrative                     2,537,115           2,364,241           5,177,277           3,413,137
(including non-cash stock compensation
expense of $402,852 for the six months ended
August 31, 2005, $865,598 for the six months
ended August 31, 2004, $786,616 for the year
ended February 28, 2005 and $1,568,989 for
the year ended February 29, 2004)
---------------------------------------------- ------------------- ------------------- ------------------- -------------------
Total operating expenses                                2,537,115           2,364,241           5,177,277           3,413,137
---------------------------------------------- ------------------- ------------------- ------------------- -------------------
LOSS FROM OPERATIONS                                   (1,954,772)         (1,958,892)         (4,596,347)         (3,216,978)
---------------------------------------------- ------------------- ------------------- ------------------- -------------------
Other income                                                  350                 748               1,798               3,446
Exchange losses                                           (22,890)             (1,895)            (10,507)            (18,264)

---------------------------------------------- ------------------- ------------------- ------------------- -------------------
NET LOSS                                               (1,977,312)         (1,960,039)         (4,605,056)         (3,231,796)
============================================== =================== =================== =================== ===================
Net loss per share - basic and diluted                     $(0.06)             $(0.07)             $(0.16)             $(0.17)
Weighted-average number of shares                      30,878,929          27,329,750          28,124,781          19,131,154
outstanding, basic and diluted
---------------------------------------------- ------------------- ------------------- ------------------- -------------------

                                              CONSOLIDATED BALANCE SHEET DATA

-------------------------------------------------------------------------------------- ----------------- ----------------
                                                                                          AUGUST 31,      FEBRUARY 28,
                                                                                             2005             2005
                                                                                              $                 $
====================================================================================== ================= ================
ASSETS
Current assets:
          Cash and cash equivalents                                                             561,837           58,791
          Accounts  receivable,  net of allowance for doubtful accounts of $25,144 at           454,836          378,774
          August 31, 2005 and $43,305 at February 28, 2005
          Accounts  receivable  from related  parties,  net of allowance for doubtful                 -                -
          accounts of $231,707 at August 31, 2005 and $238,851 at February 28, 2005
          Prepaid expenses and other current assets                                              71,206           87,207
-------------------------------------------------------------------------------------- ----------------- ----------------
          Total current assets                                                                1,087,879          524,772
-------------------------------------------------------------------------------------- ----------------- ----------------

Property and equipment, net                                                                     350,826          551,499
Software development costs, net of accumulated amortization                                     188,787          187,333
Goodwill                                                                                      1,157,581        1,157,581
Intangible assets, net                                                                          134,331          155,488
-------------------------------------------------------------------------------------- ----------------- ----------------
TOTAL ASSETS                                                                                  2,919,404        2,576,673
====================================================================================== ================= ================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
          Accounts payable                                                                      580,599          447,381
          Net obligations under capital leases                                                   78,618          109,569
          Accrued expenses and other liabilities                                                560,493          845,705

          Total current liabilities                                                           1,219,710        1,402,655
-------------------------------------------------------------------------------------- ----------------- ----------------

Net obligations under capital leases - greater than 1 year                                        8,059           40,284
-------------------------------------------------------------------------------------- ----------------- ----------------
Total liabilities                                                                             1,227,769        1,442,939
-------------------------------------------------------------------------------------- ----------------- ----------------

STOCKHOLDERS' EQUITY:
          Common  stock,  $0.000001  par value  450,000,000  shares  authorized  with                32               30
          32,462,796  issued at August 31, 2005 and 30,375,740 issued at February 28,
          2005
          Additional paid-in capital                                                          9,941,256        8,111,046
          Deferred stock compensation                                                         1,937,513        1,212,531
          Accumulated deficit                                                              (10,181,594)      (8,204,282)
          Accumulated other comprehensive (loss)/income                                         (5,572)           14,409
-------------------------------------------------------------------------------------- ----------------- ----------------
          Total stockholders' equity                                                          1,691,635        1,133,734
-------------------------------------------------------------------------------------- ----------------- ----------------

-------------------------------------------------------------------------------------- ----------------- ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    2,919,404        2,576,673
====================================================================================== ================= ================

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

        YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, THE RELATED NOTES AND THE OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION MAY CONTAIN FORWARD-LOOKING STATEMENTS BASED UPON CURRENT BELIEFS OF MANAGEMENT AND EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS AND THE TIMING OF SELECTED EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

We provide our customers with technology that allows them to transmit video content over the internet to targeted audiences. Our services allow customers to format and manage content, create programming, transmit programming to specific audiences and create and manage subscription, pay-per-view and other revenue generation models. We also provide production services to customers, although we believe that revenue from production services will decline as a percentage of total revenues as our core "narrowcasting" services grow in importance.

We were initially incorporated as a Delaware corporation in May 2002. Our headquarters is in London, England. We also have a production facility in London and a small sales office in New York City. Approximately 80% of our total revenues for the six months ended August 31, 2005 was generated from customers in the United Kingdom and Europe, 19% of our total revenues during this period was generated from customers in the United States and the remaining 1% was generated from customers in Asia. We expect our revenues from sources in the United States to increase as we begin to focus more on revenue opportunities there.

From May 2002 until approximately March 2003, our efforts were focused on developing the technology necessary to enable customers to provide streams of video content over the internet, developing relationships with channel partners, such as broadband internet providers, developing our business strategy and revenue generation model, and hiring key employees.

In March 2003, we launched our flagship extreme sports channel, High.TV, as a "proof of concept" and demonstration of our narrowcasting capabilities. In November 2003, we acquired Sportshows Television Ltd., which enabled us to provide production services to customers interested in creating their own stations. In addition, we have completed development of our core technology modules, which allow customers to choose from a complete menu of complementary services to enable their distribution of video over the internet. Also, we have launched several additional channels which we host for clients, and have added to our infrastructure.

HOW WE GENERATE REVENUE

We generate revenue primarily from fees we charge for the use of our technology and related services for narrowcasting and from the sale of production services. Revenues from our narrowcasting activities include fees paid for the establishment and maintenance of channels, encoding and uploading of content, as well as the management of channels on behalf of clients. The cost charged depends on the level of service desired by the customer and typically ranges from $10,000 to $100,000. In addition, we charge a monthly license fee which ranges from $1,000 to $30,000 depending upon the range of features and capabilities being licensed and which covers the cost of support, maintenance, upgrades, content hosting (the storage of files on our network) and content delivery (the cost of bandwidth to deliver the content to the end viewer) for the individual account. For a fixed price, we also offer an evaluation license which allows a user to use most features of the system and to establish a channel and a player for a two month evaluation period. Revenues from production services include fees paid for the production, filming, editing and encoding of programs. We charge our clients on a time and expense basis for these services, typically on a project-by-project basis, although occasionally under longer term agreements.

38% of our revenues for the fiscal year ended February 28, 2005 came from our narrowcasting activities and 62% came from production services. 44% of our revenues for the six months ended August 31, 2005 came from narrowcasting and other services and 56% came from production services. We expect that production services revenues will begin to decline as a percentage of total revenues during the fiscal year ending February 28, 2006 as a result of the expected growth of our narrowcasting business. We anticipate that this growth will be offset to some extent in the second and third quarters of the fiscal year due to the seasonal peak of the production services business in these periods.

We expect that a majority of our revenues for the fiscal year ending February 28, 2006 will continue to consist of fees for narrowcasting and production services. As more channels are established and become commercially successful, however, we anticipate a shift in revenues by the end of the fiscal year ending February 28, 2006, so that income from revenue sharing arrangements under which we receive a portion (anticipated to be approximately 5% to 25%) of the revenues obtained by clients from the sale of advertising on their channels will represent an increasingly important source of revenues.

The Swedish Match Tour is our largest client on an annual basis. Revenue from this client is seasonal in nature and varies from quarter to quarter. Revenue from The Swedish Match Tour accounted for 18% of our total revenue for the six months ended August 31, 2005, 18% of our total revenue for the fiscal year ended February 28, 2005 and approximately 30% of our total revenue for the fiscal year ended February 29, 2004. Our agreement with The Swedish Match Tour will expire according to its terms on December 31, 2005.

KEY REVENUE DRIVERS AND CHALLENGES

We expect that demand for services like ours will be strong in the future as TV broadcasting continues to become more fragmented and content providers search for better ways to reach target audiences. We expect the proliferation of broadband internet access to continue and to provide additional impetus to our business as content providers seek to gain access to a greater number of viewers having broadband access. As we continue to grow and add clients, we expect revenues to increase not only from the licensing of our technology, but also from the revenue sharing models we will put into place. As our services obtain broader market acceptance, we believe that content providers will see our platform as a viable way to provide video content cheaply and to a more targeted audience than is possible with existing broadcast methods.

We face significant challenges as we seek to grow our business. Many of those challenges are detailed in the "Risk Factors" section of this prospectus. However, we have identified key challenges that must be met in order for our business to become successful:

        o       gain greater market acceptance for our products and services;

        o       develop effective means to obtain revenue from our technology;

        o enhance our sales and marketing capabilities to reach effectively a greater number of potential clients;

        o obtain a critical mass of clients that can provide a growing and stable revenue base;

        o establish the Narrowstep name as a valuable brand in the narrowcasting industry;

        o continue to improve our products and services to become and remain the leading supplier of narrowcasting technology and services;

        o assure continued access to sufficient bandwidth to provide services to clients on a cost-effective basis;

        o stay abreast of technological developments so we can remain a provider of state-of-the-art services; and

        o compete effectively with service providers who may have significantly greater resources than we do.

While we believe that we are well positioned to meet these challenges and those described elsewhere in this prospectus, no assurances can be given that we will be able to do so or that our business will ultimately be successful.

TRENDS IN OUR BUSINESS

As described above, we commenced operations in March 2003. Since that time we have launched our first in-house channel, finished the development of our core technology and acquired a production services business. Our revenues during fiscal year ended February 29, 2004 consisted primarily of fees from narrowcasting activities. The acquisition of Sportshows Television Ltd. also resulted in the generation of production services revenues during the last part of the fiscal year ended February 29, 2004.

During 2004, we completed the initial development of our product suite and began to focus primarily on the sale of licenses to use our narrowcasting products. We have added significantly to our customer base and expect growth in the number of clients using our products and services to continue to increase. We expect that revenues generated by our narrowcasting activities will increase as a percentage of total revenues for the fiscal year ending February 28, 2006 and that revenues from production services will correspondingly decline as a percentage of total revenues for that fiscal year. We also anticipate that we will begin to enter into revenue sharing arrangements with clients which we expect to be an increasingly important source of revenue during the fiscal year end February 28, 2007 and thereafter. In addition, we expect the United States to become a more important source of revenues as we increase our focus on opportunities there.

Because we have only recently commenced operations, we expect that our operating expenses, primarily related to development expenses and selling, general and administrative expenses, will continue to increase as we seek to improve and upgrade our products, increase headcount, continue to build our infrastructure and devote resources to building a sales and marketing network. We expect that non-operating expenses, such as accounting, legal and other professional fees will decrease as we have completed the initial process of becoming a public company and expect to spread future expenses over a larger revenue base.

REVENUE RECOGNITION

We recognize revenue when earned in accordance with our written contractual agreements and revenue recognition rules under generally accepted accounting principles in the United States and in compliance with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition." Revenue is recognized when all of the following criteria are met:

        o Persuasive evidence of an arrangement exists - We consider a non-cancellable signed agreement between us and the customer to be evidence of an arrangement.

        o Delivery has occurred or services have been rendered - Although deposits or prepayments are common with orders, revenues are recognized only on the delivery of content or channel or service. We recognize revenue from resellers upon sell-through to the end customer.

        o The seller's price to the buyer is fixed or determinable - If the customer decides to cancel, then all of the development work, content production, initial license and monthly license fees to-date remain due and non-cancellable. We generally consider payments that are due within six months to be fixed or determinable based upon our successful collection history on such arrangements. We also evaluate payment terms between six months and one year on a case-by-case basis as to whether the fee is fixed or determinable.

        o Collectibility is reasonably assured - We run normal business credit checks on unknown new customers to minimize the risk of a customer avoiding payment. Collection is deemed probable if we expect that the customer will be able to pay amounts under the arrangement as payments become due. If we determine that collection is not probable, we defer the revenue and recognize it upon cash collection. We also seek a deposit wherever possible before commencing work on a new contract.

COST OF REVENUE

Our cost of revenue for narrowcasting consists of any costs of customizing our standard software that might be required as charged by either outside contractors and/or a portion of our own staff costs, as well as travel, equipment rental, consumables and any other direct costs. Also included are costs associated with providing content over the internet, primarily fees that we pay to our suppliers to provide bandwidth. These expenses are largely proportional to the volume of content carried over our network. Our cost of revenue for production services includes any contract specialist staff services and rental of editing equipment.

OPERATING EXPENSES.

        Our operating expenses have been primarily:

        o expenses associated with operating our network, consisting primarily of the salaries, payroll taxes and benefits that we pay for those employees directly involved in our operation;

        o expenses relating to the salaries, payroll taxes, benefits and commissions that we pay for sales personnel and expenses associated with the development and implementation of our promotion and marketing campaigns. We anticipate that sales and marketing expenses will increase significantly during the second half of the fiscal year ending February 28, 2006 as we expand our internal sales force, hire additional marketing personnel and increase expenditures for promotion and marketing;

        o salary, payroll tax and benefit expenses that we pay for employees and consultants who work on the development of our network management and future applications of our technology. We believe that investing in the enhancement of our technology is critical to our future success. We expect that our development expenses will increase approximately 20% to 30% in the next fiscal year, based upon various factors, including the pace of technological change in our industry and our goal of expanding the applications of our technology;

        o salary, payroll tax and benefit expenses and related costs for general corporate functions, including executive management, administration, facilities, information technology and human resources, as well as legal and accounting expenses. We expect that general and administrative expenses will increase in the future by approximately 20% during the next fiscal year as we hire additional personnel and incur additional costs related to the growth of our business and operations, including those relating to compliance with the regulatory and reporting requirements of being a public company. In addition, we expect to expand our facilities and incur associated expenses to support our anticipated growth; and

        o non-cash employee compensation expenses representing compensation expense incurred in connection with the grant of certain stock options to our employees with exercise prices less than the fair value of our common stock at the respective dates of grant. Such charges have been expensed in accordance with the underlying vesting periods of the options granted.

SOFTWARE DEVELOPMENT COSTS

We account for our internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are included within other assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

IN-PROCESS RESEARCH AND DEVELOPMENT

        On June 11, 2002, we entered into an agreement with Iolo Jones, our chief executive officer and principal stockholder, to purchase all of the outstanding common stock of Narrowstep Ltd., a development-stage company incorporated in England and Wales, for (pound)30,000 ($46,842). The acquired in-process research and development was estimated to have a fair value of approximately $52,000. This was expensed in the period ended February 28, 2003.

        Under the agreement, the principal stockholder assigned to us all of the intellectual property rights he owned associated with the development of Narrowstep Ltd.'s services including trademarks, business support materials, websites and rights in planned patent applications.

        The in-process research and development covered the following specific assets:

        o       Background research into web streaming models and businesses
        o       Business model development
        o Channel server systems research, conceptual and functional specification
        o Initial Narrowstep web site development architectural and navigation development
        o       Streaming Media research into relevant technologies
        o       Narrowstep web site development coding
        o Media server systems research, conceptual and functional specification
        o       Bandwidth charging commercial model calculator implementation
        o       Design and development for High.tv
        o       Adserver commercial engine modelling
        o       High.tv website and Player development
        o Outline functional spec of integration of Mediaserver, Channelserver and Adserver

        All of these development projects were completed and none of them had an alternative use. We used the specifications as a basis for the software development which at the time was anticipated to cost an aggregate of approximately $500,000 to develop into a commercially viable suite of programs. These costs were spread over the fiscal years ended February 28, 2003, February 29, 2004 and February 28, 2005 in the approximate proportion of 20%:50%:30% respectively. These developments are now complete to third or fourth versions. We continue to add enhancements to these existing modules as well as entirely new modules. The risks of not completing these projects in a timely fashion would be to delay and frustrate our efforts to secure revenues. If we are unable to develop the system in ongoing years we may need to develop other products, as yet unknown, and may not be able to replicate or enhance the functionality of our current products. If we are unable to deliver client requested enhancements users may not use our system and our revenues may decrease.

ACCOUNTING FOR STOCK-BASED AWARDS TO EMPLOYEES

SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure," encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB25), and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, we follow the accelerated expense attribution method under FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and other Variable Stock Option Award Plans." We have elected to follow APB 25 and the Notes to Consolidated Financial Statements included as part of this prospectus provide the proforma disclosures required under SFAS No. 123.

ACCOUNTING FOR STOCK-BASED AWARDS TO NON-EMPLOYEES

We measure the fair value of options to purchase our common stock granted to non-employees throughout the vesting period as they are earned. We then allocate the charge to the relevant expense category. The fair value is determined using the Black-Scholes option-pricing model, which considers the exercise price relative to the deemed value of the underlying stock, the expected stock price volatility, the risk-free interest rate and the dividend yield. We have applied a 75% volatility factor in the Black-Scholes model based on our review of the stock price volatility of comparable companies in the high technology sector. If we had made different assumptions about the stock-price volatility, the related stock-based compensation expense and our net income and net income per share amounts could have been significantly different.

FOREIGN EXCHANGE RISKS

We are a Delaware corporation and since our inception we have been raising funds in US dollars. However, our primary operations are located in London, and we generally conduct our business in sterling. This currency difference between our fundraising and business operations represents a risk related to the rate of exchange from US dollars to sterling. We generally try to manage this exchange risk by keeping 2/3 of our cash as sterling and 1/3 as US dollars. A larger currency exchange risk results from our primary assets being denominated almost wholly in sterling. The dollar value of our assets, and thus our stockholders' equity, increases when the dollar weakens relative to the pound and vice versa. In the future, we hope to generate revenues from operations in the United States which would be received in US dollars and which should help mitigate the exchange risk.

RESULTS OF OPERATIONS: COMPARISON OF THE SIX-MONTH PERIOD ENDED AUGUST 31, 2005 TO THE SIX-MONTH PERIOD ENDED AUGUST 31, 2004.

REVENUES.

Revenues for the two operating segments for the six months ended August 31, 2005 and the six months ended August 31, 2004 were as follows:

        ---------------------------- ----------------- ------------ ----------------- ----------- -------------
                                     SIX MONTHS ENDED  PERCENTAGE   SIX MONTHS ENDED  PERCENTAGE
                                      AUGUST 31, 2005   OF TOTAL    AUGUST 31, 2004    OF TOTAL     AMOUNT OF
                                       (UNAUDITED)      REVENUES      (UNAUDITED)      REVENUES     INCREASE
                                            $               %              $              %            $
        ============================ ================= ============ ================= =========== =============
        Production services                   626,471           56           396,829          50       229,642
        Narrowcasting and other               483,765           44           391,762          50        92,003
        ---------------------------- ----------------- ------------ ----------------- ----------- -------------
        TOTAL REVENUE                       1,110,236          100           788,591         100       321,645
        ---------------------------- ----------------- ------------ ----------------- ----------- -------------

PRODUCTION SERVICES. Production services revenues were approximately $626,000 for the six months ended August 31, 2005, an increase of 58% over the comparable period of 2004. The increase is due to revenues from new customers. Production services revenue is seasonal in nature due to a number of customers being engaged in summer sports and quarterly revenue is likely to be lower in the remaining two quarters of the fiscal year.

NARROWCASTING AND OTHER. Narrowcasting revenues were approximately $484,000 for the six months ended August 31, 2005, an increase of approximately 23%, compared to the comparable period of 2004. This increase in narrowcasting revenues resulted primarily from increased promotional, sales and marketing efforts and the completion of the initial development of our narrowcasting technology. Approximately $78,000 of the 2004 narrowcasting revenue was from related parties, substantially all of which has now either been refunded or remains unpaid. After eliminating related party revenue, underlying sales growth from narrowcasting was approximately 54%.

COSTS AND EXPENSES. Costs and expenses for the six months ended August 31, 2005 and the six months ended August 31, 2004 were as follows:

       ------------------------------------- ------------------ ------------ ---------------- ------------- -----------
                                                                 PERCENTAGE                    PERCENTAGE    INCREASE
                                              SIX MONTHS ENDED   OF COSTS   SIX MONTHS ENDED      OF        /(DECREASE)
                                              AUGUST 31, 2005       AND      AUGUST 31, 2004    COSTS AND       IN
                                                (UNAUDITED)      EXPENSES      (UNAUDITED)      EXPENSES     EXPENSES
                                                     $               %              $              %            $
       ===================================== ================== ============ ================ ============= ===========
       TOTAL COSTS AND EXPENSES/OTHER:
       Direct costs of revenue                         463,163           15          335,643            12     127,520
       Sales and marketing                             178,828            6          153,998             6      24,830
       Software amortization                            64,730            2           47,599             2      17,131
       General, administrative and other             1,956,816           63        1,324,634            48     632,182
       Stock compensation expense                      402,852           13          865,598            31   (462,746)
       Amortization of intangibles                      21,159            1           21,158             1           1
       ------------------------------------- ------------------ ------------ ---------------- ------------- -----------
       TOTAL                                         3,087,548          100        2,748,630           100     338,918
       ------------------------------------- ------------------ ------------ ---------------- ------------- -----------

COST OF REVENUE. Direct costs of revenue, including the cost of bandwidth, sub-contracted labor and consulting fees, were approximately $463,000 for the six months ended August 31, 2005, an increase of approximately $127,000 compared to approximately $336,000 for the six months ended August 31, 2004. The increase in the cost of revenues resulted primarily from materials and freelance use, and increased bandwidth charges.

Direct costs of revenue as a percentage of total revenue were 42% for the six months ended August 31, 2005, compared to 43% for the comparable period of 2004. We anticipate that direct costs of revenue as a percentage of total revenues will continue to decline as we benefit from planned investment in infrastructure, headcount and other expenses necessary to support expected growth in our business.

SALES AND MARKETING EXPENSES. Sales and marketing expenses, including employee compensation and related costs for personnel engaged in marketing, customer service and sales and sales support functions, as well as direct advertising, public relations and promotional expenditures, were approximately $179,000 for the six months ended August 31, 2005, compared to approximately $154,000 for the six months ended August 31, 2004. We plan to increase the level of sales and marketing expenditure over the remainder of the fiscal year but expect that increasing sales will enable this category of expenditure to continue to decline as a percentage of sales.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses, including employee compensation and related costs for personnel engaged in administrative functions, legal and accounting fees, amortization and depreciation and other items, were approximately $1,957,000 for the six months ended August 31, 2005, an increase of approximately $632,000, or 48%, compared to approximately $1,325,000 for the six months ended August 31, 2004. The increase resulted primarily from increases in headcount, as we sought to expand and scale-up our operations, as well as costs associated with becoming a public company. As a percentage of total revenue, general, administrative and other expenses increased to 176% of total revenue for the six months ended August 31, 2005, compared to 168% for the comparable period of 2004. We expect general, administrative and other expenses as a percentage of total revenue to decline as revenue increases.

The breakdown of general, administrative and other expenses for the six months ended August 31, 2005 and August 31, 2004 is as follows:

-------------------------------------------- ---------------- ------------------- ------------------ ---------------
                                                                 PERCENTAGE OF                        PERCENTAGE OF
                                             SIX MONTHS ENDED     GENERAL AND      SIX MONTHS ENDED    GENERAL AND
                                              AUGUST 31, 2005    ADMINISTRATIVE     AUGUST 31, 2004   ADMINISTRATIVE
                                               (UNAUDITED)         EXPENSES          (UNAUDITED)        EXPENSES
                                                    $                 %                   $                %
============================================ ================ =================== ================== ===============
TOTAL GENERAL, ADMINISTRATIVE AND OTHER
EXPENSES:
Wages and salaries                                   755,839                  39            447,368              34
Legal, accounting and audit                          601,370                  31            455,932              35
Depreciation                                         196,074                  10            110,614               8
Foreign exchange losses                               22,890                   1              1,895               0
Other                                                380,643                  19            308,825              23
 TOTAL                                            1,956,816                  100          1,324,634             100
-------------------------------------------- ---------------- ------------------- ------------------ ---------------

STOCK-BASED COMPENSATION EXPENSE. For the six months ended August 31, 2005, we recorded a non-cash charge of approximately $403,000 primarily as a result of granting new stock options to employees and directors. Stock-based compensation expense for the six months ended August 31, 2004 was approximately $866,000, primarily as a result of granting options and issuing discounted shares to employees and directors and the payment in shares to a director for services rendered.

SOFTWARE DEVELOPMENT. Software development expenses consist primarily of compensation and related costs for personnel responsible for the development of new products and services, as well as significant improvements to existing products and services. We currently capitalize our development costs and amortize a portion of them each year. During the six months ended August 31, 2005, we capitalized approximately $77,000 on software development and amortized approximately $65,000. For the six months ended August 31, 2004, approximately $79,000 of software development was capitalized and approximately $48,000 was amortized. The increase in software development amortization resulted primarily from the increase in the brought forward balance of capitalized costs now subject to amortization.

INCOME TAXES. We have not generated any taxable income to date, and therefore have not paid any income tax or made any provision for income tax since inception. As at August 31, 2005, we have net tax losses to carry forward of approximately $2,321,000 including approximately $1,515,000 which will remain in place until utilized and $806,000 which will remain in place until utilized or until February 2025, whichever is the earlier.

RESULTS OF OPERATIONS: COMPARISON OF THE YEAR ENDED FEBRUARY 28, 2005 TO THE YEAR ENDED FEBRUARY 29, 2004.

REVENUES.

Revenues for our two operating segments for the year ended February 28, 2005 and the year ended February 29, 2004 were as follows:

        ------------------------------ --------------- --------------- --------------- --------------- ---------------
                                          YEAR ENDED      PERCENTAGE      YEAR ENDED      PERCENTAGE
                                         FEBRUARY 28,      OF TOTAL      FEBRUARY 29,      OF TOTAL       AMOUNT OF
                                             2005          REVENUES          2004          REVENUES       INCREASE
                                              $               %               $                %              $
        ============================== =============== =============== =============== =============== ===============
        Production services                   858,552              62         234,992              45         623,560
        Narrowcasting and other               517,061              38         285,768              55         231,293
        ------------------------------ --------------- --------------- --------------- --------------- ---------------
        TOTAL REVENUE                       1,375,613             100         520,760             100         854,853
        ------------------------------ --------------- --------------- --------------- --------------- ---------------

PRODUCTION SERVICES. Production services revenues were approximately $858,000 for the year ended February 28, 2005, an increase of approximately $624,000, or 265%, compared to approximately $235,000 for the year ended February 29, 2004. The increase in production services revenues is a result of the fact that the production services revenues for the fiscal year ended February 29, 2004 reflected only production services revenue since our acquisition of Sportshows Television Ltd. on November 26, 2003, while the revenues for the fiscal year ended February 28, 2005 reflect a full year of production services revenues.

NARROWCASTING AND OTHER. Narrowcasting revenues were approximately $517,000 for the year ended February 28, 2005, an increase of approximately $231,000, or 81%, compared to approximately $286,000 for the year ended February 29, 2004. This increase in narrowcasting revenues resulted primarily from increased promotional, sales and marketing efforts and the completion of the initial development of our narrowcasting technology.

COSTS AND EXPENSES. Our costs and expenses for the year ended February 28, 2005 and the year ended February 29, 2004 were as follows:

     ------------------------------------- --------------- --------------- --------------- --------------- ---------------
                                                                                              PERCENTAGE      INCREASE/
                                             YEAR ENDED     PERCENTAGE OF     YEAR ENDED         OF          (DECREASE)
                                            FEBRUARY 28,     COSTS AND       FEBRUARY 29,     COSTS AND          IN
                                                2005         EXPENSES            2004          EXPENSES       EXPENSES
                                                 $               %                 $               %              $
     ===================================== =============== =============== =============== =============== ===============
     TOTAL COSTS AND EXPENSES/OTHER:
     Direct costs of revenue                      697,925              12         275,261               7         422,664
     Sales and marketing                          299,042               5         194,019               5         105,023
     Software amortization                         96,758               2          49,340               1          47,418
     General, administrative and other          3,320,675              55       1,654,368              44       1,666,307
     Stock compensation expense                   786,616              13       1,568,989              42       (782,373)
     Goodwill impairment                          737,335              12               -               -         737,335
     Amortization of intangibles                   42,318               1          10,579               1          31,739
     ------------------------------------- --------------- --------------- --------------- --------------- ---------------
     TOTAL                                      5,980,669             100       3,752,556             100       2,228,113
     ------------------------------------- --------------- --------------- --------------- --------------- ---------------

COST OF REVENUE. Direct costs of revenue, including the cost of bandwidth, sub-contracted labor and consulting fees, were approximately $698,000 for the year ended February 28, 2005, an increase of approximately $423,000 compared to approximately $275,000 for the year ended February 29, 2004. The increase in the cost of revenues resulted primarily from the acquisition of Sportshows Television Ltd. as well as the commencement of active marketing of our other services.

Direct costs of revenue as a percentage of total revenue was 51% for the year ended February 28, 2005, compared to 53% for the year ended February 29, 2004. We anticipate that direct costs of revenue as a percentage of total revenues will continue to decline as revenues increase from higher margin narrowcasting and as we benefit from our investment in infrastructure, headcount and other expenses necessary to support expected growth in our business.

SALES AND MARKETING EXPENSES. Sales and marketing expenses, including employee compensation and related costs for personnel engaged in marketing, customer service and sales and sales support functions, as well as direct advertising, public relations and promotional expenditures, were approximately $299,000 for the year ended February 28, 2005, an increase of approximately $105,000, or 54%, compared to approximately $194,000 for the year ended February 29, 2004. The increase in sales and marketing expenses resulted primarily from the commencement of the marketing of our narrowcasting services. As a percentage of total revenue, sales and marketing expenses decreased to 22% of total revenue for the year ended February 28, 2005, compared to 37% for the year ended February 29, 2004. The decrease in sales and marketing expenses as a percentage of total revenue resulted primarily from revenue growth and the ability to spread expenses over a larger revenue base. We expect that sales and marketing expenses as a percentage of total revenues will continue to decline as a result of these factors.

GENERAL, ADMINISTRATIVE AND OTHER EXPENSES. General, administrative and other expenses, including employee compensation and related costs for personnel engaged in administrative functions, legal and accounting fees, amortization and depreciation and other items, were approximately $3,321,000 for the year ended February 28, 2005, an increase of approximately $1,666,000, or 101%, compared to approximately $1,654,000 for the year ended February 29, 2004. The increase in general, administrative and other expenses resulted primarily from increases in headcount, infrastructure expenses and occupancy expense as we sought to expand and scale-up of our operations, as well as costs associated with becoming a public company. As a percentage of total revenue, general, administrative and other expenses decreased to 241% of total revenue for the year ended February 28, 2005, compared to 318% for the year ended February 29, 2004. The decrease in general, administrative and other expenses as a percentage of total revenue resulted primarily from revenue growth and the ability to spread expenses over a larger revenue base. We expect general, administrative and other expenses as a percentage of total revenue to continue to decline as revenue increases.

The breakdown of general, administrative and other expenses for the year ended February 28, 2005 and the year ended February 29, 2004 is as follows:

     --------------------------------------------- ------------------ ---------------- ------------------ ---------------
                                                                       PERCENTAGE OF                       PERCENTAGE OF
                                                                         GENERAL AND                        GENERAL AND
                                                       YEAR ENDED      ADMINISTRATIVE      YEAR ENDED      ADMINISTRATIVE
                                                   FEBRUARY 28, 2005      EXPENSES      FEBRUARY 29, 2004    EXPENSES
                                                           $                 %                 $                 %
     ============================================= ================== ================ ================== ===============
     TOTAL GENERAL, ADMINISTRATIVE AND OTHER
     EXPENSES:
     Wages and salaries                                    1,232,595               37            689,214              42
     Legal, accounting and audit                             943,600               28            746,510              45
     Depreciation                                            271,070                8            163,708              10
     Foreign exchange losses                                  10,507                1             18,266               1
     Other                                                   862,902               26             36,670               2
      TOTAL                                               3,320,674               100          1,654,368             100
     --------------------------------------------- ------------------ ---------------- ------------------ ---------------

STOCK-BASED COMPENSATION EXPENSE. For the year ended February 28, 2005, we recorded a non-cash charge of approximately $786,000 primarily as a result of making payments for services by issuing shares rather than using cash. Although we granted no new stock options during this period, the charge resulted from additional charges for previously granted options and for compensation to employees in the form of discounted share purchases, partially offset by the reversal of the previously expensed cost of lapsed options of former directors of the company. Stock-based compensation expense for the year ended February 29, 2004 was approximately $1,569,000.

GOODWILL IMPAIRMENT. Goodwill arising from the acquisition of Sportshows Television Ltd. was reviewed for impairment as at February 28, 2005. Operating profits and cash flows were lower than expected in the year ended February 28, 2005. Based on this trend, expectations for future growth have been lowered in the earnings forecast for the next five years. This resulted in the recognition of an impairment loss of approximately $737,000. The fair value of the reporting unit was estimated using discounted cash flows.

SOFTWARE DEVELOPMENT. During the year ended February 28, 2005, we capitalized approximately $118,000 on software development and amortized $97,000. For the year ended February 29, 2004, $155,000 of software development was capitalized and $49,000 was amortized. The increase in software development expenses resulted primarily from the development of improved functionality to the range of existing products.

INCOME TAXES. We have not generated any taxable income to date, and therefore have not had to pay any income tax or make any provision for income tax since our inception.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations from inception through private equity financing. From inception through August 31, 2005, we sold an aggregate of 24,848,820 shares of our common stock for gross proceeds of approximately $6,162,000. In addition, we have granted options and issued shares in lieu of cash in payment to third parties for services rendered and in connection with the acquisition of Sportshows Television, Ltd. To a lesser extent, we have also used capital leases to fund some of our production services equipment. We have incurred significant losses since our inception and, at August 31, 2005, had an accumulated deficit of approximately $10.2 million. As of October 17, 2005 we had cash of approximately $205,000 and available bank overdraft facilities of $54,000.

Our current ratio (current assets divided by current liabilities) relates to our ability to pay our short-term debts as they become due. At August 31, 2005, our current ratio was 0.9, compared to 0.4 at February 28, 2005 and

1.3 at August 31, 2004. Our current ratio fluctuates primarily as we use cash to develop our business and raise additional funds from private equity financing from time to time.

Net cash provided by financing activities was $2,152,342 for the six months ended August 31, 2005 and $1,260,479 for the comparable period of 2004. Net cash provided by financing activities was $2,086,012 for the year ended February 28, 2005 and $1,794,378 for the prior year ended February 29, 2004. Net cash provided by financing activities resulted primarily from the issuance of capital stock to our investors to support our operations. Net cash used in operating activities amounted to $1,499,008 for the six months ended August 31, 2005 and $976,700 for the comparable period of 2004. The increase in operating costs was due primarily to additional payroll costs as we increased our headcount and legal and audit fees incurred in connection with becoming a public company. Net cash used in operating activities amounted to $2,118,652 for the year ended February 28, 2005 and $1,302,825 for the year ended February 29, 2004.

Net cash used in investing activities was $174,032 for the six months ended August 31, 2005 and $204,041 for the comparable period of 2004. Net cash used in investing activities was $470,303 for the year ended February 28, 2005 and $571,714 for the year ended February 29, 2004. The reduction from the six month period ended August 31, 2004 to the six month period ended August 31, 2005 was mainly due to lower capital expenditures being incurred in the six months ended August 31, 2005.

As at August 31, 2005, our principal capital commitments consisted of obligations outstanding under capital leases as shown in the table below:

        --------------------------------------------------- ------------------
                                                             AUGUST 31, 2005
                                                               (UNAUDITED)
                                                                    $
        =================================================== ==================
        Amounts payable:
        Within 12 months                                               82,104
        Between one year and two years                                  8,130
        Between two years and three years                                   -
        --------------------------------------------------- ------------------
        Total future commitment                                        90,234
        --------------------------------------------------- ------------------

        Less: finance charges allocated to future periods              (3,537)
        --------------------------------------------------- ------------------
        PRESENT VALUE                                                  86,677
        =================================================== ==================

Our cash and cash equivalents as of August 31, 2005 were approximately $562,000 and we had bank overdraft facilities of $107,000 as of that date. An overdraft facility is a line of credit arrangement, negotiated with a bank and usually reviewable on an annual basis, whereby the bank's customer is permitted to take its checking account into a debit balance on a pre-agreed interest basis up to an agreed amount. Amounts utilized under overdraft facilities are payable on demand. At February 28, 2005 and August 31, 2005, the overdraft facilities consisted of $74,000 and $71,000, respectively, with Barclays Bank PLC and $36,000 and $36,000, respectively, with National Westminster Bank PLC (Natwest). The borrowings totaling $116,905 in the financial statements at February 29, 2004 comprised the overdrawn balance on the Natwest bank account. The balance was reduced below the facility limit by March 3, 2004. Neither facility was utilized on February 28, 2005 or August 31, 2005. The interest rate on the Barclays facility is 5.25% above Barclays' variable base rate (which base rate was 4.5% per annum as of October 31, 2005). The interest rate on the Natwest facility is 4.5% above Natwest's variable base rate (which base rate was 4.5% per annum as of October 31, 2005). The Barclays facility is in the process of being reviewed by the bank and the facility has been reduced to $18,000 as at September 29, 2005. The Natwest facility is reviewable by the bank on May 31, 2006. Based on our business plans and anticipated levels of operation and capital expenditure, we have projected our cash requirement through October, 2006 to be approximately $2,700,000, which will be required to fund our growth and working capital needs. Of this amount, we anticipate that approximately $400,000 will be used for capital expenditures (primarily equipment purchases) necessary to enhance our infrastructure, approximately $1,200,000 to cover our ongoing need for working capital, approximately $700,000 for enhanced sales, technical and administrative support and approximately $400,000 will be used for professional and other fees associated with being a public company.

We intend to fund these requirements using cash on hand, cash flow from operations, and the sale of debt and/or equity securities. In the six months ended August 31, 2005, we have raised gross proceeds of $2,540,467 through private sales of stock. We are also continuing to evaluate additional means of financing. We have been successful in obtaining financing in the past, but there can be no assurance we will be able to find additional financing on terms acceptable to us in the future. Accordingly, our ability to continue as a going concern could be in question.

DISCLOSURE CONTROLS AND PROCEDURES.

As of August 31, 2005, our management, with the participation of our chief executive officer and chief financial officer, evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934, as amended). Based on such evaluation, our chief executive officer and chief financial officer have concluded that, based on material weaknesses in our internal control over financial reporting described below, our disclosure controls and procedures were not effective as of August 31, 2005 to ensure that the information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms. We intend to supplement our finance team, including adding additional accounting resources in the United States.

INTERNAL CONTROL OVER FINANCIAL REPORTING.

On June 30, 2005, in connection with its audit of our financial statements for the year ended February 28, 2005, Ernst & Young LLP, our independent registered public accounting firm, informed us and our Audit Committee of certain deficiencies in our internal controls over financial reporting that it considered to be material weaknesses and significant deficiencies. The material weaknesses are as follows:

        o No control is in place to ensure that revenue is recognized only when there is evidence of a contract or arrangement and proof of service delivery.

        o No control is in place to ensure adequate accrual is made for all goods and services received in a period but not invoiced.

        o No control is in place to reconcile on a monthly basis all control accounts and to correct errors as they are detected.

        o No control is in place to ensure that time spent to support the capitalization of software development costs is recorded and that projects are segregated into major enhancements and improvements.

        o There are not adequate resources to ensure a timely and accurate financial statement closing, preparation and reporting process.

We have taken and will continue to take steps to correct the identified material weaknesses and significant deficiencies in our internal controls. We have taken or will take the following actions in respect of each material weakness:

        o We will introduce procedures and controls to ensure that contracts are signed in a timely manner by all parties concerned and that customers acknowledge when services are delivered. We will be conducting a review of billings each quarter, only recognizing revenues which meet the criteria for recognition under United States Generally Accepted Accounting Principles.

        o Since May 2005, our Chief Financial Officer performs a detailed review of the financial statements to identify any unrecorded accruals for goods and services received but not invoiced and ensures appropriate adjustments are made. We plan to introduce a purchase order system and controls to ensure that appropriate accruals are made for unmatched purchase orders as at the end of every period.

        o All control accounts are reconciled on a monthly basis and errors corrected as they are detected.

        o We are in the process of introducing daily time recording of activities to support the capitalization of software development and to segregate projects into major enhancements and improvements. Our Chief Financial Officer ensures that the amount capitalized agrees to the underlying records.

        o In January 2005, we hired a full time Chief Financial Officer and in October 2005 a Certified Public Accountant as Controller, both based in the United States. We plan to restructure the finance function and relocate corporate accounting to the United States by the end of the calendar year. We also engaged a temporary Controller, based in the United Kingdom, to support this transition.

In addition to remedying the identified material weaknesses and significant deficiencies discussed above, we will be documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Pursuant to Section 404, beginning with our fiscal year ending February 28, 2008 we will be required to include in our annual report on Form 10-KSB a management assessment of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. We are exposed to increased costs associated with complying with these requirements, and will be spending, management time and resources to document and test our internal controls in anticipation of Section 404 reporting requirements. In addition, we cannot be assured that we will not in the future identify further material weaknesses or significant deficiencies in our internal controls over financial reporting that we have not discovered to date.

If we are not able to complete testing of all of our internal controls, or if during the course of our testing we identify deficiencies that we are not able to remediate in time, we and/or our independent registered public accounting firm may not be able to complete our/its respective assessments before the deadline for compliance with the requirements of Section 404 of the Sarbanes-Oxley Act. If we fail to timely complete our evaluation and testing in order to allow for the assessment by our management, or if our independent registered public accounting firm cannot timely attest to our management's assessment, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls, which could harm our business and our stock price. Further, if our independent registered public accounting firm is not satisfied with our internal controls over financial reporting or with the level at which they are documented, designed, operated or reviewed, it may decline to attest to management's assessment or may issue a qualified report identifying a material weakness in our internal controls. This could result in significant additional expenditures responding to the Section 404 internal control audit, a diversion of management attention and a decline in our stock price.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States. In doing so, we have to make estimates and assumptions that affect our reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. In many cases, we could reasonably have used different accounting policies and estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, our actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations will be affected. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Our management has reviewed our critical accounting policies and estimates with our board of directors. The significant areas where estimates have been used are: in the market price of our stock as at the balance sheet date and hence the pricing of stock-based compensation, in our depreciation policies for plant and equipment, in our valuation of acquired intangible assets in both method and estimated useful lives and hence goodwill, and in our capitalization of software development costs.

IMPACTS OF RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities." Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 and after March 15, 2004 did not have any impact on the Company's financial position, cash flows or results of operations as the Company had no involvement with any variable interest entities.

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, most provisions of SFAS 149 are to be applied prospectively. The adoption of SFAS 149 has no impact on the Company's financial position, cash flows or results of operations as the Company does not have any derivative instruments.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (SFAS 150). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 had no material impact on the Company's financial position, cash flows or results of operations as the Company does not have any complex equity instruments.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". SFAS 123(R) amends SFAS No. 123, "Accounting for Stock-Based Compensation", and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective for us as of the fiscal year beginning March 1, 2006. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in
Note 7 to our Consolidated Financial Statements.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

CHANGES IN CERTIFYING ACCOUNTANTS

On October 10, 2003, we decided to no longer engage Eisner LLP as our independent registered public accounting firm, and on October 13, 2003 we appointed Ernst & Young LLP as our independent registered public accounting firm. The decision to dismiss Eisner LLP and to retain Ernst & Young LLP was approved by our Board of Directors. Ernst & Young LLP has audited our financial statements for the fiscal period ended February 28, 2003 and for the fiscal year ending February 29, 2004 and those of our predecessor for the period April 9, 2002 (inception) to September 18, 2002.

Eisner LLP's report on our financial statements as of and for the fiscal period ended February 28, 2003 (which was subsequently withdrawn by Eisner LLP and has been replaced by the report of Ernst & Young LLP included in this prospectus) did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles, other than to include an explanatory paragraph relating to our ability to continue as a going concern. During the fiscal year period ended February 28, 2003 and the subsequent interim period prior to dismissal of Eisner LLP, there were no disagreements with Eisner LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Eisner LLP, would have caused Eisner LLP to make a reference to the subject matter of the disagreements in connection with their report on our financial statements for such years.

Through October 13, 2003 neither we nor anyone on our behalf consulted with Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter or reportable event as set forth in Item 304 of the SEC's Regulation S-B.

We provided Eisner LLP with a copy of the foregoing disclosures and requested a letter, addressed to the Securities and Exchange Commission, stating Eisner LLP's agreement with such statements. By letter dated July 6, 2004, Eisner LLP advised us that its audit report "must no longer be associated with" our February 28, 2003 financial statements and that their report "should no longer be relied upon." By letter dated April 1, 2005, Eisner LLP stated that it agreed with the statements contained herein related to it.

                                CORPORATE HISTORY

Narrowstep Inc. was incorporated in Delaware on May 9, 2002. On June 11, 2002, Narrowstep, Inc. entered into an agreement with Iolo Jones to purchase from him all of the capital stock of Narrowstep Ltd., a privately held corporation, which was incorporated in England and Wales on April 9, 2002 by Mr. Jones. The assets of Narrowstep Ltd. at the time consisted of Mr. Jones' concept to establish targeted internet, video broadcast channels, and certain technology under development required for that business and the agreed purchase price for Mr. Jones' shares of Narrowstep Ltd. was $46,842. The transaction was completed on September 19, 2002, at which point Narrowstep Ltd. became our subsidiary and Narrowstep Inc. commenced business operations. Mr. Jones was paid $32,160 on March 25, 2003, and an additional $14,682 on June 17, 2003, fulfilling our obligations to him under our agreement. We operate our narrowcasting business through this subsidiary.

On July 18, 2002, we formed a second wholly owned subsidiary, High Television Ltd., a corporation incorporated in England and Wales. This subsidiary was formed in order to protect certain intellectual property rights related to our internet channel High.TV and is otherwise non-operational.

On April 22, 2003 Rig.TV, a limited liability partnership, was formed in England and Wales as a joint venture in which our subsidiary, Narrowstep Ltd., and a customer, Ocean Resources Ltd., each owned a 50% interest. Narrowstep Ltd. received the sum of $12,600 from Ocean Resources Ltd. as compensation for producing a channel demonstration player. No other transactions have occurred in relation to this entity and it is not currently operational.

On November 26, 2003, Narrowstep Inc. acquired 80% of the capital stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In connection with that transaction, Mr. Webb executed a general release in favor of Sportshows Television Ltd. and agreed not to compete with us or to solicit our customers or employees for a period of time. In March, 2004, we acquired the remaining 20% of the stock of Sportshows Television Ltd. in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock. We operate our production services business through this subsidiary.

Prior to September 19, 2002, our operations consisted of raising capital. Since commencement of operations with the acquisition of Narrowstep Ltd., our activities, including through our subsidiaries, have consisted primarily of:

        o       developing our business plan;

        o developing our technology platform upon which our channel creation and related services are based;

        o establishing business relationships and arrangements necessary for our business;

        o       recruiting employees and other personnel;

        o       launching our first internet video channels; and

        o       raising private funds to support our operations.

                                  OUR BUSINESS

GENERAL

Narrowstep is a pioneer in the field of internet-based video content delivery. Our mission is to host a global marketplace in which we enable our customers to distribute channels of video-based content, and provide related services, over the internet. Our system, which we have termed the Television Operating System - TelVOS (formerly "TV Station in a Box"), provides comprehensive delivery of video content and television-like programming to mobile, wireless, internet, broadband and broadcast services. Our system provides a platform to enable owners and users of video content to reach new and untapped audiences by "narrowcasting" - targeting delivery of specific content to interested groups. Narrowcasting provides new business opportunities for content providers to build commercial channels by creating a new model for delivering content. In addition to enabling delivery of content, the Narrowstep platform enables our clients to commercialize video-based content. This can be achieved through directed advertising, sponsorship, pay-per-view, subscription, the aggregated charging for use of a facility (microcharging) and/or ecommerce.

MARKET OVERVIEW

We believe the media industry is in the process of a fundamental transformation. The delivery of video content, which previously has been dominated by television, is facing the same changes that publishing faced in the 1980s - desktop video, lower production costs and easier distribution are changing the marketplace just as desktop publishing changed the publishing world forever.

Traditional distribution of video content on terrestrial bands, satellite and cable is now augmented by broadband distribution on the internet. This model may fragment further as wireless and mobile networks provide newer and more efficient distribution for video content through the delivery of television signals over the internet, or internet protocol television - a trend termed IPTV. We seek to establish our platform as the de facto standard for building IPTV channels and delivering video content over broadband, and mobile and wireless networks.

The delivery of video content over the internet is an effective means of providing entertainment and information and has a multitude of applications. Internet-based distribution of video content creates possibilities for directed programming not usually feasible in traditional broadcasting. Narrowcasting describes a nascent field that is evolving as traditional television channels become commoditized and broadcasters no longer enjoy an oligopolic position. We believe that a number of factors are breaking down the traditional broadcast model:

        o NEW TECHNOLOGY. The internet and mobile communications are two media that have taken marketshare from traditional TV viewing in recent years.

        o PROLIFERATION OF CHANNELS. Setting up and running a channel is becoming less expensive due to the wider availability of distribution on cable, satellite and digital services and a commensurate reduction in the cost of playout, and distribution and channels are therefore becoming more numerous, significantly fragmenting the market.

        o ADVANCES IN MARKETING. Marketers no longer just want to reach broad, mass markets. They want to segment and target their markets and also recognize that these audience groups change and evolve with time.

Narrowstep was formed to address the demand for targeted, video programming. We believe this need can be met most efficiently by internet-based delivery. Traditional delivery of video content is largely achieved through the transmission of content over mass market media such as terrestrial transmission, satellite and cable systems based on a "play once, view anywhere" model and currently has no reliable mechanism for identifying individuals. Indeed, traditional broadcasting relies on diary entries made by small samplings of viewers in order to gauge viewing habits and trends. These entries are then compiled into viewing surveys by market research agencies such as Nielson and BARB in an effort to extrapolate audience measurement and viewing trends among various populations. These technologies and the commercial model which pays for the deployment of traditional television stations requires the delivery of mass market audiences, since advertisers pay for audience delivery. This mitigates against the delivery of targeted content via traditional broadcasting models, both commercially and technically.

Using internet protocol technology, however, it is possible to identify all individual viewers of content by location, using their internet addresses, and by subject interest, by recording the viewer's viewing habits. In addition, using internet-based delivery of video content, it is also possible to require a viewer to register and provide additional detail in order to access content. As a result, it is possible to target delivery of video content to specific individuals or groups of individuals. Since the internet is available globally unlike most traditional broadcasting mechanisms which are generally limited to geographical regions, targeted audiences can also be aggregated across the world providing a means of grouping a desired audience in sufficient numbers to make directed content productive. The deployment of a globally available channel on Narrowstep's TelVOS platform can take less than a day and cost under $200,000 a year to operate, whereas the global deployment of a traditional channel such as CNN has involved many years' investment in complex distribution agreements at a considerably higher cost and the cost of operating a single 24 x 7 channel over satellite with advertising to audiences in the United Kingdom alone would be in excess of $1,000,000 per year.

Narrowstep's primary marketplace is in the delivery of broadband IPTV. Broadband is experiencing explosive growth. We believe that the provision of broadband content will be a fast-growth market in media and technology over the coming five years. In addition, other network delivery systems such as wireless and mobile will also provide considerable market opportunities beyond the growth of broadband, providing longevity to our plans and business model. The increasing availability of bandwidth, combined with the significantly cheaper costs of internet transmission as compared with traditional satellite and cable televisions, as well as the potential to reach a greater number of viewers due to its global accessibility, are creating a market for internet-based video content which could be attractive to content providers, channel producers, and advertisers.

NARROWSTEP'S SOLUTION

Narrowstep's internet-based delivery system provides a one-stop solution to deliver scheduled and on-demand video content. Narrowstep provides a full range of products and services to assist and support video content delivery via the internet, from beginning to end, including everything from:

        o encoding the content into formats suitable for delivery on different platforms, to

        o providing for management of that content and creation of sequences of content to be combined into programming, to

        o ultimately providing the means of commercializing that content via advertising, pay-per-view, ecommerce, or other commercialization models.

The following schematic shows the process flow from inputting and encoding content to ultimately delivering and commercializing a channel using Narrowstep's full range of products and services:

                                                                  --------------------------        --------------------------
      TelVOS                                                               ADSERVER                          PAYGATE
     Overview
                                                                    Adds advertising play-            Adds payment services
                                                                       in capability and               for pay-per-view and
                                                                      sponsorship support                  subscription
                                                                  --------------------------        --------------------------

-------------------  -----------------------  ---------------------   ------------------  -----------------------  -----------------
 VLIPSYNC ENCODER          MEDIASERVER            CHANNELSERVER          CHANNELSERVER         CHANNELSERVER         CHANNELSERVER
                                                   HIGHLIGHTS               ARCHIVE                SINGLE                MULTI

Encodes video into    Enables content to be    Adds the Narrowstep      Adds searchable     Adds 24 x 7 schedule    Enables multiple
digital format and    played out to websites   Player and video on     archive of video    and live event support    channels to be
 uploads to server     and statistics to be     demand capability           content                                    supported
                             viewed
-------------------  -----------------------  ---------------------   ------------------  -----------------------  -----------------

                                                     ---------------------------
                                                          NARROWSTEP PLAYER


                                                         Delivers the above
                                                       services to the client
                                                     ---------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                         VALUE PROPOSITION
------------------------------------------------------------------------------------------------------------------------------------

        o By using the Vlipsync Encoder a customer can encode the desired video content into a number of formats, sizes and data rates for use by the customer. Alternatively, a customer can use their own encoding solution and then employ our products and services for manipulating that content.

        o Using Mediaserver, a customer can then add the desired content to an existing website or provide simple streaming of the content. Mediaserver can also be used by a customer to access statistical information on viewing frequency of various content.

        o With Channelserver the customer gets a wide variety of features and capabilities. The customer can use Channelserver Highlights for the deployment of a simple video on demand service, including play out through the Narrowstep Player.

        o Customers who want to deploy larger archives of video content which can then be searched by a viewer can use Channelserver Archive, which adds a search function to the play out done through the Narrowstep Player.

        o The Channelserver Single option permits customers to add 24 x 7 timelines and live events, while Channelserver Multi is an upgrade that permits larger customers to deploy multiple channels. Both of these functions work with our Narrowstep Player to deploy the content to the viewer.

        o Our Adserver product permits customers to commercialize the content they have encoded and are deploying through our other functions by providing control and management of advertising content, allowing a customer to upload, store and manage advertisements, infomercials and sponsored programs. Paygate provides the customer with an interface between our primary TelVOS platform and payment gateways such as PayPal, Visa and Mastercard, providing the customer with a means of charging for deployment of the content. Both of these functions work with our Channelserver modules.

By offering a comprehensive range of services, Narrowstep allows its clients to pick and choose only the specific services they want. Customers can engage Narrowstep to service only their specific needs, which we believe makes us attractive to a variety of potential clients, from channel providers to content providers and advertisers.

Narrowstep's platform is generally deployed under an application service provider model. Clients and partners are provided with logins and Narrowstep controls the applications and the platform they run on. The Narrowstep platform and all Narrowstep products are operated on Narrowstep's servers. Under certain circumstances, though, we will install a copy of the server within a client's network. This is most likely to happen with internet service providers and telecom partners.

Our platform fully supports the playing in of advertising, full digital rights management, security features and support for pay-per-view and pay-per-multiple views. The latest release of our software is capable of supporting scheduled content at different data rates to the internet, wireless and telephony networks and will also support playout to traditional broadcast outlets, opening a new market at the low end of the broadcast marketplace.

NARROWSTEP'S NETWORK

Our technology has been architected and engineered to be scalable and replicable. When a client uploads a file to any Narrowstep server, this file is replicated to every server on the network, unless otherwise configured. Our network is currently capable of handling up to 30,000 simultaneous users at a connection rate of 400Kb/s and we anticipate being able to handle 60,000 simultaneous viewers at an average data rate of 800Kb/s by the end of 2005, and 120,000 simultaneous viewers by the end of 2006. This translates roughly into 500,000 daily viewers for 2005 and 10,000,000 for 2006.

We operate our core technology platform on top of our network, which is hosted by some of the world's leading internet service providers. Our initial network was hosted in London at the facilities of Level 3, a leading United States-based internet service provider, and was managed by Rackspace Managed Hosting. We subsequently enhanced our network by adding an additional facility within Teleglobe, a Canadian company which is a leading player in delivery of IPTV. More recently, we added a network within the network of Telewest Communications, one of only two cable operators in the United Kingdom, to deliver services to their cable modem IP service, blueyonder and we have added an additional point of presence on the Interoute network in London.

Redundancy is built into our system with the use of multiple locations, servers and clustered databases. We plan to continue the development of our network, establishing further points of presence in diverse geographical locations in order to provide an ever improving service for our clients. We are currently in discussions with several hosting and bandwidth providers to continue to develop the Narrowstep Network, but have not yet entered into any agreements with these providers.

PRODUCTS AND SERVICES

Narrowstep provides a range of products and services based on our core technology platform, TelVOS. TelVOS is a comprehensive video and audio management and playout system. It facilitates making video and audio content available as a live stream, distributing images of live events over the network; as highlights, or video on demand; as searchable content from an archive; and as a 24 x 7 stream, like television. A video stream is not downloaded to the viewer's computer, rather it is made available as a continuously playing service, similar to traditional broadcast television.

From the TelVOS platform, content can be made available to mobile networks, wireless systems, the internet, broadband services, cable and satellite, and to digital signage, point of sale and point of information displays. All elements can be controlled in real time from a web-based interface. The service can be commercialized using pay-per-view, subscription, microcharging, content syndication, advertising, sponsorship and ecommerce functions, and can be controlled and changed in real time. It also provides full real time monitoring and statistical feedback to the channel operator.

TelVOS consists of the following products:

        o VLIPSYNC ENCODER. Our Vlipsync Encoder provides direct encoding capability for video content and attaches to a client's edit machine or network. Video files are simply `dropped' by the client onto the Vlipsync Encoder and the files are compressed into all the selected formats, sizes and data rates required and then uploaded into the client's Mediaserver account. For clients without an encoder, Narrowstep provides a bureau service to compress tapes or files and load them onto Mediaserver.

        o MEDIASERVER. Mediaserver is a content management system for rich media. Content can be uploaded automatically or manually in any common computer audio, video or streaming format and then managed with full metadata support. Metadata provides detailed descriptions of the content and attaches details such as the length, category and copyright owner. A comprehensive search function allows content to be indexed and retrieved. A statistics function delivers real time intelligence on the number of users, data transferred and even the proportion of the data viewed or listened to. A detailed search engine supports the retrieval of content from the archive. This product is designed for organizations wishing to add video to existing websites without building a full channel.

        o CHANNELSERVER. Channelserver is a server based video and audio playout system. A customer can log into Channelserver from a web browser and create sequences - including advertising, station identifications and content trailers, along with the programming content. The content can be made available to viewers as a live, `as it happens' service; as highlights (also called video on demand); via an archive and search function; and as scheduled programming streams in the Narrowstep Player. The system features control over what territories the content is made available in, provides full security and digital rights management control and can include advertising and sponsorship support, along with pay-per-view, subscription and microcharging options. Once prepared, the content can be made available to mobile, wireless, broadband and broadcast networks. This system enables customers to build and manage video channels over multiple media outlets.

        o ADSERVER. Adserver is an online system that enables the full commercialization of broadband video distribution by providing complete control and management of advertising content. Using Adserver, clients can upload, store and manage advertisements, infomercials and sponsored programs. Advertising campaigns can be constructed in real time by defining the required profile of the target audience and selecting how many views of the advertisement - called ad impressions - are desired by the advertiser. Advertisements are then automatically played out to any viewer matching this profile. Where there are more ads than advertising slots, the advertiser can bid for the slot, and the highest paying advertisement will be played out by default.

        o PAYGATE. Paygate is an interface between our TelVOS platform and payment gateways, such as PayPal, Visa and Mastercard. Any item on the platform, such as an on-demand video or a channel can have a payment rule attached to it which requires the viewer to pay before they can view or access the content. Paygate securely holds personal details and enables viewers to log into the channel of their choice without having to re-register through the use of a username and a password. The payment details are not stored and are forwarded to a payment service provider (PPS) for processing. Narrowstep receives monthly payments from the PPS based on the charges paid by viewers.

TelVOS also includes the Narrowstep Player. The Narrowstep Player provides the graphic user interface for viewers to access and control content from TelVOS and is not marketed as a separate product. During a viewer's initial connection, the Narrowstep Player automatically runs a bandwidth check to detect the viewer's connection, device and platform and then provides the content in a format and size, and at a data rate most appropriate for the viewer. The Narrowstep Player then provides the viewer with controls over the video content being displayed, including the ability to select between live content, scheduled content, on demand content and content in the video or audio archive. Where a pay-per-view or subscription model is deployed the Narrowstep Player enables the viewer to pay for the content. Additional features include the ability to switch between full screen and reduced screen mode. Channelserver can be used to configure the Narrowstep Player and alter its look and feel by changing the coloring, layout and graphics.

We estimate that we have spent approximately $770,000 on research and development activities from our inception in May, 2002 through August 31, 2005. This amount has been split among our products approximately as follows: Vlipsync Encoder - 2% ($13,000), Mediaserver - 14% ($104,000), Channelserver - 34%
($265,000), Adserver - 10% ($80,000), Paygate - 12% ($92,000) and Narrowstep
Player- 8% ($216,000).

We also provide a full range of services complementary to our technology platform, including:

        o CHANNEL AND PLAYER SET UP. We use our core technology to establish internet channels and customized players for clients according to their specifications which then operate under a license arrangement.

        o PRODUCTION SERVICES. We provide a full range of production services for our clients, including production planning, production management, location and studio filming, editing, graphics, design, encoding and channel management.

        o CONSULTING SERVICES. We provide a variety of additional consulting and management services. These vary depending upon client needs and include such things as advice on digital media, technology, development of broadband and 3G strategy, content acquisition, providing advertising for content (through arrangements with advertisers), contract negotiation, content rights management, and channel distribution and publicity management.

        As of October 17, 2005, Narrowstep has fully deployed 68 internet channels including - High TV, ITV Local (fourteen channels), Fieldhockey TV, Rig TV, Verb TV, Global Sport TV, blueyonder TV (five channels), Worldbadminton TV, Swedish Match Tour TV, Detonator TV, Pride Nation Network, Globalgolf TV, Revs TV, British Rally TV, Cycling TV, Sportbox TV, Sail TV, The Football Network, Epic Channel, XL Interactive, Simply TV (eight channels), Octv, Learning Now Network, iQDigital, Onsnet TV, Five Star Basketball, TV IStreet (eight channels) and Thomson TV.

HIGH.TV

As part of Narrowstep's initial development of our internet-based video content delivery system, we have deployed and currently operate our own internet channel. On March 15, 2003 we officially launched High.TV, our first 100% owned channel. This channel is tailored for, and targeted to, 20 to 40 year old devotees of outdoor, adventure and extreme sports including climbing, windsurfing, skiing, paragliding, and mountain biking, among others. We targeted this group for our initial foray into narrowcasting because we believe that they generally have a relatively high disposable income, making the group attractive to certain advertisers and sponsors. The channel is available 24 hours a day in scheduled form; whenever a viewer visits this station, an event will be showing together with a schedule of future events. Since its deployment, the channel has attracted major international advertisers including Sony Ericsson and Quiksilver.

Most of our present content for High.TV is supplied to us free-of-charge by various parties seeking greater exposure for their event, product or services and we expect this trend to continue since it provides publicity for the companies supplying the content. In addition, we provide certain additional content ourselves, including coverage of the PWA World Tour for windsurfing, coverage of the Zapcats power boating series and content produced from events such as the UCI World Cup Mountain Bike Championships and the ICC World Climbing Championships. The cost of producing our own content varies depending on the nature of the content produced. Some content we provide is produced as a part of existing contracts, such as our agreement with the PWA World Tour for windsurfing, and as a result there is little or no supplemental cost to us. Other content may be produced on location at a cost ranging from $800 to $5,000 per day. For example, covering a round of the UCI World Cup Mountain Bike Championships in Europe and then editing a fifteen minute program costs approximately $2,750 in external costs and internal costs. We encode all of the video content to enable it to be viewed via the internet and use our own technology to maintain the channel. High.TV is distributed by several mechanisms including from the Narrowstep website, by going to High.TV directly, via various internet service provider portals, and by visiting various other specialist sports portal sites which feature a link to High.TV.

We are presently seeking to sell advertising on this channel and solicit sponsorship. As of October 17, 2005, existing clients and advertisers include Sony Ericsson, HSBC Bank, the United Kingdom Government (Royal Marines), Quiksilver, Nissan Motor Company, Intel, Microsoft, Red Bull, Apple and Easyjet. The channel also features an on-line shop selling merchandise such as High.TV branded t-shirts and DVDs of the content featured on the channel.

Although we are not generally seeking to be in the business of channel management for our own behalf, High.TV allows us to demonstrate the potential and operation of our platform in real time.

SALES AND MARKETING

To date, we have sold and marketed our services largely through telesales and direct marketing campaigns. More recently, as we have developed, many sales leads have been generated by word of mouth and by attending trade shows for groups such as the National Association of Broadcasters, Streaming Media East, the National Association of Television Program Executives and iDeliver.

As of October 17, 2005, we had seven dedicated sales professionals, all of whom are full-time, and three additional employees also participate in our sales and marketing efforts. We have three distinct in-house sales divisions:

        o Channel Sales - the licensing of our products to corporations, governments and charities.

        o Commercial - the development of commercial projects with third parties such as Global SportsNet, generating revenue share income for us from advertising, pay-per-view and subscriptions.

        o Production Services - the incremental sale of related services such as production, filming, editing, encoding and channel management.

We have also established partnering arrangements with third parties under which we have agreed to pay our partners a portion of the revenues they generate in reselling our products. Under these arrangements partners are entitled to receive commissions of between 10% and 30% for work resulting from introductions by these parties under our standard partnership agreement. As of October 31, 2005, only one of these arrangements had resulted in any revenue for us. However, we believe these arrangements will enable us to enter specialized and more diverse geographical markets than we might otherwise be able to penetrate using solely our own sales efforts. We have created an extranet to support and monitor our partners and stage regular training sessions for partners, as well as providing online technical support.

In addition, our advertising sales for High.TV are handled by Ad2One, a company based in London. Pursuant to our agreement with Ad2One, they receive our net revenues from channel sales for this service and then they pay us 65% of these revenues. In addition, we pay Ad2One for their advertising activities in connection with this service. We undertake monthly meetings with Ad2One to review and agree on billings for the advertising delivered.

We plan to continue expanding our sales and marketing activities, including hiring additional employees for our sales and marketing efforts and developing marketing programs, including targeted client sector and solution-specific advertising campaigns, trade show participation and speaking engagements. We plan to concentrate primarily on the following marketing techniques in the coming year:

        o       Direct sales - by our in-house sales team;

        o Channel sales - building a network of resellers for our products;

        o Public relations - attracting increased media coverage for our business;

        o Trade shows - exhibiting at key trade shows in Europe and the United States; and

        o Marketing materials - updating our literature, website and general marketing materials to more effectively promote our business, products and services.

CLIENTS

Our clients typically fit into one of our targeted marketing sectors. The following companies are representative Narrowstep clients as of October 17, 2005:

        o       Telewest - a large UK cable operator

        o       Simply TV, one of the UK's largest home shopping operators

        o       Comcast, the largest cable operating company in the US

        o       IQDigital, a major provider of distance education in the US

        o       Department for Education (UK)

        o       M&G, Prudential plc's investment arm

        o       Zurich Financial Services

        o       Cycling TV

        o       Fieldhockey.tv

        o       Professional Windsurfers Association World Tour

        o       Swedish Match Tour

        o       Thomson TV

        o       ITV, the UK's largest commercial broadcast network

        o       Travel Channel

        o       Global Sportnet

As of October 17, 2005, forty-two of our clients were located in the United Kingdom, six were located in the United States and eight were located in various other countries throughout the world, including Germany, Sweden, the Netherlands and Japan. The Swedish Match Tour is our largest client on an annual basis. Revenue from this client is seasonal in nature and varies from quarter to quarter. Revenue from The Swedish Match Tour accounted for 18% of our total revenue for the six months ended August 31, 2005, approximately 18% of our total revenue for the fiscal year ended February 28, 2005 and approximately 30% of our total revenue for the fiscal year ended February 29, 2004. Our contract with The Swedish Match Tour will expire by its terms on December 31, 2005. The Professional Windsurfers Association World Tour accounted for approximately 10% of our total revenues for the six months ended August 31, 2005. Glasgow City Council accounted for approximately 13%, of our total revenues for the six months ended August 31, 2005 and 0% of our total revenues for the fiscal year ended February 28, 2005. No other single client accounts for more than 10% of our total revenue.

COMPETITION

We are not aware of any other company that offers a complete platform that competes with us across our entire line of products and services. We believe, however, that companies as diverse as major telecommunications carriers, software providers and television networks and media groups are considering entry into this marketplace. The emphasis to date by most such companies has been to provide a part of this solution, and we do have substantial competition in each of the areas covered by our comprehensive system:

        o SOLUTION COMPETITORS. RealNetworks and Microsoft's Windows Media are two major competitors offering core encoding and delivery services, and First Networks also offers competition in this area. In addition, there are a large number of companies that provide digital rights management solutions, such as SyncCast and Sealed Media.

        o SERVICE COMPETITORS. Existing video content delivery providers, such as Vitalstream, The Feed Room, thePlatform, Servecast, Virtue, SportEV and Roo Media are another major source of competition. These companies offer functionality to the end user similar to our encoding services and Mediaserver and Narrowstep Player applications.

        o CHANNEL COMPETITORS. Existing service providers such as Yahoo and AOL have broadband services with large audiences and could use these to distribute competing internet channels, though to date they have done little in the way of utilizing commercials to subsidize their services. Large scale content owners such as Disney and Viacom might also compete with Narrowstep by developing their own rival technologies for internet-based distribution of that content. In addition, smaller channel operators such as the Extreme Group, who operate existing broadcast channels in direct competition with Narrowstep's High.TV channel may also provide competition and reduce viewers and market share.

        o CONTENT DELIVERY NETWORKS. Companies such as Global Crossing and Akamai, and smaller organizations such as Vitalstream provide the infrastructure to deliver video over the internet.

Our overall strategy in competing with other solutions and channel providers is to provide the platform to such competitors wherever possible and to have a client rather than a competitor relationship with them. Our goal is to try and build our services around these companies' core technologies, so that they complement, rather than compete. Narrowstep's products are already closely aligned with Microsoft's Media Player and also provide support for RealNetworks products. Our strategy for competing with other service providers is to offer a more comprehensive platform, and to operate on a different business model than many of these competitors by focusing on facilitating the provision of internet-based video content delivery and participating in the revenue generation, rather than commercializing the channels and content ourselves. We also propose to work closely with content delivery networks to integrate our solutions on their platforms, thus turning them into suppliers of infrastructure and bandwidth.

We believe the comprehensive nature of our solution, as well as our business model which enables us to enhance the offerings of our competitors in various spaces helps lessen their impact on our potential market share. However, many of these companies have significantly longer operating histories, significantly greater financial, marketing and other resources, and significantly greater name recognition than Narrowstep. In addition, with reduced costs new entrants unknown to us might enter the market at any stage with a commercial advantage that would undermine our business model. There are relatively few barriers preventing companies from competing with us. We do not own any patented technology that precludes or inhibits others from entering our market. As a result, new entrants pose a threat to our business and we may face further competition in the future from companies who do not currently offer competitive services or products.

INTELLECTUAL PROPERTY RIGHTS

Our success is dependent in part upon our proprietary Vlipsync Encoder, Mediaserver, Channelserver, Adserver, Narrowstep Player and Paygate and our other intellectual property. To date, we have not filed for any patents or registered copyrights relating to any of our intellectual property rights and do not have any current plans to do so. We currently rely on a combination of trade secret, nondisclosure and other contractual agreements, as well as existing copyright and trademark laws to protect our intellectual property. We require all personnel and outside contractors to execute agreements to keep secret and confidential our proprietary technology and we have a policy of not providing third parties with any secret or proprietary information regarding our technology. Since our technology is centrally controlled by ourselves, no third parties have access to the systems or source code. We cannot assure stockholders, however, that these arrangements will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

EMPLOYEES

As of October 17, 2005, Narrowstep had thirty employees and two independent contractors. Nine of the employees were technical development professionals, seven were production services professionals and fourteen were management and administrative personnel performing operations, sales, marketing, finance, accounting and administrative functions. To date, Narrowstep has been successful in recruiting and hiring individuals with the desired skills and experience. Current salaries for employees are significantly below industry norms, however, and most staff are stockholders and/or incentivized through periodic option grants based upon their positions and contributions to the business.

None of Narrowstep's employees are represented by labor unions and Narrowstep has never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES

We currently maintain offices in the United Kingdom and United States. Our headquarters and principal administrative, finance, legal, and marketing operations are located at leased premises in west London. Our lease for this space was renewed in June, 2003 for a three-year period. In addition, we rent office space in New York City, the base of our United States sales team, and in Princeton, New Jersey, for our Chief Financial Officer and Controller. Below is a table indicating our current lease information:

--------------------------------------------------------------------------------------------------------------------
 LEASED PREMISES                  LOCATION                         MONTHLY RENT      RENTAL TERM

                                                                                     3 year lease, expiring
Headquarters                     London            UK                 $3,373         June 30, 2006

Office                           New York, New     USA                $3,800         Twelve-month renewable term,
                                 York                                                expiring September 30, 2006

Office                           Princeton, New    USA                $1,350         Six-month renewable term,
                                 Jersey                                              expiring February 28, 2006
                                                               ---------------------
                                                   Total:             $8,523
                                                               =====================

--------------------------------------------------------------------------------------------------------------------

In the event that we are unable to continue to extend these leases on favorable terms, we do not believe that it will be difficult to find other suitable premises on reasonable terms. Whether we remain at our current locations or re-locate, we believe that the size of our offices should be adequate for at least one year from now.

GOVERNMENT REGULATION

Few existing laws or regulations specifically apply to the internet, other than laws and regulations generally applicable to businesses. Certain U.S. export controls and import controls of other countries may apply to our products. Many laws and regulations, however, are pending and may be adopted in the United States, individual states and local jurisdictions and other countries with respect to the internet. These laws may relate to many areas that impact our business, including content issues (such as obscenity, indecency and defamation), copyright and other intellectual property rights, digital rights management, encryption, caching of content by server products, personal privacy, taxation, e-mail, sweepstakes, promotions, network and information security and the convergence of traditional communication services with internet communications, including the future availability of broadband transmission capability and wireless networks. These types of regulations are likely to differ between countries and other political and geographic divisions. It is likely that other countries and political organizations will impose or favor more and different regulation than that which has been proposed in the United States, thus furthering the complexity of regulation. In addition, state and local governments may impose regulations in addition to, inconsistent with, or stricter than federal regulations. The adoption of such laws or regulations, and uncertainties associated with their validity, interpretation, applicability and enforcement, may affect the available distribution channels for and costs associated with our services, and may affect the growth of the internet. Although Narrowstep is able to control the distribution of content on a territorial basis, such laws or regulations may harm our business. Our services may also become subject to investigation and regulation of foreign data protection and ecommerce authorities, including those in the European Union. Such activities could result in additional costs for us in order to comply with such regulation.

We do not know for certain how existing laws governing issues such as property ownership, copyright and other intellectual property issues, digital rights management, taxation, gambling, security, illegal or obscene content, retransmission of media, and personal privacy and data protection apply to the internet. The vast majority of such laws were adopted before the advent of the internet and related technologies and do not address the unique issues associated with the internet and related technologies. Most of the laws that relate to the internet have not yet been interpreted. In addition to potential legislation from local, state, federal and foreign governments, labor guild agreements and other laws and regulations that impose fees, royalties or unanticipated payments regarding the distribution of media over the internet may directly or indirectly affect our business. While we and our customers may be directly affected by such agreements, we are not a party to such agreements and have little ability to influence the degree such agreements favor or disfavor internet distribution or our business models. Changes to or the interpretation of these laws and the entry into such industry agreements could:

        o       limit the growth of the internet;

        o create uncertainty in the marketplace that could reduce demand for our services;

        o       increase our cost of doing business;

        o expose us to increased litigation risk, substantial defense costs and significant liabilities associated with content available on our websites or distributed or accessed through our services, with our provision of services, and with the features or performance of our websites;

        o lead to increased development costs or otherwise harm our business; or

        o decrease the rate of growth of our user base and limit our ability to effectively communicate with and market to our user base.

The U.S. Digital Millennium Copyright Act (DMCA) includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, we and third party channel owners may be required to pay licensing fees for digital sound recordings we deliver in original and archived programming and through retransmissions of radio broadcasts. The DMCA does not specify the rate and terms of the licenses, which are determined by arbitration proceedings, known as CARP proceedings, supervised by the U.S. Copyright Office. Past CARP proceedings have resulted in proposed rates for statutory webcasting that were significantly in excess of rates requested by webcasters. CARP proceedings relating to music subscription and non-subscription services offering music programming that qualify for various licenses under U.S. copyright law are pending. We cannot predict the outcome of these CARP proceedings and may elect instead to directly license music content for our subscription and/or non-subscription services, either alone or in concert with other affected companies. Such licenses may only apply to music performed in the United States, and the availability of corresponding licenses for international performances is unclear. Therefore, our ability to find rights holders and negotiate appropriate licenses is uncertain. We and third party channel owners may be affected by these rates, which may negatively impact our revenues. Depending on the rates and terms adopted for the statutory licenses, our business could be harmed both by increasing our own cost of doing business, as well as by increasing the cost of doing business for third party channel owners. We anticipate future CARPs relating to music subscription delivery services, which may also adversely affect the online distribution of music.

The Child Online Protection Act and the Child Online Privacy Protection Act impose civil and criminal penalties on persons distributing material harmful to minors (e.g., obscene material) over the internet to persons under the age of 17, or collecting personal information from children under the age of 13. We do not knowingly distribute harmful materials to minors or collect personal information from children under the age of 13. The manner in which these Acts may be interpreted and enforced cannot be fully determined, and future legislation similar to these Acts could subject us to potential liability if we were deemed to be non-compliant with such rules and regulations, which in turn could harm our business.

There are a large number of legislative proposals before the United States Congress and various state legislatures regarding intellectual property, digital rights management, copy protection requirements, privacy, email marketing and security issues related to our business. It is not possible to predict whether or when such legislation may be adopted, and certain proposals, if adopted, could materially and adversely affect our business.

LEGAL PROCEEDINGS

On or about November 25, 2004, a lawsuit was filed against our subsidiary Narrowstep Ltd. in Northampton County Court by Mobestar Ltd seeking damages in the amount of $50,935. Paul Robinson, our former Sales Director and a former member of the Narrowstep board of directors until his resignation on March 10, 2005, is a founder, 10% shareholder and member of the board of directors of Mobestar. The complaint in this action asserted that Narrowstep Ltd. had failed to perform certain work for Mobestar for which it had previously been paid. Narrowstep settled this lawsuit by paying Mobestar $50,935.

On March 10, 2005, Narrowstep Ltd. sought collection of a debt of $62,325 from a former customer by serving a Statutory Demand for payment. On March 29, 2005 the former customer responded with a claim for damages arising out of alleged non-performance by Narrowstep Ltd. in the sum of $81,527. Narrowstep views this claim as a device to avoid payment of a debt that is due and completely without merit. The debt of $62,325 and the associated revenue is excluded from the Statement of Operations at August 31, 2005 and no revenue will be recognized until payment is received. Narrowstep does not believe that any provision for the customer's claim should be made. Narrowstep Ltd. is considering the next steps to be taken to recover this debt and the former customer has not initiated any legal proceeding in respect of its claim.

                              SELLING STOCKHOLDERS

From July, 2002, through October 17, 2005, we issued a total of 22,337,796 shares of our common stock to investors and certain directors, officers and employees at prices ranging from $0.20 per share to $1.20 per share, for gross proceeds of $7,834,884 and for certain non-cash consideration. We are now registering in this prospectus certain of these shares and a portion of certain shares issued in May, 2002 to our founders so they can be resold. We will not receive any proceeds from the resale of these shares by the selling stockholders.

The table below sets forth information concerning the resale of these shares, and includes a list of the stockholders whose shares are being registered for resale, the number of shares we believe to be beneficially owned by each of the stockholders as of October 17, 2005, the number of shares being registered and the number of shares they will beneficially own if they sell all of the shares being registered, based upon 32,718,137 shares being outstanding.

------------------------------------------------------------------------------------------------
                               AMOUNT OF                    AMOUNT OF
                                SHARES                     SHARES TO BE     % OF SHARES TO BE
                             BENEFICIALLY                  BENEFICIALLY         BENEFICIALLY
                                OWNED        AMOUNT OF      OWNED AFTER         OWNED AFTER
                                PRIOR         SHARES        SECONDARY            SECONDARY
 NAME OF BENEFICIAL OWNER     TO OFFERING     OFFERED        OFFERING            OFFERING
================================================================================================
Adamao Ltd. (1)                    731,911       109,787          622,124                  1.9%
Cees Ahsmann & Gerry Groen (3)     719,000       709,000           10,000                     *
Danese Alessandro                   16,250        16,250                -                     *
Andria Allan (2)                   149,187       129,187           20,000                     *
Alistair Menzies Anderson           10,000        10,000                -                     *
Manfred J Assenmacher (9)          220,000       200,000           20,000                     *
Daniel Bailey                       33,000        33,000                -                     *
David Bearham                       16,667        16,667                -                     *
James Bedford (4)                   37,743        37,743                -                     *

------------------------------------------------------------------------------------------------
                               AMOUNT OF                    AMOUNT OF
                                SHARES                     SHARES TO BE     % OF SHARES TO BE
                             BENEFICIALLY                  BENEFICIALLY         BENEFICIALLY
                                OWNED        AMOUNT OF      OWNED AFTER         OWNED AFTER
                                PRIOR         SHARES        SECONDARY            SECONDARY
 NAME OF BENEFICIAL OWNER     TO OFFERING     OFFERED        OFFERING            OFFERING
================================================================================================
Harry A Belderbos                  125,000       125,000                -                     *
Berns & Berns (5)                    9,106         9,106                -                     *
Hans Bohm                          110,000       110,000                -                     *
Robert Bijker                       20,000        20,000                -                     *
Nicolas Boillat                     12,500        12,500                -                     *
Silvia Bolillat                      3,500         3,500                -                     *
Pieter Bos                          40,000        40,000                -                     *
Lammert Braaksma(29)               205,000       100,000          105,000                     *
Robert Brand                       175,000       175,000                -                     *
Johannes A Breukhoven              200,000       200,000                -                     *
Dick HC Brouwer                    750,000       750,000                -                     *
William Buckley                     12,500        12,500                -                     *
Pekel HH Burgerhof                 240,000       240,000                -                     *
Kees Callenbach                     25,000        25,000                -                     *
Nicolas Clerc                        7,700         7,700                -                     *
Lewis Currie (6)                     5,676         5,676                -                     *
Chris H De Graaf (7)               105,000        85,000           20,000                     *
Peter Engering                      56,000        56,000                -                     *
Exploitaite Maatschappij
Teralfene BV (10)                  125,000       125,000                -                     *
Richard Feranti                     50,000        50,000                -                     *
Guiltiero Giori                     40,000        40,000                -                     *
James Goodman (11)                   4,727         4,727                -                     *
Michael Gribbin (12)                89,466         9,466           80,000                     *
Thanh Ha Lai                        50,000        50,000                -                     *
Daniel Haggett (13)                 21,966         9,466           12,500                     *
Adri Hendriks                       15,000        15,000                -                     *
Johannes Hendriks                  420,000       420,000                -                     *
Roland Heybroek                     27,500        27,500                -                     *
Jason Jack (14)                  1,699,527       750,000          949,527                  2.8%
Alex Jadavji                        45,000        45,000                -                     *
Murk K Jansen                       24,500        24,500                -                     *
RE Murk Jansen                      10,000        10,000                -                     *
Erik Jennes                         22,222        22,222                -                     *
Eurig Jones (15)                    27,309        25,000            2,309                     *
Iolo Jones (8) (16)              6,005,164       759,375        5,245,789                 15.6%
Erik Kindt                          25,000        25,000                -                     *
Cornelis Klaassen                   22,222        22,222                -                     *
Herman A.M. Knijnenburg             50,000        50,000                -                     *
Nico Koeman                         50,000        50,000                -                     *
Paul Koudijs                       272,667       272,667                -                     *
Trudy Kwik                          15,000        15,000                -                     *
Th. C. Langeveldt                  110,000       110,000                -                     *
Pierre Marx                         25,000        25,000                -                     *
Kees Mittelberg                     37,500        37,500                -                     *
Conrad Nortier (17)                176,734       101,734           75,000                     *
Burhan Osmani                       61,500         9,225           52,275                     *
George Palfi alias Rush &
Co (18)                             50,000        50,000                -                     *

------------------------------------------------------------------------------------------------
                               AMOUNT OF                    AMOUNT OF
                                SHARES                     SHARES TO BE     % OF SHARES TO BE
                             BENEFICIALLY                  BENEFICIALLY         BENEFICIALLY
                                OWNED        AMOUNT OF      OWNED AFTER         OWNED AFTER
                                PRIOR         SHARES        SECONDARY            SECONDARY
 NAME OF BENEFICIAL OWNER     TO OFFERING     OFFERED        OFFERING            OFFERING
================================================================================================
Johan H. Pleines                    15,000        15,000                -                     *
Kurt Portmann                       12,500        12,500                -                     *
Rene Potma                          40,000        40,000                -                     *
Cornelis Punt                      135,000       100,000           35,000                     *
John Ravenhill                      13,700        13,700                -                     *
Andrew Robinson                    300,000        45,000          255,000                     *
Sagio Investments (20)              85,000        85,000                -                     *
Onno S Schaap                        5,000         5,000                -                     *
Ben J Scharloo                     140,000       140,000                -                     *
Gerarld JJ Scheerder               125,000       125,000                -                     *
Annick E. Schreuder                 20,000        20,000                -                     *
Gerhard Schut                       50,000        50,000                -                     *
Pali Sebok                         800,000       700,000          100,000                     *
Dilip Shukla (21)                  340,667        40,667          300,000                     *
Rob Smith (22)                      24,466         9,466           15,000                     *
Societe Privee de Gestion
de Pragrimoyne SA (23)             777,800       777,800                -                     *
Frank Stolze                       295,000       295,000                -                     *
Ramona Stolze                       30,000        30,000                -                     *
Strayer Investment SA (24)       1,763,750     1,763,750                -                     *
Joe Trainor (25)                    94,733         4,733           90,000                     *
JW Van Baak                          7,000         7,000                -                     *
Pieter van Basten                  200,000       200,000                -                     *
Jan Van den Bosch                   75,000        75,000                -                     *
Gerhard H Van der Kroon (30)        55,000        15,000           40,000                     *
CJM Van der Meer                   125,000        18,750          106,250                     *
E.A.M. van der Pool                 10,000        10,000                -                     *
Bernardus van der Valk             212,904       212,904                -                     *
Pieter Van Doorne                   25,000        25,000                -                     *
Ron H. van Eick                     22,000        22,000                -                     *
Gerard van Lennep                   51,541        51,541                -                     *
Richard A van Rijswijk             375,000       375,000                -                     *
Max Van Til  (8) (26)              380,000       210,000          170,000                     *
Marielle Vehmeyer                   21,298        21,298                -                     *
Theodore Ver Hage                  125,000       125,000                -                     *
Anthony SJ Verhaar                  10,000        10,000                -                     *
Rudy HA Verspyck                   667,000       667,000                -                     *
Ivo Vleminckx                      250,000       250,000                -                     *
Paul Thomas Voute                    5,000         5,000                -                     *
Emilio Vulcano                      50,834        50,834                -                     *
Mark Warmington (27)                14,367         1,867           12,500                     *
Robert A. Wassink                  100,000       100,000                -                     *
Clifford Webb (28)               4,500,378       610,854        3,889,524                 11.9%
Hans Wiegel                        250,000       250,000                -                     *
Henny Wiggers                      166,000       166,000                -                     *
Philip Wnuk                         15,000        15,000                -                     *
Beat Zurschmitten                   10,000        10,000                -                     *
---------------------------

* Less than 1% of the outstanding shares.

        (1) These shares may be deemed to be beneficially owned by Peter Lloyd who is the Managing Director and a 55% owner of Adamao Ltd., and is responsible for the selection, acquisition and disposition of securities on behalf of this company, and whose wife, Lizette Giogu, is a 45% owner of Adamao Ltd.
        (2) Ms. Allan is our Director of Public Relations. Includes 20,000 shares deemed to be beneficially owned by Ms. Allan pursuant to options exercisable within 60 days of October 17, 2005.
        (3) Includes 10,000 shares deemed to be beneficially owned by Mr. Ahsmann pursuant to warrants exercisable within 60 days of October 17, 2005.
        (4)     James Bedford was an employee. He left Narrowstep in February
                2004.
        (5) Represents 9,106 shares underlying currently exercisable options beneficially owned by Berns & Berns.
        (6)     Lewis Currie is a former Sales Consultant.
        (7) Includes 25,000 shares held of record by Van't Hoff & Co. BV which may be deemed to be beneficially owned by Chris de Graaf based on his percentage ownership of Van't Hoff & Co.BV and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company. Includes 20,000 shares deemed to be beneficially owned by Mr. De Graaf pursuant to warrants exercisable within 60 days of October 17, 2005.
        (8)     Promoter of Narrowstep.
        (9) Includes 20,000 shares deemed to be beneficially owned by Mr. Assenmacher pursuant to warrants exercisable within 60 days of October 17, 2005.
        (10) These shares may be deemed to be beneficially owned by Wilhelm Priester based on his percentage ownership of Exploitaite Maatschappij Teralfene BV, and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.
        (11)    James Goodman was our former Information Technology Manager.
        (12) Michael Gribbin is our Sales Manager. Includes 80,000 shares deemed to be beneficially owned by Mr. Gribbon pursuant to options exercisable within 60 days of October 17, 2005.
        (13)    Daniel Haggett is an employee. Includes 12,500 shares deemed to be beneficially owned by Mr. Haggett pursuant to options
                exercisable within 60 days of October 17, 2005.
        (14) Includes 949,527 shares deemed to be beneficially owned by Mr. Jack pursuant to options exercisable within 60 days of October 17, 2005. Mr. Jack is our Chief Technology Officer.
        (15) Mr. Jones is the brother of Iolo Jones, our Chief Executive Officer, President and a Director.
        (16) Mr. Jones is our Chief Executive Officer, President and a Director. Includes 942,664 shares deemed to be beneficially owned by Mr. Jones pursuant to options exercisable within 60 days of October 17, 2005.
        (17) Mr. Nortier was an employee. He left Narrowstep in October 2005. Includes 75,000 shares deemed to be beneficially owned by Mr. Nortier pursuant to options exercisable within 60 days of October 17, 2005.
        (18) These shares may be deemed to be beneficially owned by George Palfi based on his percentage ownership of Rush & Co., and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.
        (20) Sagio Investments holds these shares of record on behalf of the beneficial owner Sniper Fund, a Cayman Island investment fund that is managed by Sagio Investments. Mr. Juan Sartori is the investment manager for Sagio Investments and is responsible for the voting, selection, acquisition, and disposition of these securities on behalf of Sniper Fund, and thus may be deemed to be the beneficial owner of such shares.
        (21) Includes 300,000 shares deemed to be beneficially owned by Mr. Shukla pursuant to options exercisable within 60 days of October 17, 2005. Mr. Shukla is the Commercial Director for the Sports Division.

        (22) Rob Smith is an employee. Includes 15,000 shares deemed to be beneficially owned by Mr. Smith pursuant to options exercisable within 60 days of October 17, 2005.
        (23) Societe Privee de Gestion de Pragrimoyne SA (SPGP) holds these shares of record on behalf of the beneficial owner, The Tectonic Fund, a French investment fund that is managed by SPGP. Mr. Guy Philipe Bertin is a Fund Manager for SPGP and is responsible for the voting, selection, acquisition and disposition of these securities on behalf of The Tectonic Fund, and thus may be deemed to be the beneficial owner of such shares.
        (24) These shares may be deemed to be beneficially owned by Lizette Giogu based on her percentage ownership of Strayer Investment SA, and her responsibility for the selection, acquisition and disposition of these securities on behalf of this company. Ms. Giogu is the wife of Peter Lloyd.
        (25) Mr. Trainor is our Channel Sales Director. Includes 90,000 shares deemed to be beneficially owned by Mr. Trainor pursuant to options exercisable within 60 days of October 17, 2005.
        (26) Includes 180,000 shares held of record by CBG Compagne Bancaire Geneve which may be deemed to be beneficially owned by Max Van Til based on his percentage ownership of CBG Compagne Bancaire Geneve and his responsibility for the selection, acquisition and disposition of these securities on behalf of this company.
        (27) Mr. Warmington is one of our cameramen. Includes 12,500 shares deemed to be beneficially owned by Mr. Warmington pursuant to options exercisable within 60 days of October 17, 2005.
        (28)    Mr. Webb is our Chief Operating Officer and a Director. Includes
                500,000 shares deemed to be beneficially owned by Mr. Webb pursuant to options exercisable within 60 days of October 17, 2005.
        (29) Includes 20,000 shares deemed to be beneficially owned by Mr. Braaksma pursuant to warrants exercisable within 60 days of October 17, 2005.
        (30) Includes 10,000 shares deemed to be beneficially owned by Mr. Van der Kroon pursuant to warrants exercisable within 60 days of October 17, 2005.

None of the Selling Stockholders is a broker-dealer or affiliate of a broker-dealer.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table and subsequent discussion sets forth information about our directors and executive officers as of October 17, 2005. All of our executive officers are full-time employees. Peter Lloyd served as our Chief Financial Officer and devoted approximately two to three weeks per month to Narrowstep until December 31, 2004. Effective as of January 1, 2005, Steven Crowther became our Chief Financial Officer and serves in such capacity on a full-time basis. Paul Robinson, who served as our Sales Director, Secretary, Treasurer and a Director until March 10, 2005, devoted approximately 20 hours per week to Narrowstep. Peter Siddall, our Chairman of the Board, devotes approximately two days per month to Narrowstep.

           NAME            AGE   POSITION
           ----            ---   --------

Peter Siddall............  58    Chairman of the Board of Directors
Iolo Jones...............  41    Chief Executive Officer, President and Director
Jason Jack...............  41    Chief Technology Officer
Steven Crowther..........  46    Senior Vice President, Chief Financial Officer,
                                 Secretary, Treasurer and Director

           NAME            AGE   POSITION
           ----            ---   --------

Clifford Webb............  46    Chief Operating Officer and Director
Dennis Edmonds...........  48    Director
Shelly Palmer............  47    Director

PETER SIDDALL has been Chairman of the Board of Directors since June 1, 2002 and is responsible for the operations of our Board of Directors. As Chairman of the Board of Directors, Mr. Siddall is charged with steering the Board in setting policy, and developing our business strategy. He does not devote his full working time to Narrowstep. In addition to his service as our Chairman, he currently consults to venture capital companies on business management and development issues. Although he divides his time between our company and his other ventures, he is available to Narrowstep on an as-needed basis. Prior to his appointment as Chairman of the Board in June, 2002, Mr. Siddall was a consultant. Prior to that time, from 1990 to 1999, Mr. Siddall was a senior executive with the Gillette Company, holding positions including the Managing Director of the Parker Pen Co, and the President of Papermate, responsible for divisions with up to $500 million in revenues. Before joining Gillette he was a General Manager for advertising agency Young & Rubicam in Geneva (1987-90), handling pan-European accounts for DuPont, Hewlett Packard and Caterpillar, and national accounts for Peugeot, Orangina and Suchard. Mr. Siddall is the father-in-law of Iolo Jones, our Chief Executive Officer and a director.

IOLO JONES, Chief Executive Officer, President and a director, joined Narrowstep in May, 2002 and is responsible for our overall day-to-day operations and management, including finance, sales, operations, and marketing. Mr. Jones has a background in digital video technology. After graduating with degrees in Radio, Film & Television and Educational Broadcasting from the University of Kent at Canterbury, he worked in film special effects and from 1986 to 1987, he worked for London Weekend Television (LWT) as a technician. He joined Paragon Communications as an Account Manager between 1988 and 1989 and then worked from 1989 to 1990 at Ogilvy & Mather as a Senior Executive handling Corporate & Financial clients prior to forming his own company, Sutton Jones Multimedia in 1990. In 1997, Sutton Jones Multimedia was sold to Tempus plc (now WPP, one of the world's largest marketing companies). Afterwards, in 1997, Mr. Jones formed Interactive1, a company specializing in internet product development and integration, and established a subsidiary pioneering webcast company, Web Channels. Interactive1 developed intranet and extranet systems for clients including Shell, Nomura, Cisco, PricewaterhouseCoopers, Canon, Channel 4, Prudential and the US Dept of Energy from offices around the world. In January 2002, Mr. Jones resigned as CEO and CTO of Interactive1 to pursue the development of Narrowstep and sold all shares he held in that company. Mr. Jones is the son-in-law of Peter Siddall, Chairman of the Board.

STEVEN CROWTHER, Senior Vice President, Chief Financial Officer and a director, joined Narrowstep on January 1, 2005 and is responsible for its financial management and reporting. Mr. Crowther graduated from Oxford University with a degree in Physics and is a Chartered Accountant. Prior to September 2004, he was employed for 14 years by Tibbett & Britten Group plc, a leading third party logistics provider, in a number of senior roles and served as Senior Vice President and Chief Financial Officer for North America from February 1998 to October 2000, as Senior Vice President of Operational Leadership from November 2000 to December 2004, and as Senior Vice President and Chief Financial Officer for the Americas from January 2004 until September 2004. From September 2004 until joining Narrowstep, Mr. Crowther was an independent financial consultant.

JASON JACK, Chief Technology Officer, joined Narrowstep in May, 2002 and is responsible for our technical operations, including our network, internal IT, and software development and operations. Mr. Jack, who is resident in California, designs and develops the majority of the software for our core products, working with other developers in the United Kingdom. From April, 2001 through May, 2002, Mr. Jack served as Executive Director of Interactive1 North America, where he worked on several projects with clients such as Lawrence

Berkeley National Laboratories, and Cisco. Between December 2000 and April 2001 he was on sabbatical. From 1996 through December, 2000 Mr. Jack served as European IT Manager, CIA Medianetwork, part of Tempus Group plc (now WPP), where he ran several international projects, including; global network security, global intranet, and unified directory services. Prior to 1996, Mr. Jack spent ten years with Strategic Software Ltd., a leader in enterprise-class systems for ship brokers, where he developed the core messaging and database products across three generations of computing architecture. Mr. Jack joined Narrowstep in July, 2002 and became a full-time employee in October, 2002.

CLIFFORD WEBB, Chief Operating Officer and a director, joined Narrowstep in November, 2003 and is responsible for the television production, broadcasting and sports internet output. He was the Managing Director of Sportshow Television Ltd. prior to its acquisition by Narrowstep in November, 2003, and is now in charge of Narrowstep's Sportshow Division and responsible for growing our sales and delivery to sporting bodies, sports clubs and third parties requiring sports content. Mr. Webb is also responsible for the overall management of our main channel, High.TV. He founded Sportshows Television Ltd. in 1994, at which time the company began organizing and promoting international specialist sports events, while also building TV programming. Watersports have always been a main focus of the company, and Sportshows Television Ltd. is known throughout the world for its experience in yachting and windsurfing coverage. Mr. Webb was the main stockholder and Chairman of Sportshows Television Ltd. until its acquisition by Narrowstep.

DENNIS EDMONDS has been a director of Narrowstep since March 1, 2004. Mr. Edmonds originally qualified as a lawyer in South Africa, where he set up the Johannesburg law firm of Edmonds Dykes & Co. and worked as a senior partner from June, 1987 to March, 1990. In April, 1990, he moved to the United Kingdom where he worked at Munro McHarry Inc., a major London law firm, until October, 1991. Mr. Edmonds then worked for the law firm of Alsop Wilkinson from June, 1993 to January, 1996 and thereafter at the law firm of Donne, Mileham & Haddock until September, 2000. During his career as a corporate lawyer Mr. Edmonds has advised a range of banks, venture capitalists, corporations and governments on a spectrum of commercial issues. From September, 2000 until February, 2001, Mr. Edmonds worked as a corporate financier for ICE Securities, Ltd., a venture capital firm based in London. In addition, from February 14, 2001 to March 29, 2004, Mr. Edmonds served as a full time director of IcePartners.net, a private equity investment company, where his role was in negotiating and structuring corporate transactions and running investment companies. Since leaving IcePartners.net, Mr. Edmonds served on the board of directors of Setstone PLC, a mining company formerly registered on AIM, from June, 2004 to September, 2004 and has served as Chief Operating Officer of Dragonfly PLC, an AIM listed investment company since May, 2005. Mr. Edmonds is also the sole director of Fielding Properties Limited, a private property company, and has been a consultant to Thomas Eggar, one of the leading law firms in the South East of England, since December, 2004.

SHELLY PALMER has been a director of Narrowstep since November 24, 2004. For the past five years, Mr. Palmer has been the President and Chief Executive Officer of SLP Productions, Inc., a corporation that specializes in creative services and production. He has also been Managing Partner of Advanced Media Ventures Group LLC, a technology and marketing consulting practice, since July, 2005. Mr. Palmer is also 1st Vice President of the National Academy of Television Arts & Sciences, New York. He is a governor, a trustee and the chair of the Academy's Advanced Media Committee Mr. Palmer has been an inventor and a pioneer in emerging media and technology since the late 70's. He is an award-winning composer, award-winning television producer and seasoned advertising veteran.

BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors is currently fixed at seven members. Narrowstep's amended and restated certificate of incorporation divides the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms. The Board of Directors is composed of (i) three Class I directorships (two of which are currently held by Messrs. Crowther and Palmer and one of which is currently vacant and was previously held by Paul Robinson until his resignation on March 10, 2005), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2005, (ii) two Class II directorships (currently held by Messrs. Siddall and Edmonds), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2006, and (iii) two Class III directorships (currently held by Messrs. Jones and Webb), whose terms expire upon the election and qualification of directors at the annual meeting of stockholders to be held in 2007.

Our executive officers are elected by and serve at the discretion of the Board of Directors. Mr. Iolo Jones, an officer and director, is the son-in-law of Peter Siddall, the Chairman of the Board.

Narrowstep's Board of Directors currently acts as our audit committee and oversees the retention, performance and compensation of our independent auditors, and oversees and establishes procedures concerning systems of internal accounting and control. We intend to establish a separate audit committee in the future and it is anticipated that the members will be Messrs. Crowther, Edmunds, and a yet to be appointed independent director.

We have a standing compensation committee of the Board of Directors. The members of the compensation committee consist of Messrs. Webb, Siddall and Edmonds. The compensation committee's duties are to review and evaluate the salaries and incentive compensation of our management and employees and administer our 2004 Stock Plan.

DIRECTOR COMPENSATION

Directors are eligible to receive options to purchase shares of our common stock. There is no set formula for these grants and they may vary from director to director and from month to month. In addition, until November 30, 2005 our non-employee directors are entitled to receive either cash compensation or option grants in exchange for the amount of time spent serving in their capacity as director each month, including attendance at board meetings, at a rate of $1,000 for two days per month. Beginning December 1, 2005 our non-employee directors will be entitled to monthly compensation equal to a grant of options for 2,000 shares for each month of service, such options to be granted on a semi-annual basis and to have an exercise price equal to the fair market value of the common stock on the date of grant. Each director is also reimbursed for reasonable travel and other out-of-pocket expenses incurred in attending meetings of the Board of Directors.

INDEMNITY AGREEMENTS

Narrowstep has entered into an indemnity agreement with each of its directors and certain of its executive officers containing provisions that may require Narrowstep, among other things, to indemnify to the fullest extent permitted by law its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table shows the aggregate remuneration paid by us for the fiscal year ended February 28, 2005 to our chief executive officer and our four other most highly compensated officers and one officer who would have been one of our most highly compensated officers for the fiscal year ended February 28, 2005 had he been serving as an executive officer as of the last date of such year. We will use the term "named executive officers" to refer to these people later in this prospectus. Salaries for certain named executive officers are paid in pounds. For purposes of this table, all salary amounts paid in pounds have been converted to US dollars based on the average exchange rate for the fiscal year ended February 28, 2005, which was $1.84 = (pound)1.00.

                           SUMMARY COMPENSATION TABLE

------------------------- -------------------------------------- ---------------------------------------------- -------------------
                                   ANNUAL COMPENSATION                   LONG-TERM COMPENSATION AWARDS              ALL OTHER
                                                                                                                   COMPENSATION
                          -------------------------------------- ---------------------------------------------- -------------------
                           SALARY    BONUS       OTHER ANNUAL              AWARDS                 PAYOUTS
                                                 COMPENSATION
                                                                 ----------------------------
                              $         $             $           SECURITIES    RESTRICTED          LTIP                ($)
                                                                    UNDER        SHARES OR       PAYOUTS($)
NAME AND PRINCIPAL                                                 OPTIONS/     RESTRICTED
POSITION                                                             SARS          SHARE
                                                                   GRANTED#      UNITS($)
========================= ========== ========= ================= ============= ============== ================= ===================
Iolo Jones, CEO and          75,600         0                 0             0              0                 0                   0
President

Paul Robinson, Sales
Director, Secretary,
Treasurer*                   77,279         0                 0             0              0                 0                   0

Jason Jack, Chief
Technology Officer          108,000         0                 0             0              0                 0                   0

Peter Lloyd, Chief
Financial Officer**         153,115         0                 0             0              0                 0                   0

Clifford Webb, Chief
Operating Officer           135,000         0            15,926             0              0                 0                   0

Steven Crowther, Chief       22,500         0               667             0              0                 0                   0
Financial Officer***
------------------------- ---------- --------- ----------------- ------------- -------------- ----------------- -------------------
*Paul Robinson served as our Sales Director, Secretary and Treasurer until March 10, 2005.
**Peter Lloyd served as our Chief Financial Officer until December 31, 2004.
***Steven Crowther began serving as our Chief Financial Officer on January 1, 2005.

OPTION GRANTS IN LAST FISCAL YEAR. No options were granted to Narrowstep's named executive officers during the fiscal year ended February 28, 2005.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES TABLE. The following table provides data regarding stock options exercised by the named executive officers during the fiscal year ended February 28, 2005 and the number of shares of Narrowstep common stock covered by both exercisable and non-exercisable stock options held by the named executive officers at February 28, 2005. Also reported are the values for "in-the-money" options, which represent the positive spread between the exercise prices of existing options and $1.20, the fair market value of Narrowstep's common stock on February 28, 2005.

                       AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

----------------------- ---------------- ---------------- ----------------------------------- -----------------------------------
                                                             NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED IN-THE-MONEY
                                                             UNEXERCISED OPTIONS AT YEAR          OPTIONS AT YEAR END ($)
                            SHARES                                    END (#)
                         ACQUIRED ON     VALUE REALIZED   ----------------------------------- -----------------------------------
NAME                     EXERCISE (#)          ($)          EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
----------------------- ---------------- ---------------- ----------------- ----------------- ---------------- ------------------
Iolo Jones                     0                0                0                 0                 0                 0
----------------------- ---------------- ---------------- ----------------- ----------------- ---------------- ------------------
Paul Robinson*                 0                0                0              500,000              0             $500,000
----------------------- ---------------- ---------------- ----------------- ----------------- ---------------- ------------------
Jason Jack                     0                0             388,626           388,626          $388,626          $388,626
----------------------- ---------------- ---------------- ----------------- ----------------- ---------------- ------------------
Peter Lloyd**                  0                0              25,000              0              $25,000              0
----------------------- ---------------- ---------------- ----------------- ----------------- ---------------- ------------------
Clifford Webb                  0                0                0              250,000              0             $225,000
----------------------- ---------------- ---------------- ----------------- ----------------- ---------------- ------------------
Steven Crowther***             0                0                0                 0                 0                 0
----------------------- ---------------- ---------------- ----------------- ----------------- ---------------- ------------------

*Paul Robinson served as our Sales Director, Secretary and Treasurer until March 10, 2005. All of his options lapsed without being exercised.

**Peter Lloyd served as our Chief Financial Officer until December 31, 2004. All of his options lapsed without being exercised.

***Steven Crowther began serving as our Chief Financial Officer on January 1, 2005.


EMPLOYMENT AGREEMENTS

Salaries for certain named executive officers are stated in their respective employment or independent contractor agreements in pounds. For purposes of these summaries, all salary amounts stated in pounds have been converted to US dollars based on the exchange rate as of October 17, 2005 of $1.82 = (pound)1.00.

IOLO JONES. Iolo Jones, our Chief Executive Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated May 10, 2002, as amended. His employment agreement generally continues until terminated by either party upon 12 months' notice, by us upon one months' notice in the event of Mr. Jones disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Jones is entitled to receive a base salary of $145,600 per year. In addition, Mr. Jones is to be paid a bonus equal to 5% of the revenue of any acquired company that is profitable prior to such acquisition, or 1% if such company is not profitable prior to the acquisition, in each case subject to Board approval. Under the terms of his employment agreement, in the event of any dilution to Mr. Jones percentage ownership due to an acquisition or fundraising, at December 31, 2004 Mr. Jones is also entitled to be granted Narrowstep stock options with an exercise price per share equal to the fair market value of the common stock at that time and an expiration date of December 31, 2012, in an amount to make his ownership in Narrowstep equal to 20% of the issued and outstanding shares as of such date less the number of any shares he transfers or sells prior to the date of grant. Thereafter, on a yearly basis until December 31, 2007, in the event of any dilution to Mr. Jones percentage ownership due to an acquisition or fundraising activities the Compensation Committee may, in its discretion, grant additional options to Mr. Jones in order to maintain his percentage ownership, which options would have an exercise price of the fair market value of the common stock at the date of grant and an expiration date of December 31, 2012. Pursuant to the terms of his employment agreement, Mr. Jones was granted options for 942,664 shares in March, 2005 due to dilution occurring on or prior to December 31, 2004.

If Mr. Jones's employment is terminated by us without cause on less than 12 months' notice, Mr. Jones is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jones's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jones's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of six months after he stops working for us. Under his employment agreement, Mr. Jones is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

PAUL ROBINSON. Paul Robinson, our Sales Director until March 10, 2005, was employed pursuant to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated May 10, 2002 as amended. Mr. Robinson resigned on March 10, 2005. Under his employment agreement, Mr. Robinson was entitled to receive a base salary of $76,440 per year, until we achieved a profit, when his salary would have increased to a rate of $136,500. In addition, Mr. Robinson was to be paid a bonus equal to 5% of the gross revenue from sales he generated. Under the terms of his employment agreement, Mr. Robinson was granted Narrowstep stock options for 500,000 shares, all of which options lapsed without being exercised.

Mr. Robinson's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stopped working for us. Under his employment agreement, Mr. Robinson is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

JASON JACK. Jason Jack, our Chief Technology Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated October 1, 2002, as amended. His employment agreement generally continues until terminated by either party upon three months' notice, by us upon one months' notice in the event of Mr. Jack's disability as specified in the agreement, or until he is 60 years old. With Mr. Jack's consent, Narrowstep Inc. has assumed this employment agreement and Jason Jack is currently an employee of Narrowstep Inc. Under the terms of this arrangement, Narrowstep Inc., Narrowstep Ltd. and Mr. Jack have agreed that Mr. Jack will be paid in US dollars and will receive a base salary of $108,000 per year, which is equal to the salary Mr. Jack was entitled to receive under the employment agreement based on the exchange rate as of February 28, 2004. On January 1, 2004, Mr. Jack was granted Narrowstep stock options for 777,252 shares with an exercise price of $0.20 and an expiration date of December 31, 2008, 25% of which options vested immediately, 25% of which vested on July 1, 2004, 40% of which vested on July 1, 2005 and the remaining 10% of which vest on July 1, 2006. In addition, on August 11, 2005, Mr. Jack was granted additional options for an aggregate of 1,000,000 shares with an exercise price of $1.20 per share and an expiration date of August 11, 2015, 250,000 of which vested immediately, 250,000 of which vest on July 1,2006, 250,000 of which vest on July 1, 2007 and 250,000 of which vest on July 1, 2008.

If Mr. Jack's employment is terminated by us without cause on less than three months' notice, Mr. Jack is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Jack's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Jack's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us.

Under his employment agreement, Mr. Jack is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

PETER LLOYD. Peter Lloyd, our Chief Financial Officer until December 31, 2004, performed certain services, including acting as Chief Financial Officer, for us pursuant to the terms of an independent contractor agreement dated September 1, 2004, between Narrowstep Ltd., our wholly-owned subsidiary, and Adamao Ltd., an England and Wales corporation of which Mr. Lloyd is the Managing Director and a 55% owner and Mr. Lloyd's wife is a 45% owner. The agreement with Adamao expired on December 31, 2004. The agreement required that, upon its termination, Mr. Lloyd immediately resign as Chief Financial Officer and a director of Narrowstep and as a director of any of our subsidiaries, as well as from any other roles and responsibilities as an officer of Narrowstep Ltd. or any subsidiaries.

Under the terms of the agreement with Adamao, Adamao received a total fee of $37,029, exclusive of VAT, which was paid monthly in $9,257 installments. In addition, in connection with a prior agreement with Adamao for Mr. Lloyd's services, as amended, Mr. Lloyd was granted options for 265,000 shares of our common stock, all of which lapsed without being exercised. Under that prior agreement, Adamao received an aggregate of 731,911 shares of our common stock and was also granted options for 1,800,000 shares with an exercise price of $0.20 per share and an expiration date of December 31, 2003, which option lapsed without being exercised.

The September 1, 2004 agreement with Adamao prohibits Adamao from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with which it had dealings during the term of the agreement and for a period of 12 months thereafter. That agreement also contains a mutual non disclosure agreement and an assignment to us by Adamao of any intellectual property in the subject matter of the services performed by Adamao.

STEVEN CROWTHER. Steven Crowther, our Senior Vice President and Chief Financial Officer, effective as of January 1, 2005 is a party to an employment agreement with Narrowstep dated January 1, 2005. His employment continues until he is 60 years old or until terminated by us for cause as specified in the agreement or by either party upon three months' notice until June 1, 2005 or after June 1, 2005, by either party upon six months' notice. Subject to approval of Narrowstep's board of directors, the notice period for termination by either party after July 1, 2006 will be increased to 12 months. In addition, Mr. Crowther's employment may be terminated by us the event of his disability by giving the requisite notice for termination by either party or, upon his eligibility to participate in a Narrowstep provided long term disability plan, by us upon one months' notice. Under his employment agreement, Mr. Crowther is entitled to receive a base salary at an annual rate of $135,000 per year from January 1 to June 30, 2005, $150,000 per year from July 1 to December 31, 2005, $175,000 per year from January 1 to June 30, 2006 and $190,000 per year from July 1 to December 31, 2006. Mr. Crowther's salary will be reviewed by our compensation committee on January 1, 2007 and annually thereafter and his ongoing salary will be dependent on our profitability and the efficiency of our financial operations. Mr. Crowther will also be eligible to be paid a bonus equal to 1% of the audited annual net profits for Narrowstep and its subsidiaries, up to a maximum of $1,000,000 per fiscal year.

Pursuant to the agreement, Mr. Crowther was granted fully-vested options for 500,000 shares with an exercise price of $1.20 in March, 2005 and is entitled to be granted additional options for another 100,000 shares commencing on January 1, 2006 and on January 1 of every subsequent year of employment, each with an exercise price equal to the fair market value at the date of grant. 50% of these additional options will vest on grant and 50% will vest two years after grant. In addition, on August 11, 2005, Mr. Crowther was granted additional options for 500,000 shares with an exercise price of $1.20 per share and an expiration date of August 11, 2015, 100,000 of which vested immediately and the remaining 400,000 of which vest on July 1, 2006.

Under the terms of his agreement, Mr. Crowther is also entitled to a minimum contribution of $4,000 towards his selected pension plan for the 2005 calendar year and Narrowstep has agreed to undertake a review of pension provisions for all senior officers, to implement a health insurance plan for senior officers as soon as is practical and in any event no later than October 1, 2005 and to undertake to implement directors and officers liability insurance as of the date of effectiveness of this registration statement.

If Mr. Crowther's employment is terminated by us without cause, Mr. Crowther is entitled to receive his salary for the period of notice and will not be required to work for that period. In the event that he elects to continue medical coverage under COBRA at such time and continues to make payments in the amount of his previous contributions, Narrowstep will also pay the amount of the remaining cost of such coverage during the notice period unless health coverage is available to Mr. Crowther from a subsequent employer. If Mr. Crowther's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Crowther's employment agreement generally prohibits him from soliciting, in a manner that directly or indirectly competes with us, any person or entity who was our employee, independent contractor, customer, client, agent or supplier during the period of 12 months prior to termination of his employment, and from providing any services similar to those which Narrowstep provided during the 12 months prior to termination of his employment for any such customer, client, agent or supplier, all for a period of 18 months after he stops working for us. Under his employment agreement, Mr. Crowther is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

CLIFFORD WEBB. Clifford Webb, our Chief Operating Officer, is a party to an employment agreement with Narrowstep Ltd., our wholly-owned subsidiary, dated November 27, 2003 as amended. His employment agreement is for a period of 12 months and then generally continues thereafter until terminated by either party upon six months' notice, by us upon one months' notice in the event of Mr. Webb's disability as specified in the agreement, or until he is 60 years old. Under his employment agreement, Mr. Webb is entitled to receive a base salary of $131,250 per year. Pursuant to the agreement, Mr. Webb was granted Narrowstep stock options for 250,000 shares, 50,000 of which vest upon Narrowstep achieving quarterly operating profitably, an additional 100,000 of which vest upon Narrowstep achieving audited annual profitability, and the remaining 100,000 of which vest upon Narrowstep achieving subsequent annual profits growth of at least 10%, each with an exercise price of $0.30. In addition, on August 11, 2005, Mr. Webb was granted additional options for 1,000,000 shares, with an exercise price of $1.20 per share and an expiration date of August 11, 2015, 500,000 of which vested immediately and 500,000 of which vest on January 1, 2006.

If Mr. Webb's employment is terminated by us without cause on less than six months' notice, Mr. Webb is entitled to receive his salary for that part of the period of notice which was not given. If Mr. Webb's employment is terminated for cause as specified in the employment agreement, our obligation to pay any further compensation ends. Mr. Webb's employment agreement prohibits him from soliciting, in a manner that directly or indirectly competes with us, our employees, customers, or suppliers with whom he had personal dealings in the normal course of his employment for a period of twelve months after he stops working for us. Under his employment agreement, Mr. Webb is also bound to keep certain information confidential and to assign to us any intellectual property developed by him during the term of his employment.

In addition, the Agreement of Purchase and Sale of Stock dated November 14, 2003 relating to our purchase of certain shares of Sportshows Television Ltd. from Mr. Webb, prohibits Mr. Webb from competing with Narrowstep until November 26, 2005. The purchase and sale agreement also prohibits Mr. Webb from soliciting our employees or customers until the later of November 26, 2005, or 18 months after they cease to be employees or customers, respectively.

Mr. Webb is also a participant in a non-contributory defined contribution pension plan available to certain employees of Sportshows Television Ltd.

2004 STOCK PLAN

The Narrowstep, Inc. 2004 Stock Plan was adopted by vote of our Board of Directors on December 15, 2003 and became effective on January 1, 2004. The plan was amended by vote of the Board of Directors in July, 2004, and the plan, as amended, was approved by stockholders in July, 2004. The plan is designed to attract, retain and reward our employees, directors and consultants by allowing them to participate in Narrowstep's growth through the acquisition of shares of our common stock or other performance awards. Ten million shares are reserved for issuance under the plan. No more than 5,000,000 shares may be the subject of awards to any participant during any calendar year. The term of the plan is 10 years, and options granted under the plan can have a term of no more than 10 years.

Under the plan, participants may be awarded stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock based awards. Options awarded under the plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. The plan is administered by our Board of Directors or by a committee appointed by the Board. The Board (or such committee) has authority to, among other things, determine when awards will be granted, the award recipients, the size and type of each award, vesting and forfeiture terms and all other terms and conditions of awards. The Board may also amend, suspend or terminate the plan at any time, but without stockholder approval, no amendment may increase the number of shares available for issuance under the plan, materially change eligibility terms or extend the term of the plan.

                           RELATED PARTY TRANSACTIONS

In 2002 we acquired Narrowstep Ltd. from Iolo Jones, our Chief Executive Officer. Under the terms of our agreement, Mr. Jones agreed to sell Narrowstep Ltd. to us for $47,000 if we raised at least $250,000 in our private offering of shares in 2002. In connection with the sale of all his shares in Narrowstep Ltd., Mr. Jones assigned to us all of the intellectual property rights he owned associated with the development of Narrowstep Ltd.'s products and services, including trademarks, business support materials, website, and related rights.

In addition to Paul Robinson (an officer and a director until March 10, 2005) and Iolo Jones (an officer and a director), the following individuals are deemed to be promoters of Narrowstep under Securities & Exchange Commission regulations:

                Max Van Till
                Alberto Scorza
                Allard de Stoppelaar
                John Goedegebuure

Except as described herein, none of these promoters has received anything of value from us and we have not received anything of value from our promoters. Each of these persons receives a commission equal to 10% to 15% of the funds raised by them on Narrowstep's behalf. Commissions paid to these promoters through October 17, 2005 are as follows:

        Max Van Till - $6,000 commission in fiscal year ended February 29, 2004 and $16,800 commission in fiscal year ended February 28, 2005.

        Alberto Scorza - no commission paid

        Allard de Stoppelaar - $133,905 commission paid in fiscal year ended February 29, 2004, $185,240 commission paid in fiscal year ended February 28, 2005 and $328,124 commission paid in the period from March 1 to October 17, 2005; options for 1,625,000 were also granted to Mr. de Stoppelaar for the year February 29, 2004 as commission for funds raised. Warrants for 275,000 shares were granted to Mr. de Stoppelaar on August 31,2005 as commission for funds raised.

        John Goedegebuure - $8,695 commission paid in fiscal year ended February 28, 2003; no commission paid in fiscal year ended February 29, 2004.

In November, 2003 we acquired 80% of the stock of Sportshows Television Ltd. from Clifford Webb, now our Chief Operating Officer, in exchange for cash compensation of $76,698 and an aggregate of 3,122,800 shares of our common stock. In connection with that transaction, Mr. Webb executed a general release in favor of Sportshows Television Ltd. and agreed not to compete with us or to solicit our customers or employees for a period of time. In March, 2004, we acquired the remaining 20% of the stock of Sportshows Television Ltd. in exchange for cash compensation of $18,990 and an aggregate of 864,875 shares of our common stock.

During the fiscal year ended February 29, 2004, we sold a Vlipsync Encoder to Strella Ltd., a film production company, for $72,238. Paul Robinson, our Sales Director, Secretary , Treasurer and a director until March 10, 2005 and a Promoter, has served as a member of the board of directors of Strella since May, 2003, and is a 20% owner of this company. Revenues from Strella Ltd. were $72, 328 in the year ended February 29, 2004. In the year ended February 28, 2005, Strella Ltd. was billed $11,728 for services provided. These bills have not been paid and hence, the associated revenue has not been recognized. Revenues from Strella Ltd., net of credit notes issued, were $800 for the six months ended August 31, 2004 and there were no transactions for the six months ending August 31, 2005. The amount receivable from Strella Ltd. was $46,953 at February 28, 2005 and $45,626 as at August 31, 2005. This amount has been provided for in the allowance for doubtful accounts.

Mr. Robinson is also a founder, director and 10% shareholder of The Content Corporation. The Content Corporation produced and broadcasted niche TV channels over the internet using our services. In order to minimize any conflicts of interest that may exist due to Mr. Robinson's relationships with these companies and any other companies for which he may have provided fundraising, on June 28, 2004, the Board of Directors acknowledged Mr. Robinson's relationships with the companies and noted that he should not normally be asked to negotiate with the companies or deal with them in any way as a representative of Narrowstep. In the year ended February 28, 2005, The Content Corporation was billed $110,463 for services provided. These bills have not been paid and hence, the associated revenue has not been recognized. In the six months ended August 31, 2004, the revenues recognized from this transaction were $41,000 and $3,670 in the six months ended August 31, 2005. The amount receivable from The Content Corporation as at February 28, 2005 was $135,972 and was $136,345 as at August 31, 2005. This amount has been provided for in the allowance for doubtful accounts.

Mr. Robinson is also a founder and 10% shareholder of Mobestar Ltd, a cellular phone-based gaming service which purchased software from us during the fiscal year ended February 29, 2004. Mr. Robinson has served as a member of the board of directors of Mobestar since its inception in February, 2004. The revenues recognized from this transaction are $27,025 in the year ended February 29, 2004, $113,384 in the year ended February 28, 2005, $113,384 in the six months ended August 31, 2004 and there were no transactions with Mobestar in the six months ended August 31, 2005. There was no amount receivable at February 28, 2005 or August 31, 2005. The agreement with Mobestar was terminated after a dispute with its Chief Executive Officer. Mobestar filed a lawsuit against Narrowstep Ltd. for the return of $50,935 in payments and interest paid by Mobestar against delivery of the planned product asserting that Narrowstep Ltd. did not perform the requisite work. We settled this lawsuit by paying Mobestar $50,935. Revenues for the year ended February 29, 2004 do not include amounts that were in dispute.

We have also developed a channel for LTR Consultancy. John Goedegebuure, a founder and stockholder of Narrowstep, is the Managing Director and a shareholder of LTR Consultancy. The revenues recognized from this transaction were $42,301 in the year ended February 29, 2004 and $22,700 in the six months ended August 31, 2004. In the year ended February 28, 2005, LTR Consultancy was billed $46,325 for services provided and $23,124 in the six months ended August 31, 2005. These bills have not been paid and hence, the associated revenue has not been recognized. The amount receivable from LTR Consultancy at February 28, 2005 was $55,926 and was $76,853 at August 31, 2005. This amount has been provided for in the allowance for doubtful accounts. LTR Consultancy is a reseller for Narrowstep and any commissions earned by LTR Consultancy in this capacity first will be applied against this amount receivable.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our common stock for (i) each person known by us to own beneficially more than five percent of our outstanding common stock, (ii) each director and named executive officer, and (iii) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named below have sole voting and investment power with respect to the shares of common stock shown as beneficially owned by them. The numbers in the table reflect shares held as of October 17, 2005 and are based upon 32,718,137 shares being outstanding: In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are exercisable as of October 17, 2005, or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.


    NAME AND ADDRESS OF BENEFICIAL
                 OWNER                        SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
----------------------------------------      -------------------------             ----------------
Iolo Jones (1)                                        6,005,164                           17.8%
103 B South Hill Park
London NW3 2SP
United Kingdom

Clifford Webb (2)                                     4,500,378                           13.5%
13 Muirdown Ave.
East Sheen, London SW14 8JX
United Kingdom

Allard de Stoppelaar (3)                              3,275,000                           9.5%
En Belleevue 8
1163 Etoy
Switzerland

Paul Robinson (4)                                     1,773,750                           5.4%
25 Colherne Road
London SW 10 9BS
United Kingdom

AMM Aries (5)
Zwaluflaan 2                                          2,125,000                           6.4%
Den Haag
2566 JR
Holland

Peter Lloyd and Lizette Giogu (6)                     2,495,661                           7.6%

Jason Jack (7)
20822 Farnsworth Lane                                 1,699,527                           5.0%
Huntington Beach, CA  92646

    NAME AND ADDRESS OF BENEFICIAL
                 OWNER                        SHARES BENEFICIALLY OWNED             PERCENT OF CLASS
----------------------------------------      -------------------------             ----------------
Peter Siddall (8)                                       164,234                             *
9, Cavendish House
Southdowns Park, Haywards Heath
West Sussex RH16 4SL
United Kingdom

Steven Crowther (9)
194 Clover Lane                                         600,000                           1.8%
Princeton, NJ  08540

Dennis Edmonds (10)                                     127,957                             *
Pips, Lewes Road
Ashurst Wood
West Sussex RH19 3TB
United Kingdom

Shelly Palmer(11)                                       300,000                             *
330 East 33rd St., 19M
New York, NY  10016

All directors and executive officers,                13,305,069                           36.7%
as a group (7 persons) (12)

---------------------------

* Less than 1% of the outstanding shares.

        (1) Includes 942,664 shares deemed to be beneficially owned by Mr. Jones pursuant to options exercisable within 60 days of October 17, 2005.

        (2) Includes 500,000 shares deemed to be beneficially owned by Mr. Webb pursuant to options exercisable within 60 days of October 17, 2005.

        (3) Includes 1,625,000 shares deemed to be beneficially owned by Mr. de Stoppelaar pursuant to options exercisable within 60 days of October 17, 2005 and 275,000 shares deemed to be beneficially owned by Mr. de Stoppelaar pursuant to warrants exercisable within 60 days of October 17, 2005.

        (4) Mr. Robinson was our Sales Director, Secretary, Treasurer and a director until March 10, 2005.

        (5) Includes 250,000 shares beneficially owned by Robert Bhoendie, 100,000 shares beneficially owned by Eric Scholten, 625,000 shares beneficially owned by Thomas Westermeijer and 875,000 shares beneficially owned by Anthony Aries. Also includes 275,000 shares deemed to be beneficially owned by Mr. Aries pursuant to warrants exercisable within 60 days of October 17, 2005.

        (6) Mr. Lloyd and Ms. Giogu are husband and wife. Includes 1,763,750 shares deemed to be beneficially owned by Ms. Giogu and Mr. Lloyd based on Ms. Giogu's percentage ownership of Strayer Investment SA, and her responsibility for the selection, acquisition and disposition of these securities on behalf of this company, and 731,911 shares owned by Adamao Ltd., all of which may be deemed to be beneficially owned by Mr. Lloyd and Ms. Giogu based on Mr. Lloyd's position as Managing Director and 55% owner of Adamao Ltd., Ms. Giogu's ownership of 45% of Adamao Ltd., and Mr. Lloyd's responsibility for the selection, acquisition and disposition of securities on behalf of Adamao Ltd. The address of record for Ms. Giogu is Strayer Investment SA, CP8 OP Moreni, Jud, Dambovita, Cod 0271, Romania. The address of record for Mr. Lloyd is 22 Harrison Close, Twyford, Berkshire RG10 OLL, United Kingdom. Mr. Lloyd was our Chief Financial Officer until December 31, 2004.

        (7) Includes 949,527 shares deemed to be beneficially owned by Mr. Jack pursuant to options exercisable within sixty days of October 17, 2005.

        (8) Reflects 165,234 shares deemed to be beneficially owned by Mr. Siddall pursuant to options exercisable within 60 days of October 17, 2005.

        (9) Reflects 600,000 shares deemed to be beneficially owned by Mr. Crowther pursuant to options exercisable within 60 days of October 17, 2005.

        (10) Reflects 127,957 shares deemed to be beneficially owned by Mr. Edmonds pursuant to options exercisable within 60 days of October 17, 2005.

        (11) Reflects 300,000 shares deemed to be beneficially owned by Mr. Palmer pursuant to options exercisable within 60 days of October 17, 2005.

        (12) Includes 3,492,191 shares deemed to be beneficially owned by the directors and executive officers pursuant to options exercisable within 60 days of October 17, 2005.

We are not aware of any arrangements which could result in a change in control.


                          DESCRIPTION OF CAPITAL STOCK

Narrowstep's authorized capital stock consists of 450,000,000 shares of common stock, par value $0.000001 per share, and 50,000,000 shares of preferred stock, par value $0.000001 per share. The following summary description of Narrowstep's capital stock is qualified by reference to Narrowstep's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-Laws (the "By-Laws") which are filed as exhibits to the registration statement of which this prospectus is a part. As of October 17, 2005, Narrowstep had 32,718,137 fully paid and non-assessable shares of common stock and no shares of preferred stock issued and outstanding. In addition, Narrowstep had outstanding options and warrants exercisable for 9,027,213 shares of common stock as of October 17, 2005.

COMMON STOCK

Holders of common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a majority of the votes of the shares present in person or by proxy at the meeting. The holders of common stock are entitled to receive ratably such lawful dividends as may be declared by the Board of Directors. However, such dividends are subject to preferences that may be applicable to the holders of any outstanding shares of preferred stock. We have not paid any cash dividends on our common stock and do not expect to do so in the foreseeable future. In the event of a liquidation, dissolution or winding up of the affairs of Narrowstep, whether voluntarily or involuntarily, the holders of common stock will be entitled to receive pro rata all of the remaining assets of Narrowstep available for distribution to its stockholders. Any such pro rata distribution would be subject to the rights of the holders of any outstanding shares of preferred stock. The common stock has no preemptive, redemption, conversion or subscription rights. All of the outstanding shares of our common stock are, and the shares issuable upon exercise of outstanding options and warrants will be, when issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Narrowstep may designate and issue in the future.

PREFERRED STOCK

The Board of Directors is authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock, in one or more series. The Board of Directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of any series, including the dividend rights, dividend rates, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the number of shares constituting any series. The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.

As of October 17, 2005, Narrowstep had no shares of preferred stock outstanding. Narrowstep has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding common stock of Narrowstep.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Charter provides that no director of Narrowstep shall be personally liable to Narrowstep or to its stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

The Charter further provides for the indemnification of Narrowstep's directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate in most situations the potential liability of Narrowstep's directors for monetary damages arising from breaches of their duty of care. These provisions may also shield directors from liability under federal and state securities laws.

Narrowstep has entered into an indemnity agreement with each of its directors and certain of its executive officers containing provisions that may require Narrowstep, among other things, to indemnify to the fullest extent permitted by law its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Officers, directors or other persons controlling Narrowstep may be entitled under these indemnification provisions to indemnification for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Narrowstep pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND NARROWSTEP'S AMENDED AND RESTATED BY-LAWS, AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND DELAWARE LAW

Narrowstep's Charter, Narrowstep's By-Laws and Delaware General Corporation Law contain provisions that could discourage, delay or prevent a change in control of Narrowstep or an acquisition of Narrowstep at a price which many stockholders may find attractive. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of common stock.

CHARTER AND BY-LAWS

The Charter provides for the division of the Board of Directors into three classes as nearly as equal in size as possible with staggered three-year terms. In addition, the Charter provides that directors may be removed without cause by the affirmative vote of the holders of 75% of the shares of capital stock of Narrowstep entitled to vote or with cause by the affirmative vote of the holders of a majority of the shares. The By-Laws provide that, except as otherwise provided by law or the Charter, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board may be filled only by:

        o a majority of the directors then in office, even though less than a quorum may then be in office, or
        o       the sole remaining director.

These provisions prevent a stockholder from enlarging the Board and filling the new directorships with this stockholder's own nominees without Board approval. These provisions of the By-Laws may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Narrowstep, or attempting to change the composition or policies of the Board, even though these attempts might be beneficial to Narrowstep or its stockholders.

The Charter provides that, unless otherwise prescribed by law, only the Chairman of the Board, a majority of the Board of Directors, or the President is able to call a special meeting of stockholders. The Charter and the By-Laws also provide that, unless otherwise prescribed by law, stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration by the stockholders of stockholder proposals over the opposition of the Board, except at an annual meeting.

The By-Laws provide that any action required or permitted to be taken by the stockholders of Narrowstep at an annual meeting or special meeting of stockholders may only be taken if Narrowstep is given proper advance notice of the action (the "Notice Procedure"). The Notice Procedure affords the Board an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The Notice Procedure also provides a more orderly procedure for conducting annual meetings of stockholders. The By-Laws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action. However, the Notice Procedure may prevent a contest for the election of directors or the consideration of stockholder proposals. This could deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal if the proper advance notice procedures are not followed, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Narrowstep and its stockholders.

Narrowstep, without stockholder approval, can issue shares of common stock and preferred stock up to the number of shares authorized for issuance in its Charter. Narrowstep could use these additional shares for a variety of corporate purposes. These purposes include future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Narrowstep's ability to issue these shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of Narrowstep by means of a proxy contest, tender offer, merger or otherwise.

The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares issued and outstanding is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage.

The Charter requires the affirmative vote of the holders of at least 75% of the issued and outstanding shares of our capital stock to amend many Charter provisions, including provisions relating to any reduction in the number of authorized shares of our capital stock, our staggered board, and director and officer indemnification. The Charter and the By-Laws require the affirmative vote of the board or the holders of at least 75% of the issued and outstanding shares of capital stock of Narrowstep entitled to vote to amend or repeal any of the provisions of the By-Laws. The 75% stockholder vote would be in addition to any separate class vote that might be required pursuant to the General Corporation Law of Delaware or the terms of any series of preferred stock that might be outstanding at the time any amendments are submitted to stockholders.

DELAWARE LAW

Narrowstep is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder.

Section 203 does not apply if:

        o prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

        o upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        o at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3%of the outstanding voting stock which is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

Section 203 defines "business combination" to include generally:

        o any merger or consolidation involving the corporation and the interested stockholder;

        o any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

        o subject to limited exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

        o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

        o the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or an affiliate or associate of the corporation which was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years, and any entity or person associated with, affiliated with or controlling or controlled by such entity or person.

TRANSFER AGENT

The Registrar and Transfer Company is the transfer agent for our common stock. The address for The Registrar and Transfer Company is 10 Commerce Drive, Cranford, New Jersey 07016-3752 and its phone number is (908) 497-2300.

                          TRADING MARKET FOR OUR SHARES

Although our common stock became eligible for quotation on the OTC Bulletin Board on August 4, 2005, only sporadic trading in our common stock has been reported on the OTC Bulletin Board as of October 31, 2005. The ticker symbol for our common stock is "NRWS". On October 31, 2005, the last quoted per share bid price of our common stock on the OTC Bulletin Board was $1.10. The following table sets forth, for the periods indicated, the range of high and low bid prices for our common stock as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

        PERIOD                                          HIGH            LOW

        September 13, 2005 (date on which OTC           $1.70          $0.95
        Bulletin Board first began
        publishing quotations for our common
        stock)- October 31, 2005

Currently, we have 32,718,137 shares outstanding. All of our outstanding shares are restricted as to resale and cannot be sold unless a registration statement covering their resales is declared effective by the SEC or they can be sold pursuant to the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended. There can be no assurance that an active trading market for our shares will ever develop in the United States, or elsewhere. In the event that no active trading market for the shares develops, it will be extremely difficult for stockholders to dispose of the shares. In the event an active trading market develops, there can be no assurance that the market will be strong enough to absorb all of the shares which may be offered for sale by the selling stockholders.

If an active market develops for our shares, the trading price of our shares is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales forecasts, or new products and services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in internet markets, changes in the market valuations of other business service providers similar services or products, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of shares and other events or factors, many of which are beyond our control. Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our shares to fluctuate substantially for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our shares. In addition, if a trading market develops on the OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of many companies. These broad market factors may materially adversely affect the market price of the shares, regardless of our operating performance. The sale of the 14,171,884 shares being offered by the selling stockholders could also have a material adverse impact on the market price of our shares if a trading market for our common stock should ever develop.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR SHARES. The SEC has adopted penny stock regulations which apply to securities traded over-the-counter. Our shares will be subject to these regulations. These regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the broker-dealer that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, our common stock will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

          OUTSTANDING SHARES AND SHARES THAT MAY BE SOLD IN THE FUTURE

At October 17, 2005, we had 161 stockholders of record and 32,718,137 shares of common stock outstanding. In addition, at October 17, 2005 we had outstanding options to purchase (i) 1,726,358 shares of our common stock, at an exercise price of $0.20 per share, (ii) 250,000 shares of our common stock at an exercise price of $0.30 per share (iii) 1,020,000 shares of our common stock at an exercise price of $0.40 per share, (iv) 415,000 shares of our common stock at an exercise price of $0.50 per share, (v) 500,000 shares of our common stock at an exercise price of $1.00, (vi) 4,242,664 shares of our common stock at an exercise price of $1.20 per share and (vii) 143,191 shares of our common stock with an exercise price of $1.50 per share. Also, at October 17, 2005 we had outstanding warrants to purchase 630,000 shares of out common stock at an exercise price of $1.20 per share and 100,000 shares at an exercise price of $0.0001 per share. Upon the effectiveness of this registration statement, 14,171,884 shares of our common stock will be registered under the Securities Act. The sale of all outstanding shares of our common stock that are not registered under this registration statement is restricted by the Securities Act. Restricted securities generally may not be sold unless they are registered under the Securities Act or are sold pursuant to an exemption from registration, such as the exemption provided by Rules 144 or 701 under the Securities Act.

Generally, Rule 144 provides that directors, executive officers, and persons or entities that they control or who control them may sell shares of our common stock in any three-month period in a limited amount. Under Rule 144, a person who holds restricted securities, such as the shares owned by our founders, directors, officers, and persons who purchased shares in our private placements last year and this year, and has owned such shares for one year, may sell in a regular stock brokerage transaction in a 90-day period, an amount of shares equal to the greater of (i) one (1%) of our outstanding shares, or (ii) the average weekly trading volume of our shares for the preceding four weeks on a recognized stock exchange, such as the New York Stock Exchange, American Stock Exchange, or on NASDAQ. Because our shares will not trade on a stock exchange or NASDAQ, the amount of shares that can be sold by each person under Rule 144, in a 90-day period, is one percent of our outstanding shares, or approximately 327,181 shares (assuming there is a total of 32,718,137 shares outstanding). Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about Narrowstep. The founders of our company originally purchased their shares in May, 2002, so they became eligible to sell their shares under Rule 144 in May 2003, provided the conditions of Rule 144 are satisfied.

In addition, a person (or persons whose shares are aggregated) who has not been an affiliate of Narrowstep at any time during the 90 days immediately preceding a sale, and who has beneficially owned the shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above. Therefore, unless otherwise restricted, Rule 144(k) shares purchased by stockholders more than two years ago may be sold immediately. The foregoing summary of Rule 144 is not intended to be a complete description. Rule 144 will not be available for resale of our shares until 90 days after the registration statement of which this prospectus is a part and declared effective.

Subject to limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from Narrowstep by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Exchange Act. To be eligible for resale under Rule 701, shares must have been issued pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of the offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements. The foregoing summary of Rule 701 is not intended to be a complete description.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in the offering, reference is made to the registration statement, including the exhibits thereto and the financial statements and notes filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the contact or document filed as an exhibit or incorporated by reference, and each such statement is qualified in all respects by reference to such contract or other document.

Copies of the registration statement, the exhibits thereto and any documents incorporated by reference, may be inspected, without charge, at the public reference facility maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information regarding the public reference rooms. Copies of such material may also be obtained from the Public Reference Section of the SEC at the same address at prescribed rates. Such materials can also be inspected on the SEC's website at

HTTP://WWW.SEC.GOV. Our website is http://www.narrowstep.com. Information contained on our website is not a part of this prospectus.

Narrowstep intends to furnish to its stockholders annual reports containing financial statements audited by an independent registered public accounting firm.

                              PLAN OF DISTRIBUTION

SALES BY SELLING STOCKHOLDERS.

Our common stock became eligible for quotation on the OTC Bulletin Board on August 4, 2005. The ticker symbol for our common stock is "NRWS". On October 31, 2005, the last reported per share sale bid of our common stock on the OTC Bulletin Board was $1.10. The selling stockholders may be deemed to be underwriters of the shares which they are offering.

The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        o an exchange distribution in accordance with the rules of the applicable exchange;

        o       privately-negotiated transactions;

        o short sales effected after the date the registration statement to which this prospectus relates is declared effective;

        o broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share;

        o       through the writing of options on the shares; and

        o       a combination of any such methods of sale.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

After the date on which the registration statement to which this prospectus relates is declared effective, the selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders may also sell our shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of our shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We will be paying all fees and expenses incident to the registration of our shares, excluding brokerage commissions or underwriter discounts, estimated to be approximately $1,800,000.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders and any other persons participating in the sale or distribution of shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person.

Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of shares offered by this prospectus.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

The offering will terminate on the earlier of March 31, 2006 or when all of the offered shares are sold.

                                  LEGAL MATTERS

The validity of the shares offered under this prospectus is being passed upon for us by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements at and for the years ended February 28, 2005 and February 29, 2004 as set forth in their report. We have included our financial statements in the prospectus in reliance on Ernst & Young LLP's report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1.2 to the consolidated financial statements), given on their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------- ----
CONSOLIDATED FINANCIAL STATEMENTS OF NARROWSTEP INC.                        PAGE
--------------------------------------------------------------------------- ----
Report of independent registered public accounting firm                     F-2
--------------------------------------------------------------------------- ----
Consolidated balance sheet as of August 31, 2005 (unaudited)
and February 28, 2005                                                       F-3
--------------------------------------------------------------------------- ----
Consolidated statements of operations for the six months ended
August 31, 2005 and 2004 (unaudited) and the years ended
February 28, 2005 and February 29, 2004                                     F-4
--------------------------------------------------------------------------- ----
Consolidated statements of other comprehensive loss for the six months ended August 31, 2005 and 2004 (unaudited) and the years
 ended February 28, 2005 and February 29, 2004                              F-5
--------------------------------------------------------------------------- ----
Consolidated statements of changes in stockholders' equity for the six months ended August  31, 2005 (unaudited) and the years
ended February 28, 2005 and February 29, 2004                               F-6
--------------------------------------------------------------------------- ----
Consolidated statements of cash flows for the six months ended
August 31, 2005 and 2004 (unaudited) and the years ended
February 28, 2005 and February 29, 2004                                     F-9
--------------------------------------------------------------------------- ----
Notes to consolidated financial statements                                  F-10
--------------------------------------------------------------------------- ----

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Narrowstep Inc.


We have audited the accompanying consolidated balance sheet of Narrowstep Inc. as of February 28, 2005 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended February 28, 2005 and February 29, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Narrowstep Inc. as of February 28, 2005 and the consolidated results of its operations and its consolidated cash flows for the years ended February 28, 2005 and February 29, 2004, in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1.2 to the consolidated financial statements, the Company has incurred net losses, had negative cash flows from operations and needs to raise additional capital. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                /s/ Ernst & Young LLP
                                                ERNST & YOUNG LLP

July 12, 2005
London, England

                                            NARROWSTEP INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEET

------------------------------------------------------------------------------------------------------------------------
                                                                                           AUGUST
                                                                                          31, 2005         FEBRUARY 28,
                                                                                         (UNAUDITED)          2005
                                                                                              $                 $
========================================================================================================================
ASSETS
Current assets:
          Cash and cash equivalents                                                               561,837        58,791
          Accounts receivable, net of allowance for doubtful accounts of $25,144                  454,836       378,774
          at August 31, 2005 and $43,305 at February 28, 2005
          Amounts receivable from related parties, net of allowance for doubtful                        -             -
          accounts of $231,707 at August 31, 2005 and $238,851 at February 28,
          2005
          Prepaid expenses and other current assets                                                71,206        87,207
------------------------------------------------------------------------------------------------------------------------
          Total current assets                                                                  1,087,879       524,772
------------------------------------------------------------------------------------------------------------------------
Property and equipment, net of accumulated depreciation                                           350,826       551,499
Software development costs, net of accumulated amortization                                       188,787       187,333
Goodwill                                                                                        1,157,581     1,157,581
Intangible assets, net                                                                            134,331       155,488
------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                                                    2,919,404     2,576,673
========================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
          Accounts payable                                                                        580,599       447,381
          Net obligations under capital leases                                                     78,618       109,569
          Accrued expenses and other liabilities                                                  560,493       845,705
------------------------------------------------------------------------------------------------------------------------
          Total current liabilities                                                             1,219,710     1,402,655
------------------------------------------------------------------------------------------------------------------------

Net obligations under capital leases - greater than 1 year                                          8,059        40,284
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                               1,227,769     1,442,939
------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
          Common stock, $0.000001 par value 450,000,000 shares authorized with                         32            30
          32,462,796 issued at August 31, 2005 and 30,375,740 issued at
          February 28, 2005
          Additional paid-in capital                                                            9,941,256     8,111,046
          Deferred stock compensation                                                           1,937,513     1,212,531
          Accumulated deficit                                                                (10,181,594)   (8,204,282)
          Accumulated other comprehensive (loss)/income                                           (5,572)        14,409
------------------------------------------------------------------------------------------------------------------------
          Total stockholders' equity                                                            1,691,635     1,133,734
------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                      2,919,404     2,576,673
========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements.

                                         NARROWSTEP INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------
                                                       SIX MONTHS      SIX MONTHS
                                                      ENDED AUGUST    ENDED AUGUST   YEAR ENDED     YEAR ENDED
                                                        31, 2005       31, 2004     FEBRUARY 28,   FEBRUARY 29,
                                                       (UNAUDITED)    (UNAUDITED)       2005           2004
                                                            $              $              $              $
                                                     ===========================================================
Revenue:
       Production services                                   626,471       396,829        858,552       234,992

       Narrowcasting and other (including related
       party transactions of $0 for the six months
       ended August  31, 2005, $166,355 for the
       six months ended August 31 2004,
       $262,373 in the year ended February 28,
       2005 and $141,654 for the year ended
       February 29, 2004)                                    483,765       391,762        517,061       285,768
----------------------------------------------------------------------------------------------------------------
       Total revenue                                       1,110,236       788,591      1,375,613       520,760
----------------------------------------------------------------------------------------------------------------

Cost of revenue:
       Direct costs                                          463,163       335,643        697,925       275,261
       Software amortization                                  64,730        47,599         96,758        49,340
----------------------------------------------------------------------------------------------------------------
       Total costs of revenue                                527,893       383,242        794,683       324,601
----------------------------------------------------------------------------------------------------------------
Gross profit                                                 582,343       405,349        580,930       196,159
----------------------------------------------------------------------------------------------------------------

Operating expenses:
       Selling, general and administrative
       (including non-cash stock compensation
       expense of $402,852  for the six months
       ended August  31, 2005, $865,598 for the
       six months ended August 31, 2004, $786,616
       for the year ended February 28, 2005 and
       $1,568,989 for the year ended February 29, 2004)    2,537,115     2,364,241      5,177,277     3,413,137
----------------------------------------------------------------------------------------------------------------
       Total operating expenses                            2,537,115     2,364,241      5,177,277     3,413,137
----------------------------------------------------------------------------------------------------------------
Loss from operations                                      (1,954,772)   (1,958,892)    (4,596,347)   (3,216,978)
----------------------------------------------------------------------------------------------------------------

Other income                                                     350           748          1,798         3,446
Exchange losses                                              (22,890)       (1,895)       (10,507)      (18,264)
----------------------------------------------------------------------------------------------------------------
Net loss                                                  (1,977,312)   (1,960,039)    (4,605,056)   (3,231,796)
================================================================================================================

Net loss per share - basic and diluted                        $(0.06)       $(0.07)        $(0.16)       $(0.17)
Weighted-average number of outstanding, basic and
diluted shares                                            30,878,929    27,329,750     28,124,781    19,131,154
----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                               NARROWSTEP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OTHER COMPREHENSIVE LOSS
---------------------------------------------------------------------------------------------
                                     SIX MONTHS     SIX MONTHS
                                    ENDED AUGUST   ENDED AUGUST    YEAR ENDED     YEAR ENDED
                                      31, 2005       31, 2004     FEBRUARY 28,   FEBRUARY 29,
                                    (UNAUDITED)     (UNAUDITED)       2005           2004
                                         $              $              $              $
                                  ===========================================================
Net loss                             (1,977,312)    (1,960,039)    (4,605,056)    (3,231,796)
Foreign currency translation
adjustment                              (19,981)      (126,216)       (14,444)        27,534
Comprehensive loss                   (1,997,293)    (2,086,255)    (4,619,500)    (3,204,262)
---------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                                  NARROWSTEP INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

---------------------------------- ------------ ------- ------------- ----------- ------------ ---------- ------------ ------------
                                                                                     ACCUMU-
                                                                                      LATED       STOCK
                                                 COMMON                 DEFERRED      OTHER       SUBSC-
                                                 STOCK    ADDITIONAL     STOCK       COMPRE-     RIPTION     ACCUMU-
                                     COMMON       PAR      PAID-IN       COMPEN-      HENSIVE     RECEI-      LATED
                                    STOCK NO     VALUE     CAPITAL       SATION       INCOME      VABLE      DEFICIT       TOTAL
                                    OF SHARES     $           $            $            $           $           $            $
================================== ============ ======= ============= =========== ============ ========== ============ ============
BALANCES
MARCH 1, 2003                       15,670,000      16     1,028,265           0        1,319    (75,000)    (367,430)     587,170
================================== ============ ======= ============= =========== ============ ========== ============ ============
Common stock sold in private
  placement, net of expenses         6,716,844       7     1,800,909                                                     1,800,916
Commission paid for private
  placement services (including
  related party  transactions of
  $781,600)                                                 (781,600)                                                     (781,600)
Shares issued in connection with
  acquisition of Sportshows
  Television Ltd.                    3,122,800       3     1,201,599                                                     1,201,602
Proceeds of subscription
  receivable                                                                                      75,000                    75,000
Payment for services in kind           190,611       0       141,052                                                       141,052
Net loss for the year ended
  February 29, 2004                                                                                        (3,231,796)  (3,231,796)
Foreign currency translation
  adjustment                                                                           27,534                               27,534
Fair value of stock options
  issued to third party
  suppliers                                                1,044,208                                                     1,044,208
Stock compensation charge                                              1,034,736                                         1,034,736
---------------------------------- ------------ ------- ------------- ----------- ------------ ---------- ------------ ------------
BALANCES
FEBRUARY 29, 2004                   25,700,255      26     4,434,433   1,034,736       28,853          0   (3,599,226)   1,898,822
================================== ============ ======= ============= =========== ============ ========== ============ ============
Common stock sold in private
  placement, net of expenses         1,938,921       2     2,154,415                                                     2,154,417

---------------------------------- ------------ ------- ------------- ----------- ------------ ---------- ------------ ------------
                                                                                    ACCUMU-
                                                                                     LATED       STOCK
                                                 COMMON                 DEFERRED     OTHER       SUBSC-
                                                 STOCK    ADDITIONAL     STOCK      COMPRE-     RIPTION     ACCUMU-
                                     COMMON       PAR      PAID-IN       COMPEN-     HENSIVE     RECEI-      LATED
                                    STOCK NO     VALUE     CAPITAL       SATION      INCOME      VABLE      DEFICIT       TOTAL
                                    OF SHARES     $           $            $            $           $           $            $
================================== ============ ======= ============= =========== ============ ========== ============ ============
Commission paid for
private placement
services (including
related party
transactions of $217,575)                                   (217,575)                                                     (217,575)
Shares issued in
connection with
acquisition of
Sportshows Television
Ltd (20%)                              864,875       1       864,874                                                       864,875
Payment for services in
kind                                   541,300       1       608,822                                                       608,823
Share options exercised              1,330,389               266,077                                                       266,077

Net loss for the year
ended February 28, 2005                                                                                    (4,605,056)  (4,605,056)
Foreign currency
translation adjustment                                                                (14,444)                             (14,444)

Stock compensation charge                                                177,795                                           177,795
---------------------------------- ------------ ------- ------------- ----------- ------------ ---------- ------------ ------------
BALANCES
FEBRUARY 28, 2005                   30,375,740      30     8,111,046   1,212,531       14,409          -   (8,204,282)   1,133,734
---------------------------------- ------------ ------- ------------- ----------- ------------ ---------- ------------ ------------
Common stock sold in
private placement, net
of expenses (unaudited)              2,087,056       2     2,504,467                                                     2,504,469

Commission paid for
private placement
services (including
related party
transactions of
$328,124) (unaudited)                                       (674,257)                                                     (674,257)
---------------------------------- ------------ ------- ------------- ----------- ------------ ---------- ------------ ------------

---------------------------------- ------------ ------- ------------- ----------- ------------ ---------- ------------ ------------
                                                                                    ACCUMU-
                                                                                     LATED       STOCK
                                                 COMMON                 DEFERRED     OTHER       SUBSC-
                                                 STOCK    ADDITIONAL     STOCK      COMPRE-     RIPTION     ACCUMU-
                                     COMMON       PAR      PAID-IN       COMPEN-     HENSIVE     RECEI-      LATED
                                    STOCK NO     VALUE     CAPITAL       SATION      INCOME      VABLE      DEFICIT       TOTAL
                                    OF SHARES     $           $            $            $           $           $            $
================================== ============ ======= ============= =========== ============ ========== ============ ============
Fair value of Warrants
issued in connection                                                     322,130                                           322,130
with private placement
(unaudited)

Net loss for the six                                                                                       (1,977,312)  (1,977,312)
months ended August 31,
2005 (unaudited)

Foreign
currency translation                                                                  (19,981)                             (19,981)
loss (unaudited)

Stock compensation                                                       402,852                                           402,852
charge (unaudited)
================================== ============ ======= ============= =========== ============ ========== ============ ============
BALANCES                            32,462,796      32     9,941,256   1,937,513       (5,572)         0  (10,181,594)   1,691,635
AUGUST 31, 2005
(UNAUDITED)
================================== ============ ======= ============= =========== ============ ========== ============ ============

The accompanying notes are an integral part of these consolidated financial statements.

                                               NARROWSTEP INC. AND SUBSIDIARIES
                                                   STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------
                                                                SIX MONTHS        SIX MONTHS
                                                               ENDED AUGUST      ENDED AUGUST     YEAR ENDED    YEAR ENDED
                                                                 31, 2005          31, 2004      FEBRUARY 28,  FEBRUARY 29,
                                                               (UNAUDITED)        (UNAUDITED)        2005          2004
                                                                    $                  $               $             $
============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                           (1,977,312)      (1,960,039)   (4,605,056)   (3,231,796)
Adjustments to reconcile net loss to net cash used in
operating activities:

Depreciation and amortization                                          281,963          179,371       410,145       163,708

Loss on disposal of property and equipment                               5,544                -        12,923             -

Stock-based compensation expense                                       402,852          865,598       786,617     1,154,781

Goodwill impairment                                                          -                -       737,335             -

Fair value of options granted to third party suppliers                       -                -             -       414,208

Changes in net cash attributable to changes in
operating assets and liabilities:
Accounts receivable                                                   (76,062)        (137,613)      (66,504)     (159,288)
Prepaid expenses and other current assets                               16,001         (84,813)        78,827     (121,004)
Accounts payable and accrued expenses                                (151,994)          160,796       527,061       476,566
----------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES                              (1,499,008)        (976,700)   (2,118,652)   (1,302,825)
============================================================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                   (33,511)         (69,149)     (255,110)     (180,493)

Deposits and repayments on capital leases                             (63,176)         (37,196)      (77,856)     (111,435)

Capitalized software development costs                                (77,345)         (78,706)     (118,347)     (155,480)

Acquisition of Sportshows Television Ltd. adjusted for                       -         (18,990)      (18,990)     (124,306)
cash acquired
----------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES                                (174,032)        (204,041)     (470,303)     (571,714)
============================================================================================================================
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock                           2,152,342        1,377,384     2,202,917     1,724,315

Borrowings                                                                   -        (116,905)     (116,905)       116,905
Payment to principal shareholder for acquisition of
subsidiary                                                                   -                -             -      (46,842)
----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                            2,152,342        1,260,479     2,086,012     1,794,378
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   479,302           79,738     (502,943)      (80,161)
----------------------------------------------------------------------------------------------------------------------------
Effect of exchange rates on change in cash                              23,744         (93,076)      (30,727)        98,469
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF PERIOD                    58,791          592,471       592,461       574,163
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT THE END OF PERIOD                         561,837          579,133        58,791       592,461
============================================================================================================================

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:
Acquisition of subsidiary for obligation paid in                             -          864,875       864,875     1,201,601
shares to principal shareholder
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                        NARROWSTEP INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.      ORGANIZATION AND BASIS OF PRESENTATION

1.1.    ORGANIZATION

Narrowstep Inc. was incorporated in Delaware on May 9, 2002 and adopted a fiscal year end of February. The accompanying consolidated financial statements include the accounts of Narrowstep Inc., and its subsidiaries Narrowstep Ltd. and Sportshows Television Ltd. ("STV"), (together, the "Company").

On September 18, 2002 Narrowstep Inc. acquired all of the outstanding common stock of Narrowstep Ltd., a company incorporated under the laws of England and Wales. Narrowstep Inc.'s activities prior to the acquisition consisted of raising capital.

Narrowstep Ltd. is in the business of developing, producing, transmitting and managing, via the Internet, television-like channels of streaming video broadcasts which are tailored for, and targeted to, specific audiences. Narrowstep Ltd. also offers a comprehensive range of related services to third parties, which facilitate channel development, including consulting, channel design, maintenance and operation and content production.

On April 22, 2003 Rig.TV, a limited liability partnership, was formed in England and Wales as a joint venture in which Narrowstep Ltd. and a customer, Ocean Resources Ltd., each owned a 50% interest for no investment. Narrowstep Ltd. received the sum of $12,600 from Ocean Resources Ltd. for producing a channel demonstration player. No other transactions have occurred in relation to this entity. The marginal costs relevant to the production of the channel demonstration player were zero and hence the sum received from Ocean Resources was treated as revenue.

On November 26, 2003 Narrowstep Inc. acquired 80% of the equity in STV, a company incorporated in England and Wales. On March 17, 2004, Narrowstep Inc. purchased the outstanding 20% minority interests in STV, making it a wholly owned subsidiary of Narrowstep Inc. STV's main business is the filming and production of sporting events, plus distribution of TV programs internationally. The main areas of specialization are water sports such as yachting and windsurfing, and extreme sports such as mountain biking, skating and snow sports.

1.2.    BASIS OF PRESENTATION

The Company started operations in 2002 and as a start-up company has experienced operating losses in 2003, 2004 and 2005. These losses are expected to continue for additional periods in the future. As at February 28, 2005, the Company's accumulated losses were $8.2 million and at August 31 2005, they had reached $10.2 million (unaudited). There can be no assurance that the Company's operations will become profitable. The Company's cash position as at February 28, 2005 was $0.06 million and at August 31, 2005 it was $0.6 million (unaudited). The Company requires an infusion of funds to continue operations. The Company intends to fund its operational and capital requirements in 2005 and 2006 using cash on hand, cash flow from operations, and equity funding. Between March 1, 2005, and August 31, 2005 the Company issued 2,087,056 shares for consideration of $2,152,340 net of commission.

The accompanying financial statements are prepared on a going concern basis. The validity of this assumption depends on the Company being successful in raising equity funding and generating business. If for any reason, the Company is unable to obtain adequate additional funding and ceases to be a going concern, adjustments may have to be made to reduce the monetary value of assets to the recoverable amounts, provide for further liabilities that might arise and reclassify fixed assets and long term liabilities as current assets and liabilities.

The accompanying consolidated financial statements at August 31, 2005 and for the six months ended August 31, 2005 and 2004 are unaudited but, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended August 31, 2005 are not necessarily indicative of the results that may be expected for the year ending February 28, 2006.

2.      SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies are summarized as follows:

2.1.    CONSOLIDATION

The consolidated financial statements include all the Company's subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.2.    USE OF ESTIMATES

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for certain items, such as allowances for doubtful accounts, access and local connectivity costs, depreciation and amortization, and recoverability of goodwill, pricing of stock-based compensation, valuation of acquired intangible assets in both method and estimated useful lives and in capitalization of software development costs.

2.3.    REVENUE RECOGNITION

The Company's two primary sources of revenue are production services and Internet TV channel building or "narrowcasting".

Internet TV channel building service revenue includes the following: (i) consulting fees charged to assist customers in the design and development of the customer's channel, (ii) consulting fees related to recording and encoding of specific customer content, and (iii) monthly license fees charged for ongoing maintenance, support, upgrades and content hosting activity. The minimum period of license is 12 months unless it is an evaluation license. Revenues for the consulting fees are only recognized once the design and development of the channel is completed and accepted by the customer. Recording and encoding fees are due on delivery of the tapes or on completion of the upload of the encoded material onto the Company's servers. Monthly license fees are recognized month-by-month starting with the month when the channel starts narrowcasting. Any up-front fees are deferred until the revenue is earned by either completion of the consulting activity or month-by-month hosting activity.

Production services revenues include the following: (i) preparation, scripting and filming of a single or multiple series of events, (ii) live editing and encoding of such events, (iii) editing of footage and final production into programs in the Company's editing suites, (iv) copying and delivery of the programs. Revenues are recognized once delivery of a program, in the form of edited tape, takes place. If it is a series then payments are staged and revenues recognized on completion of each discrete program. Any up-front fees are deferred and only recognized once the program, editing or copying is complete. Until the revenues are earned and recognized any cash received up-front is treated as a liability.

The Company's revenue recognition policy complies with the Securities and Exchange Commission Staff Accounting Bulletin No. 104 ("SAB 104"), "Revenue Recognition". Revenue is recognized when all of the following criteria are met:

        o Persuasive evidence of an arrangement exists - A non-cancelable signed agreement between the Company and the customer is considered to be evidence of an arrangement.

        o Delivery has occurred or services have been rendered - Although deposits or prepayments are common with orders, revenues are recognized only on the delivery of content or channel or service. Revenue from resellers is recognized upon sell-through to the end customer.

        o The seller's price to the buyer is fixed or determinable - If the customer decides to cancel then all of the development work, content production, initial license and monthly license fees to-date remain due and non-cancelable. The Company generally considers payments that are due within six months to be fixed or determinable based upon its successful collection history on such arrangements. It also evaluates payment terms between six months and one year on a case-by-case basis as to whether the fee is fixed or determinable.

        o Collectability is reasonably assured - The Company runs normal business credit checks on unknown new customers to minimize the risk of a customer avoiding payment. Collection is deemed probable if the Company expects that the customer will be able to pay amounts under the arrangement as payments become due. If the Company determines that collection is not probable, the revenue is deferred and recognized upon cash collection. The Company also seeks a deposit wherever possible before commencing work on a new contract.

2.4.    CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of funds held on deposit with banking institutions with original maturities of less than ninety days.

2.5.    PLANT AND EQUIPMENT

Plant and equipment are stated at cost net of accumulated depreciation. Costs of additions and substantial improvements to plant and equipment are also capitalized. The Company computes depreciation for all plant and equipment using the straight-line method over the estimated useful lives of assets. The estimated useful lives of assets are as follows:

                --------------------------------- ------------------
                CATEGORY                                YEARS
                ================================= ==================
                Computer and other equipment              3
                --------------------------------- ------------------
                Furniture and fixtures                    4
                --------------------------------- ------------------

Plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the total of the expected future undiscounted cash flows is less than the carrying value of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.

2.6.    SOFTWARE DEVELOPMENT COSTS

The Company accounts for its internal use software under SOP 98-1, "Accounting for the Costs of Computer Software Developed for or Obtained for Internal Use", which requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Capitalized software development costs consist primarily of programmers' compensation and benefits, where applicable. These costs are included within other assets and are amortized over a period not to exceed three years beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

During the years ended February 28, 2005 and February 29, 2004, the Company capitalized $118,347 and $155,480, respectively, and amortized $96,758 and $49,340, respectively. During the six months ended August 31, 2005 (unaudited) and August 31, 2004 (unaudited), the Company capitalized $77,345 and $78,706, respectively, and amortized $64,730 and $47,599, respectively.

2.7.    FOREIGN CURRENCY TRANSLATION

For operations outside the United States that prepare financial statements in currencies other than the U.S. dollar, income statement amounts are translated at an average exchange rate for the year. Assets and liabilities are translated at period -end exchange rates. Translation adjustments are presented as a component of accumulated other comprehensive income within stockholders' equity. Gains and losses from foreign currency transactions are included in the results of operations.

2.8.    ADVERTISING AND PROMOTIONAL COSTS

Advertising and promotional costs are expensed as incurred. Such costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Advertising and promotional costs charged to the income statement were $45,723 and $49,745 for the years ended February 28, 2005 and February 29, 2004, respectively. During the six months ended August 31, 2005 and 2004, advertising costs were $15,000 and $4,000 (unaudited), respectively.

2.9.    GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill is the excess of the purchase price over the fair value of net assets acquired in business combinations accounted for under the purchase method. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets", goodwill and indefinite-lived intangible assets are not amortized, but instead are tested for impairment at least annually. Intangible assets that have finite useful lives are amortized over their useful lives, which range from three to seven years.

2.10.    INCOME TAXES

Narrowstep Inc., the parent company, is a United States corporation and files a corporate income tax return in the United States. Narrowstep Ltd. and STV are companies incorporated in England and Wales and, as such, file their own corporate income tax returns in the United Kingdom. The provision for income taxes is based on reported income before income taxes. Deferred income taxes are provided for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred tax assets and liabilities are measured using currently enacted tax laws and the effects of any changes in income tax laws are included in the provision for income taxes in the period of enactment. Valuation allowances are recognized to reduce deferred tax assets when it is more likely than not that the asset will not be realized. In assessing the likelihood of realization, the Company considers estimates of future taxable income, the character of income needed to realize future benefits and all available evidence.

2.11.   STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation", as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - transition and disclosure", encourages the use of the fair value based method of accounting for stock-based employee compensation. SFAS No. 123 allows entities to continue to apply the intrinsic value method prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and provide pro forma disclosures of net income (loss) and earnings (loss) per share. Under APB 25, compensation cost is measured based on the excess, if any, of the quoted market price or fair value of a company's stock at the grant date (or a later date where the option has variable terms that depend on events after the date of grant) over the amount an employee must pay to acquire the stock. For fixed awards with pro rata vesting, the Company follows the accelerated expense attribution method under FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans". The Company has elected to follow APB 25 and provides the pro forma disclosures required under SFAS 123.

2.12.   PENSION, POST-RETIREMENT AND OTHER EMPLOYEE BENEFIT PLANS

Certain employees of STV are covered by a non-contributory defined contribution pension plan. Pension costs charged to the income statement were $15,926 and $3,215 for the years ended February 28, 2005, and February 29, 2004, respectively. During the six months ended August 31, 2005 and 2004, they were $6,606 and $8,821 (unaudited), respectively.

2.13.   IMPACTS OF RECENT ACCOUNTING PRONOUNCEMENTS

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46 ("FIN 46") "Consolidation of Variable Interest Entities". Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. Certain provisions of FIN 46 were deferred until the period ending after March 15, 2004. The adoption of FIN 46 for provisions effective during 2003 did not have any impact on the Company's financial position, cash flows or results of operations as the Company had no involvement with any Variable Interest Entities.

In April 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"), which amends SFAS 133 for certain decisions made by the FASB Derivatives Implementation Group. In particular, SFAS 149: (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying instrument to conform it to language used in FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", and (4) amends certain other existing pronouncements. This Statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS 149 has no impact on the Company's financial position, cash flows or results of operations as the Company does not have any derivative instruments.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 had no material impact on the Company's financial position, cash flows or results of operations as the Company does not have any complex equity instruments.

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment". SFAS 123(R) amends SFAS No. 123, "Accounting for Stock-Based Compensation", and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS No. 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS No. 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective for the Company as of the fiscal year beginning March 1, 2006. The impact of adoption of

SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income and earnings per share in Note 7.

2.14.   BORROWINGS

At August 31, 2005 and February 28, 2005, the Company had overdraft facilities of $107,000 and $110,000, respectively. An overdraft facility is a line of credit arrangement, negotiated with a bank and usually reviewable on an annual basis, whereby the bank's customer is permitted to take its checking account into a debit balance on a pre-agreed interest basis up to an agreed amount. Amounts utilized under overdraft facilities are payable on demand. At August 31, 2005 and February 28, 2005, the overdraft facilities consisted of $71,000 and $74,000 with Barclays Bank PLC and $36,000 and $36,000 with Natwest Bank PLC. Neither facility was utilized on August 31, 2005. The interest rate on the Barclays facility is 5.25% above Barclays' variable base rate (which base rate was 4.5% annum as of August 31, 2005) The interest rate on the Natwest facility is 4.5% above Natwest's variable base rate (which base rate was 4.5% per annum as of August 31, 2005). The Barclays facility is in the process of being reviewed by the bank and the facility has been reduced to $18,000 as at September 29, 2005. The Natwest facility is reviewable by the bank on May 31, 2006. Based on our business plans and anticipated levels of operations and capital expenditure, we have projected our cash requirements through February 2006, which will be required to fund our growth and working capital needs, to be approximately $2,000,000.

3.      ACQUISITION OF SPORTSHOWS TELEVISION LTD.

On November 26, 2003, the Company acquired 80% of STV, a company incorporated in England and Wales. The acquisition was to obtain premium content for Narrowstep's video streaming broadcasting business. STV is one of the leading producers of sailing and windsurfing programs, which are produced for, among others, the BBC, and are distributed worldwide. These factors contributed to a purchase price in excess of fair market value of STV's net tangible and intangible assets acquired and, as a result, the Company has recorded goodwill in connection with the transaction. The intangible assets included existing contracts and brand name.

The total purchase price of $1,278,300 consisted of $1,201,602 in Narrowstep Inc. common stock, representing approximately 3 million shares and $76,698 in cash consideration. The shares have been valued at fair market value at November 26, 2003. The transaction has been accounted for as a purchase under SFAS No.
141. The results of STV's operations are included in the Company's statement of operations from November 27, 2003.

The allocation of the purchase price to the assets acquired and liabilities assumed based on the fair values was as follows:

        ----------------------------------------------- ------------------------
                                                                    $
        =============================================== ========================
        Accounts receivable and other prepayments                 149,044
        Plant and equipment                                       212,573
        Other intangible assets                                   208,386
        Goodwill                                                1,009,744
        ----------------------------------------------- ------------------------
        TOTAL ASSETS ACQUIRED                                   1,579,747
        ----------------------------------------------- ------------------------
        Accounts payable and other liabilities                   (261,159)
        Bank overdraft                                            (40,288)
        ----------------------------------------------- ------------------------
        NET ASSETS ACQUIRED                                     1,278,300
        =============================================== ========================

The following unaudited pro forma financial information presents combined results of Narrowstep Inc. and STV as if the acquisition had occurred as of March 1, 2003 after including the impact of certain adjustments such as amortization of intangibles, interest expense and income taxes. The pro forma results are not necessarily indicative of either the results that would have occurred had Narrowstep Inc. and STV constituted a single entity during such period or of future results.

----------------------------------------- -------------------------
                                             PRO FORMA COMBINED
                                          -------------------------
                                                 YEAR ENDED
                                             FEBRUARY 29, 2004
                                                     $
                                          -------------------------
Total revenue                                     1,153,366
Net loss                                         (3,246,387)
Loss per share - basic and diluted                   (0.150)
Weighted average number of shares                21,443,391
----------------------------------------- -------------------------

On March 17, 2004, Narrowstep Inc. purchased the outstanding 20% minority interests in STV. The consideration consisted of 864,875 shares of Narrowstep Inc. common stock and $18,990 in cash consideration. The entire amount paid has been treated as goodwill, as no minority interests were recognized.

4.      GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill of $1,157,581 represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, and is not deductible for tax purposes.

The changes in the carrying amount of goodwill arising from the acquisition of STV for the six months ended August 31, 2005 and the year ended February 28, 2005 are as follows:

------------------------------------- -------------------- --------------------
                                        SIX MONTHS ENDED        YEAR ENDED
                                         AUGUST 31, 2005       FEBRUARY 28,
                                           (UNAUDITED)             2005
                                                $                    $
===================================== ==================== ====================
Balance at beginning of period              1,157,581            1,894,916

Impairment loss                                 -                (737,335)

Balance at end of period                    1,157,581            1,157,581
===================================== ==================== ====================

Goodwill was reviewed for impairment for the year ended February 28, 2005. Operating profits and cash flows were lower than expected in the year ended February 28, 2005. Based on this trend, expectations for future growth have been lowered for the next five years. This resulted in the recognition of an impairment loss. The fair value of the reporting unit was estimated using discounted cash flows.

Other intangible assets are carried at cost less accumulated amortization. They are generally amortized on a straight-line basis over the economic lives of the respective assets. Amortizable intangible assets have estimated useful lives as follows:

         ----------------------------------------------------------
                                                             YEARS
         ==========================================================
         Brand names and trademarks                              7
         Customer contracts                                    3.5
         --------------------------------------- ------------------

Acquired other intangible assets subject to amortization were as follows:

--------------------------- --------------------------------------------- ------------------------------------------
                                    AUGUST 31, 2005 (UNAUDITED)                       FEBRUARY 28, 2005
--------------------------- --------------------------------------------- ------------------------------------------
                                              ACCUMULATED                                ACCUMULATED
                                COST         AMORTIZATION        NET         COST       AMORTIZATION        NET
                                  $                $              $           $               $              $
=========================== ============== ================== =========== =========== ================== ===========
Brand names and trademarks        120,554             30,138      90,416     120,554             21,527      99,027
Customer contracts                 87,832             43,917      43,915      87,832             31,370      56,462
--------------------------- -------------- ------------------ ----------- ----------- ------------------ -----------
TOTAL                             208,386             74,055     134,331     208,386             52,897     155,489
=========================== ============== ================== =========== =========== ================== ===========

For the years ended February 28, 2005 and February 29, 2004, amortization expense for other intangible assets was $42,318 and $10,579, respectively. For the six months ended August 31, 2005 (unaudited) and August 31, 2004 (unaudited), amortization expense for other intangible assets was $21,159 and $21,158 respectively. The estimated future annual amortization expense for other intangible assets is $42,317 for each of the fiscal years 2006 and 2007, $23,494 for the fiscal year 2008, $17,222 for the fiscal years 2009 and 2010, and $12,915 for the fiscal year 2011.

5.      PLANT AND EQUIPMENT

Plant and equipment consists of the following:

----------------------------- ------------------------ -------------------------
                                  AUGUST 31, 2005
                                    (UNAUDITED)            FEBRUARY 28, 2005
                                         $                        $
============================= ======================== =========================

Furniture and fixtures                   26,076                   28,012
Computer and other equipment          1,180,077                1,228,979
Motor vehicles                           23,214                   34,529
Less: Accumulated                      (878,541)                (740,021)
depreciation
----------------------------- ------------------------ -------------------------
NET BOOK VALUE                          350,826                  551,499
============================= ======================== =========================

The Company leases certain equipment under various capital lease arrangements. Depreciation for assets recorded under capital lease agreements is disclosed within depreciation in the Statement of Operations. Assets recorded under capital lease agreements included in plant and equipment consisted of equipment with a cost of $355,073 with an associated balance of accumulated depreciation of $151,430 as at February 28, 2005, and a cost of $330,654 with an associated balance of accumulated depreciation of $208,417 as at August 31, 2005 (unaudited).

6.      STOCKHOLDERS' EQUITY

During the six months ended August 31, 2005 (unaudited), the year ended February 28, 2005 and the year ended February 29, 2004, the Company raised a total of $2,504,467, $2,138,958 and $1,592,885 respectively, in a series of private equity placements. The amount raised at each price is given in the table below:

------------------ ----------------------------------- --------------------------------------- -------------------------------
                            SIX MONTHS ENDED
                            AUGUST 31, 2005                         YEAR ENDED                           YEAR ENDED
                              (UNAUDITED)                        FEBRUARY 28, 2005                    FEBRUARY 29, 2004
------------------ ----------------------------------- --------------------------------------- -------------------------------
                                          AMOUNT                                  AMOUNT                            AMOUNT
PRICE                NO OF SHARES            $             NO OF SHARES              $           NO OF SHARES          $
================== ================ ================== ==================== ================== ================ ==============
$0.20                                                                                                1,763,750        352,750
$0.30                                                           50,000              15,000           3,250,450        975,135
$0.40                                                                                                  662,500        265,000
$1.00                                                          250,000             250,000                   -              -
$1.20                  2,087,056         2,504,467           1,561,632           1,873,958                   -              -
------------------ ---------------- ------------------ -------------------- ------------------ ---------------- --------------
TOTAL                  2,087,056         2,504,467           1,861,632           2,138,958           5,676,700      1,592,885
================== ================ ================== ==================== ================== ================ ==============

The proceeds of the offerings have been reduced by placement commissions in the amount of $352,127, $217,575, and $151,600, respectively.

A total of 1,625,000 options, which vested immediately, were granted to a third party on January 1, 2004 as consideration for services relating to the private placement of securities during the year ended February 29, 2004. The options granted to the party were: 125,000 at $0.20; 1,000,000 at $0.40; and 500,000 at
$1.00. These options have been valued under the provisions of SFAS 123 and accounted for as an expense of the private placement. These options were valued at $630,000. The following assumptions were used in the Black Scholes option-pricing model:

        -------------------------------------------------------
           Expected life                         2 years
        -------------------------------------------------------
           Risk free interest rate                1.8%
        -------------------------------------------------------
           Volatility                              75%
        -------------------------------------------------------
           Dividend yield                          Nil
        -------------------------------------------------------

In February 2004, the Company issued 1,040,144 shares to its employees at $0.20 per share. The cost of shares issued at a discount to the employees, determined in accordance with APB 25, was $561,678. This has been recorded as compensation expense for the year ended February 29, 2004.

In March 2004, the Company issued 77,288 shares to its employees at $0.20 per share. The cost of shares issued at a discount to the employees, determined in accordance with APB 25, was $61,830. This has been recorded as compensation expense for the year ended February 28, 2005.

In February 2004, the Company also issued 190,611 shares to one of its directors for services rendered. The cost of the shares, determined in accordance with APB 25, was $141,052. This has been recorded as compensation expense.

Between March and August 2004, the Company issued 541,300 shares to the same director for services rendered. The cost of the shares, determined in accordance with APB 25, was $608,822. This has been recorded as compensation expense.

The Company granted options to purchase 1,339,495 shares to its prior legal counsel for services rendered during the period ended February 28, 2003 and the year ended February 29, 2004. These options were granted between April 2003 and February 2004 with an exercise price of $0.20 per share. These options were valued under the provisions of SFAS No. 123 using the Black Scholes model and accounted for as legal expenses and included in selling, general and administrative expenses in the Statements of Operations for the year ended February 29, 2004. These options were valued at $414,208 and the total fair value of stock options issued to third party suppliers was $1,044,208. The following assumptions were used in the Black Scholes option-pricing model:

        ---------------------------------------------------------
           Expected life                     0.8 - 1.7 years
        ---------------------------------------------------------
           Risk free interest rate              1.0 - 1.8%
        ---------------------------------------------------------
           Volatility                              75%
        ---------------------------------------------------------
           Dividend yield                           0%
        ---------------------------------------------------------

In January 2005, 1,330,389 of these options were exercised and the Company received $266,077. At August 31, 2005 (unaudited) and February 28, 2005, 9,106 of these options remained outstanding.

The Company granted options to purchase 15,000 shares to an independent contractor for services rendered during the period ended August 31, 2005. These options were granted on March 1, 2005 with an exercise price of $0.50 per share. These options were valued under the provisions of SFAS No. 123 using the Black Scholes model and accounted for as consultancy expenses and included in selling, general and administrative expenses in the Statements of Operations for the six months ended August 31, 2005. These options were valued at $12,150. The following assumptions were used in the Black Scholes option-pricing model:

        ---------------------------------------------------------
           Expected life                         2 years
        ---------------------------------------------------------
           Risk free interest rate                3.73%
        ---------------------------------------------------------
           Volatility                              75%
        ---------------------------------------------------------
           Dividend yield                           0%
        ---------------------------------------------------------

During the six months ended August 31, 2005, the Company granted warrants to purchase a total of 550,000 shares to two third parties in consideration for services related to private placement of securities and warrants to purchase a total of 80,000 shares to five third parties in consideration for subscribing to the private placement of securities. These warrants were granted on August 31, 2005 with an exercise price of $1.20 per share. These warrants were valued under the provisions of SFAS No. 123 using the Black Scholes model and accounted for as an expense of the private placement. These warrants were valued as $281,235 and $40,895, respectively. The following assumptions were used in the Black Scholes model:

        ---------------------------------------------------------
           Expected life                         2 years
        ---------------------------------------------------------
           Risk free interest rate            3.65% to 3.77
        ---------------------------------------------------------
           Volatility                              75%
        ---------------------------------------------------------
           Dividend yield                           0%
        ---------------------------------------------------------

7.      EMPLOYEE STOCK COMPENSATION PLANS

In December 2003, the Board of Directors adopted the Narrowstep Inc. 2004 Stock Plan (the "Incentive Plan"). The purpose of the Incentive Plan is to allow the Company to provide a means by which eligible employees and directors may be given an opportunity to benefit from increases in value of its common shares, subsequent to their listing. The Incentive Plan is administered by the Board of Directors. The Board is empowered to determine from time to time which of the persons eligible under the Incentive Plan shall be granted awards; when and how each award shall be granted; what type or combination of types of awards shall be granted; the provisions of each award granted, including the time or times when a person shall be permitted to receive common shares pursuant to an award; and the number of common shares with respect to which an award shall be granted to each person; to construe and interpret the Incentive Plan and awards granted under it, and to establish, amend and revoke rules and regulations for its administration.

The Board of Directors has absolute authority on all determinations, interpretations and constructions of the Incentive Plan which shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Board, at any time, and from time to time, may amend the Incentive Plan.

The Company accounts for this plan under the recognition and measurement principles of APB 25. The following table summarizes activity of the Company's Incentive Plan in the six months ended August 31, 2005 (unaudited) and the years ended February 28, 2005 and February 29, 2004 :

        ---------------------------------------------------------------- -------------- -------------------
                                                                                        WEIGHTED -AVERAGE
                                                                           NUMBER OF      EXERCISE PRICE
                                                                            SHARES              $
        ================================================================ ============== ===================
        Outstanding at March 1, 2003                                                 -                   -
        Granted                                                              2,527,252                0.21
        Exercised                                                                    -                   -
        Forfeited                                                                    -                   -
        ---------------------------------------------------------------- -------------- -------------------
        Outstanding at February 29, 2004                                     2,527,252                0.21
        Granted                                                                      -                   -
        Exercised                                                                    -                   -
        Forfeited                                                            (765,000)                0.21
        ---------------------------------------------------------------- -------------- -------------------
        Outstanding at February 28, 2005                                     1,762,252                0.22
        Granted (unaudited)                                                  4,692,664                1.04
        Exercised (unaudited)                                                        -                   -
        Forfeited (unaudited)                                                        -                   -
        ---------------------------------------------------------------- -------------- -------------------
        Outstanding at August 31, 2005 (unaudited)                           6,454,916                 .88
        ---------------------------------------------------------------- -------------- -------------------
        Shares exercisable at February 28, 2005                                813,626                0.20
        ---------------------------------------------------------------- -------------- -------------------
        Shares exercisable at August 31, 2005 (unaudited)                    4,167,191                 .85
        ---------------------------------------------------------------- -------------- -------------------

Of the options granted, 560,000 incorporate performance criteria as follows:

        o 100,000 vest on achievement of monthly revenue of $91,915 in aggregate for two channels for three consecutive months;

        o 200,000 vest on achievement of monthly revenue of $183,830 in aggregate for two channels for three consecutive months;

        o 10,000 vest on achievement of a quarterly profit of $27,575 in aggregate for two channels;

        o 50,000 vest on achievement of a quarterly profit for the Company;

        o 100,000 vest on achievement of an annual profit as shown in the Company's audited financial statements; and

        o 100,000 vest on the achievement of a 10% growth in annual profit as shown in the Company's audited financial statements.

These options are treated as variable compensatory options under APB 25 and the expense is based on the intrinsic value, re-measured at each balance sheet date and spread over the performance period.

Information related to the stock options outstanding as at February 28, 2005 is as follows:

         --------------- ----------------------------------------------------
                                       FEBRUARY 28, 2005
         --------------- ----------------------------------------------------
                                           WEIGHTED-
                                            AVERAGE        WEIGHTED-AVERAGE
            EXERCISE         STOCK          EXERCISE          REMAINING
             PRICES         OPTIONS          PRICE         CONTRACTUAL LIFE
               $          OUTSTANDING          $               (YEARS)
         --------------- --------------- --------------- --------------------
                   0.20       1,492,252            0.20                  3.8
         --------------- --------------- --------------- --------------------
                   0.30         250,000            0.30                  3.8
         --------------- --------------- --------------- --------------------
                   0.40          20,000            0.40                  3.8
         --------------- --------------- --------------- --------------------
         TOTAL                1,762,252
         =============== =============== =============== ====================

Information related to the stock options outstanding as at August 31, 2005 (unaudited) is as follows:

         --------------- ----------------------------------------------------
                                       AUGUST 31, 2005 (UNAUDITED)
         --------------- ----------------------------------------------------
                                           WEIGHTED-
                                            AVERAGE        WEIGHTED-AVERAGE
            EXERCISE         STOCK          EXERCISE          REMAINING
             PRICES         OPTIONS          PRICE         CONTRACTUAL LIFE
               $          OUTSTANDING          $               (YEARS)
         --------------- --------------- --------------- --------------------
                   0.20       1,592,252            0.20                  3.7
                   0.30         250,000            0.30                  3.3
                   0.40          20,000            0.40                  3.3
                   0.50         350,000            0.50                  9.5
                   1.20       4,242,664            1.20                  9.8
         --------------- --------------- --------------- --------------------
         TOTAL                6,454,916
         =============== =============== =============== ====================

The Company is obliged to provide the expanded disclosures required under SFAS No. 148 for stock-based compensation granted, including, if materially different from reported results, disclosure of pro forma net earnings and earnings per share had compensation expense relating to grants been measured under the fair value recognition provisions of SFAS No. 123.

         ----------------------------------------------------------------------
                                            SIX MONTHS ENDED      YEAR ENDED
                                             AUGUST 31, 2005     FEBRUARY 28,
                                               (UNAUDITED)           2005
                                                    $                  $
         ======================================================================
           Net loss as reported                     (1,977,312)     (4,605,056)
         ----------------------------------------------------------------------
           Add: Stock-based employee                   402,853         177,795
           compensation included in
           reported net income
         ----------------------------------------------------------------------
           Less: Pro forma stock based              (1,813,676)       (215,314)
           compensation expense
         ----------------------------------------------------------------------
           Pro forma net loss                       (3,388,135)     (4,211,947)
         ----------------------------------------------------------------------
           Basic and diluted loss per                   $(0.06)         $(0.16)
           share as reported
         ----------------------------------------------------------------------
           Pro forma basic and diluted                  $(0.11)         $(0.15)
           loss per share
         ----------------------------------------------------------------------
           Weighted-average common                  30,878,925      28,124,781
           shares outstanding
         ----------------------------------------------------------------------

The weighted-average fair values for options granted during the year ended February 28, 2005, where the stock price is greater than the exercise price, was $0.44 per option and the weighted average fair value for options granted where the stock price is equal to the exercise price was $0.01. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

           ----------------------------------------------------
           Expected life in years                       1.5 -5
           ----------------------------------------------------
           Risk-free interest rate                   1.8 - 3.1
           ----------------------------------------------------
           Volatility                                      75%
           ----------------------------------------------------
           Dividend yield                                  Nil
           ----------------------------------------------------

The weighted-average fair values for options granted during the six months ended August 31, 2005, where the stock price is greater than the exercise price, was $0.86 per option and the weighted average fair value for options granted where the stock price is equal to the exercise price was $0.51. The fair value of options at date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

           ----------------------------------------------------
           Expected life in years                            2
           ----------------------------------------------------
           Risk-free interest rate               3.73% - 4.11%
           ----------------------------------------------------
           Volatility                                      75%
           ----------------------------------------------------
           Dividend yield                                  Nil
           ----------------------------------------------------

8.      INCOME TAXES

The components of loss before income taxes for the consolidated group are as follows:

-------------------------------------------------------------------------------------------------------
                                                                               YEAR            YEAR
                                      SIX MONTHS ENDED   SIX MONTHS ENDED     ENDED           ENDED
                                      AUGUST 31, 2005     AUGUST 31, 2004   FEBRUARY 28,   FEBRUARY 29,
                                        (UNAUDITED)         (UNAUDITED)        2005            2004
                                             $                   $               $              $
                                     ------------------------------------------------------------------
United States                                (878,165)         (278,505)     (1,271,613)      (878,692)
Foreign                                    (1,099,147)       (1,681,534)     (3,333,443)    (2,353,104)
-------------------------------------------------------------------------------------------------------
Loss before income taxes                   (1,977,312)       (1,960,039)     (4,605,056)    (3,231,796)
-------------------------------------------------------------------------------------------------------

The Company did not incur taxes because of losses in the years ended February 28, 2005 and February 29, 2004.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows:

-------------------------------------------------------------------------------------------------------
                                                                               YEAR            YEAR
                                      SIX MONTHS ENDED   SIX MONTHS ENDED     ENDED           ENDED
                                      AUGUST 31, 2005     AUGUST 31, 2004   FEBRUARY 28,   FEBRUARY 29,
                                        (UNAUDITED)         (UNAUDITED)        2005            2004
                                             $                   $               $              $
                                     ------------------------------------------------------------------
Income tax at the federal rate of 35%        (692,059)         (686,014)    (1,611,769)     (1,131,129)
Non-deductible costs                          168,444           271,006        555,835         335,420
Change in valuation allowances                616,207           263,683        902,171         625,688
Foreign tax rate differences                   54,957            84,077        166,672         117,232
Other                                        (147,549)           67,248       (12,909)          52,789
=======================================================================================================
Total provision for income taxes                    -                 -              -               -
-------------------------------------------------------------------------------------------------------

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of deferred income tax assets and liabilities are as follows:

        ----------------------------------------------------------------------------------
                                                  AUGUST 31, 2005        FEBRUARY 28,
                                                    (UNAUDITED)              2005
        ---------------------------------------------------------------------------------
                                                         $                    $
        =================================================================================
        DEFERRED TAX ASSETS
        Net operating loss carryforwards             (2,321,262)          (1,742,334)

        ---------------------------------------------------------------------------------

        ---------------------------------------------------------------------------------
        DEFERRED TAX LIABILITIES
        Depreciation and amortization                    54,585               91,865

        ---------------------------------------------------------------------------------

        ---------------------------------------------------------------------------------
        Less: Valuation allowance                     2,266,677            1,650,469
        ---------------------------------------------------------------------------------
          NET DEFERRED TAX ASSETS                             -                    -
        ---------------------------------------------------------------------------------

Management regularly assesses the ability to realize deferred tax assets based upon the weight of available evidence, including such factors as the recent earnings history and expected future taxable income. The methodology used by management to determine the amount of deferred tax assets that are likely to be realized is based upon the Company's recent earnings and estimated future taxable income in applicable tax jurisdictions.

The Company has not generated any taxable income to date, and therefore has not had to pay any income tax since its inception. The Company has provided a full valuation allowance against the deferred tax asset since it is more likely than not that the asset will not be recovered. The Company's net operating loss carryforward, at the expected tax rates for its operations, includes approximately $1,515,000 which will remain in place until utilized and $806,000 which will remain available until utilized or February 2025, whichever is the earlier.

9.      REPORTABLE SEGMENTS

Narrowstep Inc. manages its business as two main segments, Narrowstep Ltd. which consists of a single operating segment - "narrowcasting" i.e. the provision of television channels to niche audiences globally, and STV's business which is the production of specialized sailing and extreme sport activities.

Management relies on an internal management reporting process that provides revenue and segment operating income (loss) for making financial decisions and allocating resources based on these segments. Management believes that segment-operating income (loss) is an appropriate measure of evaluating the operational performance of the Company's segments. However, this measure should be considered in addition to, not as a substitute for, or superior to, income (loss) from operations or other measures of financial performance prepared in accordance with generally accepted accounting principles.

Summarized information by segment for the six months ended August 31, 2005 and the year ended February 28, 2005 is as follows:

------------------------------------------------------------------------------------------------------------
                                                SIX MONTHS ENDED                     YEAR ENDED
                                           AUGUST 31, 2005 (UNAUDITED)           FEBRUARY 28, 2005
                                        --------------------------------------------------------------------
                                           PRODUCTION     NARROWCASTING     PRODUCTION   NARROWCASTING AND
                                            SERVICES        AND OTHER        SERVICES          OTHER
                                                $               $               $                $
============================================================================================================
REVENUES BY SEGMENT:
Revenues from external customers                626,471           483,765         858,552           517,061
Revenues from internal customers                      -                 -               -            13,191
------------------------------------------------------------------------------------------------------------
TOTAL REVENUES                                  626,471           483,765         858,552           630,252
------------------------------------------------------------------------------------------------------------
Depreciation and amortization                  (98,104)         (162,700)        (84,484)         (283,345)
Goodwill impairment                                   -                 -       (737,335)                 -
Interest expense                                (2,464)           (5,705)         (9,253)           (9,494)
Interest revenue                                    344                 6             193             1,606
------------------------------------------------------------------------------------------------------------
OPERATING LOSSES                              (144,434)         (840,555)     (1,210,595)       (1,613,217)
============================================================================================================
PLANT AND EQUIPMENT                              73,979           276,848         181,988           369,511
------------------------------------------------------------------------------------------------------------

      ----------------------------------------------------------------------------------------------------
                                                                 SIX MONTHS ENDED
         RECONCILIATION TO CONSOLIDATED REPORTED REVENUES         AUGUST 31, 2005         YEAR ENDED
                                                                    (UNAUDITED)        FEBRUARY 28, 2005
                                                                         $                    $
      ====================================================================================================
         Total reportable segments                                     1,110,236                1,388,804
         Elimination of inter-segment revenues                                 -                 (13,191)
      ----------------------------------------------------------------------------------------------------
         TOTAL REPORTED CONSOLIDATED REVENUES                          1,110,236                1,375,613
      ====================================================================================================

      ----------------------------------------------------------------------------------------------------
                                                                 SIX MONTHS ENDED
         RECONCILIATION TO CONSOLIDATED REPORTED LOSSES FROM      AUGUST 31, 2005         YEAR ENDED
         OPERATIONS BEFORE INCOME TAX                               (UNAUDITED)        FEBRUARY 28, 2005
                                                                         $                    $
      ====================================================================================================
         Total reportable segments                                      (984,989)              (2,823,812)
         Unallocated corporate expenses (primarily legal and
         audit fees)                                                    (568,312)                (943,601)
         Stock compensation charges                                     (402,852)                (786,617)
         Amortization of intangible assets acquired in
         acquisition of STV                                              (21,159)                 (42,317)
      ----------------------------------------------------------------------------------------------------
         TOTAL REPORTED CONSOLIDATED LOSSES FROM OPERATIONS           (1,977,312)              (4,596,347)
      ====================================================================================================

GEOGRAPHICAL SEGMENTATION OF REVENUES

      ----------------------------------------------------------------------------------------------------
                                                                 SIX MONTHS ENDED
         GEOGRAPHICAL SEGMENTATION OF                             AUGUST 31, 2005         YEAR ENDED
         REVENUES                                                   (UNAUDITED)        FEBRUARY 28, 2005
                                                                         $                    $
      ====================================================================================================
          United States                                                   210,272                  198,672
          EMEA                                                            892,409                1,100,022
          Asia Pacific                                                      2,590                   58,575
          Internet sales                                                    4,965                   18,344
       ----------------------------------------------------------------------------------------------------
          TOTAL                                                         1,110,236                1,375,613
       ====================================================================================================

MAJOR CLIENTS

During the fiscal year ended February 29, 2004, the Company entered into a contract with a commissioning company called Octagon to produce programs for The Swedish Match Tour. The contract accounted for 30% of the Company's revenues for the year ended February 29, 2004.

Towards the end of the fiscal year ended February 29, 2004 this contract was terminated and subsequent to the year end a new contract was entered into with The Swedish Match Tour to produce programs for it directly. This contract accounted for 18% of the Company's revenues for the year ended February 28, 2005 and 18% of the Company's revenues for the six months ended August 31, 2005.

The Company has a contract to cover the Professional Windsurfers Association World Tour, which expires on December 31, 2005. The Professional Windsurfers Association World Tour accounted for approximately 10% of total revenues for the year ended February 28, 2005 and 12% of the Company's revenues for the six months ended August 31, 2005.

12.     RELATED PARTY TRANSACTIONS

ACQUISITION OF 20% MINORITY INTEREST FROM DIRECTOR

On March 17, 2004, Narrowstep Inc. purchased the outstanding 20% minority interests in STV, from Clifford Webb, a director and shareholder of Narrowstep Inc. The consideration consisted of 864,875 shares of Narrowstep Inc. common stock and $18,990 in cash consideration

LOAN TO DIRECTOR

In September 2002, the Company loaned one of its directors $2,580 at a 2% interest rate. This loan was repaid in March 2004.

OPTIONS GRANTED TO DIRECTORS

The Company granted options to purchase 100,000 shares to Peter Siddall, Chairman of the Board of Directors, at an exercise price of $0.20 per share. These options were granted and vested on January 1, 2004 and are exercisable until December 31, 2009.

The Company granted options to purchase 500,000 shares to Paul Robinson at an exercise price of $0.20 per share. Mr. Robinson resigned as Sales Director and a member of the Board of Directors on March 10, 2005. These options were not vested on the date of Mr. Robinson's resignation and lapsed on April 10, 2005 in accordance with the Incentive Plan.

The Company granted options to purchase 265,000 shares to Peter Lloyd at an exercise price of $0.20 per share. Mr. Lloyd resigned as Chief Financial Officer and a member of the Board of Directors on January 1, 2005. In accordance with the Incentive Plan, 25,000 options which were vested at January 1, 2004 lapsed on April 1, 2005 and 240,000 options which were not vested lapsed on February 1, 2005.

The Company has granted options to purchase 250,000 shares to Clifford Webb, Chief Operating Officer and a member of the Board of Directors, at an exercise price of $0.30 per share. Once vested, these options are exercisable until December 31, 2009. These options vest on the attainment of the following performance criteria:

        o       50,000 on achievement of a quarterly profit for the Company;

        o 100,000 on achievement of an annual profit as shown in the Company's audited financial statements; and

        o 100,000 on the achievement of a 10% growth in annual profit as shown in the Company's audited financial statements.

The Company granted additional options to purchase 1,000,000 shares to Mr. Webb on August 11, 2005, at an exercise price of $1.20 per share and with an expiration date of August 11, 2015, 500,000 of which vested immediately, and 500,000 of which vest on January 1, 2006.

The Company has granted options to purchase 942,664 shares to Iolo Jones, President and Chief Executive Officer and a member of the Board of Directors, at an exercise price of $1.20 per share. These options were granted and vested on March 1, 2005 and are exercisable until February 28, 2015.

The Company has granted options to purchase 1,000,000 shares to Steven Crowther, Senior Vice President and Chief Financial Officer and a member of the Board of Directors, at an exercise price of $1.20 per share. Options for 500,000 shares were granted and vested on March 1, 2005 and are exercisable until February 28, 2015. Options for the remaining 500,000 shares were granted on August 11, 2005, 100,000 of which vested immediately and the remaining 400,000 of which vest on July 1, 2006. When vested, these options are exercisable until August 11, 2015.

The Company has granted options to purchase 300,000 shares to Shelly Palmer, a member of the Board of Directors, at an exercise price of $1.20 per share. These options were granted and vested on March 1, 2005 and are exercisable until February 28, 2015.

The Company has granted options to purchase 100,000 shares to Dennis Edmonds, a member of the Board of Directors, at an exercise price of $0.20 per share. These options were granted and vested on March 1, 2005 and are exercisable until February 28, 2015.

The Company has granted options to purchase a total of 1,000,000 shares to Jason Jack, Chief Technical Officer, on August 11, 2005, at an exercise price of $1.20 per share, 250,000 of which vested immediately, 250,000 of which vest on July 1, 2006, 250,000 of which vest on July 1, 2007 and 250,000 of which vest on July 1, 2008. When vested, these options are exercisable until August 11, 2015.

TRANSACTIONS WITH COMPANIES IN WHICH THE EXECUTIVE DIRECTORS / SHAREHOLDERS HOLD AN INTEREST

Narrowstep Ltd. sold a Vlipsync Encoder to Strella Ltd., a film production company, in the year ended February 29, 2004. Paul Robinson, Sales Director until March 10, 2005 and Promoter of Narrowstep Inc., owns 20% of Strella Ltd. and has served on its Board since May 2003. Revenues from Strella Ltd. were $72,328 in the year ended February 29, 2004. In the year ended February 28, 2005, Strella Ltd. was billed $11,728 for services provided. These bills have not been paid and hence, the associated revenue has not been recognized.

Revenues from Strella Ltd., net of credit notes issued, were $800 for the six months ending August 31, 2004 and there were no transactions for the six months ending August 31, 2005. The amount receivable from Strella Ltd. was $46,953 as at February 28, 2005 and $45,626 as at August 31, 2005. This amount has been provided for in the allowance for doubtful accounts.

Paul Robinson is also a founder of Mobestar Ltd., a cellular phone-based gaming service company, holds 10% of the shares and serves on its Board. Narrowstep Ltd. was engaged to develop an online software product for Mobestar Ltd. in the year ended February 29, 2004. The revenues recognized from this transaction are $27,025 in the year ended February 29, 2004, $113,384 in the year ended February 28, 2005, $113,384 in the six months ended August 31, 2004 and there were no transactions with Mobestar in the six months ended August 31, 2005. There was no amount receivable at February 28, 2005 or August 31, 2005. The agreement with Mobestar Ltd. was terminated after a dispute with its Chief Executive Officer. Mobestar Ltd. filed a lawsuit against Narrowstep Ltd. for the return of $50,935 in payments and interest paid by Mobestar Ltd. against delivery of the planned product asserting that Narrowstep Ltd. did not perform the requisite work. Narrowstep settled this lawsuit by paying Mobestar $50,935. Revenues for the year ended February 28, 2005 do not include amounts in dispute.

Mr. Robinson is also a founder, director and 10% shareholder in The Content Corporation. The Content Corporation produced and broadcasted niche TV channels over the internet using Narrowstep's services. In the year ended February 28, 2005, The Content Corporation was billed $110,463 for services provided. These bills have not been paid and hence, the associated revenue has not been recognized. In the six months ended August 31, 2004, the revenues recognized from this transaction were $41,000 and $3,670 in the six months ended August 31, 2005. The amount receivable from The Content Corporation as at February 28, 2005 was $135,972 and $136,345 as at August 31, 2005. This amount has been provided for in the allowance for doubtful accounts.

Narrowstep Ltd. has developed a channel for LTR Consultancy. John Goedegebuure, a founder and shareholder of Narrowstep Inc., is the Managing Director and shareholder of LTR Consultancy. The revenues recognized from this transaction were $42,301 in the year ended February 29, 2004 and $22,700 in the six months ended August 31, 2004. In the year ended February 28, 2005, LTR Consultancy was billed $46,325 for services provided and $23,124 in the six months ended August 31, 2005. These bills have not been paid and hence, the associated revenue has not been recognized. The amount receivable from LTR Consultancy as at February 28, 2005 was $55,926 and $76,853 as at August 31, 2005. This amount has been provided for allowance for in the allowance for doubtful accounts.

COMMISSION PAID TO SHAREHOLDERS

The Company has paid commissions to certain shareholders for raising funds of $151,600 for the year ended February 29, 2004, $217,575 for the year ended February 28, 2005 and $156,273 for the six months ended August 31, 2004 and $328,124 during the six months ending August 31, 2005. There were no outstanding amounts payable as at February 28, 2005 and at August 31, 2005.

14.     LEASES

When a lease is classified as an operating lease, i.e. where the risks and rewards remain with the lessor and the lease expenses are treated as operating expense. When a lease is classified as a capital lease, the present value of the lease expenses is treated as debt, and interest is imputed on this amount and shown in the Statements of Operations.

STV renewed its rental under a license for commercial office space on June 30, 2003 at (pound)24,282 ($40,467) per annum. The agreement covers a 36-month period and is terminable upon three months' notice. The total remaining rental commitment at February 28, 2005 is (pound)32,509 ($62,361) and at August 31, 2005 is (pound)20,235 ($36,150).

Assets held under capital leases, i.e. those where substantially all of the risks and rewards of ownership of the assets have passed to the Company, are capitalized in the balance sheet and are depreciated over their estimated useful lives. The interest element of the rental obligation is charged to the Statements of Operations over the period of the lease and represents a constant proportion of the balance of capital repayment outstanding.

The table below shows the future minimum commitments due as at February 28, 2005 and August 31, 2005.

        -----------------------------------------------------------------------------------
                                                      AUGUST 31,
                                                         2005
                                                     (UNAUDITED)     FEBRUARY 28, 2005
                                                          $                  $
        ===================================================================================
          Amounts payable:
        -----------------------------------------------------------------------------------
          Within one year                                 82,104                 117,283
        -----------------------------------------------------------------------------------
          Between one year and two years                   8,130                  41,392
        -----------------------------------------------------------------------------------

        -----------------------------------------------------------------------------------
          Total future commitment                         90,234                 158,675
        -----------------------------------------------------------------------------------
          Less: finance charges allocated
          to future periods                              (3,557)                 (8,822)
        -----------------------------------------------------------------------------------
          PRESENT VALUE                                   86,677                 149,853
        ===================================================================================

15.     SUBSEQUENT EVENTS (UNAUDITED)

On October 20, 2005, Narrowstep Ltd, a subsidiary of the Company, entered into a License and Services Agreement with ITV plc to power ITV's new trial service, ITV Local, which is to provide local television through broadband. The term of the agreement is from October 17, 2005 until January 16, 2006. In connection with the trial, the contract provides that Narrowstep will receive a total of (pound)150,060 ($266,492 based on the exchange rate as of October 20, 2005).

Until February 16, 2006 (ninety days after the date of this prospectus), all dealers effecting transactions in the registered securities, whether or not participating in the distribution thereof, may be required to deliver a prospectus. This is in addition to the obligation of a dealer to deliver a prospectus when acting as an underwriter with respect to their unsold allotment subscriptions.